SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
Filed by the Registrant [X]
Filed by a Party other than the  Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only
[X] Definitive Proxy Statement      (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Delaware First Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment  of Filing Fee (Check the appropriate box):

[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
                                                                        --------

    (2) Aggregate number of securities to which transaction applies:
                                                                     -----------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                                                     -----------

    (4) Proposed maximum aggregate value of transaction:
                                                                     -----------

    (5) Total fee paid:
                                                                     -----------

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid: ________________________________________________

    (2) Form, schedule or registration statement no.: __________________________

    (3) Filing party: __________________________________________________________

    (4) Date filed: ____________________________________________________________

                      DELAWARE FIRST FINANCIAL CORPORATION
                               400 Delaware Avenue
                           Wilmington, Delaware 19801
                                 (302) 421-9090

                                                                  April 30, 1999


Dear Stockholder:

         You are cordially invited to attend our Special Meeting of Stockholders on Tuesday, June 8, 1999 at 1:30 p.m., Eastern Time, at the Sheraton Suites Wilmington, 422 Delaware Avenue, Wilmington, Delaware (the "Special Meeting").

         At the Special Meeting, stockholders will be asked to adopt the Amended and Restated Merger Agreement dated as of November 18, 1998, as amended on February 17, 1999, and a related Agreement and Plan of Merger and Combination Agreement (collectively, the "Agreement"). Under the Agreement, we will be collapsed into our wholly-owned subsidiary, Delaware First Bank, FSB ("Delaware First"), a federally-chartered stock savings bank and immediately thereafter, Delaware First will be merged (together, the "Merger") into Crown Bank, FSB ("Crown Bank"), a federally-chartered stock savings bank, with Crown Bank as the resulting institution. If the Merger is consummated, each share of our common stock, par value $0.01 per share ("Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with applicable law) shall be converted into and represent the right to receive $15.50 in cash.

         As a result of the Merger, Delaware First Financial Corporation's separate corporate existence shall cease. Approval by our stockholders of the Agreement is a condition to consummation of the Merger. The terms of the proposed Merger are explained in detail in the accompanying Proxy Statement, which we urge you to read carefully.

         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE AGREEMENT, WHICH THE BOARD BELIEVES IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

         Enclosed is a Notice of Special Meeting of Stockholders, the Proxy Statement and a proxy card. Your vote is important, regardless of the number of shares you own. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the Special Meeting, you may vote your shares in person whether or not you have previously submitted a proxy. On behalf of the Board, I thank you for your attention to this important matter.

                                       Very truly yours,



                                       /s/ Ernest J. Peoples
                                       -------------------------------------
                                           Ernest J. Peoples
                                           President and Chief Executive Officer

                      DELAWARE FIRST FINANCIAL CORPORATION
                               400 Delaware Avenue
                           Wilmington, Delaware 19801
                                 (302) 421-9090

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 1999

         NOTICE IS HEREBY GIVEN that our Special Meeting of Stockholders will be held at the Sheraton Suites Wilmington, 422 Delaware Avenue, Wilmington, Delaware, on Tuesday, June 8, 1999 at 1:30 p.m., Eastern Time (the "Special Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1. To consider and vote upon the adoption of the Amended and Restated Merger Agreement dated as of November 18, 1998, as amended on February 17, 1999, by and among The Crown Group, Inc. ("Crown"), Crown Bank, Delaware First Financial Corporation ("DFFN") and Delaware First and a related Agreement and Plan of Merger and Combination Agreement (collectively, the "Agreement"), pursuant to which (i) DFFN will be collapsed into Delaware First and immediately thereafter, Delaware First will be merged into Crown Bank which is the wholly-owned subsidiary of Crown, and (ii) each share of Common Stock outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with applicable law) shall be converted into and represent the right to receive $15.50 in cash.

2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof, including, without limitation, a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies in order to approve the Agreement.

         Only holders of record of the Common Stock at the close of business on April 23, 1999 are entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ Ernest J. Peoples
                                       -----------------------------------------
                                           Ernest J. Peoples
                                           President and Chief Executive Officer

Wilmington, Delaware
April 30, 1999

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU BY EXECUTING A LATER DATED PROXY WHICH IS RECEIVED BY DFFN BEFORE THE PROXY IS EXERCISED OR BY GIVING NOTICE OF REVOCATION TO DFFN IN WRITING OR IN OPEN MEETING AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY.
--------------------------------------------------------------------------------

                      DELAWARE FIRST FINANCIAL CORPORATION
                               400 Delaware Avenue
                           Wilmington, Delaware 19801
                                 (302) 421-9090

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                                     GENERAL

         This Proxy Statement is furnished to holders of our Common Stock in connection with the solicitation of proxies for the Special Meeting to be held at the Sheraton Suites Wilmington, 422 Delaware Avenue, Wilmington, Delaware, on Tuesday, June 8, 1999 at 1:30 p.m., Eastern Time. The solicitation of proxies in the enclosed form is made on behalf of our Board of Directors. This Proxy Statement, the attached Notice of Special Meeting of Stockholders, and the form of proxy and other documents enclosed herewith are first being mailed to stockholders on or about April 30, 1999.

         At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and to approve the Merger. Pursuant to the Agreement, DFFN will be collapsed into Delaware First, and immediately thereafter, Delaware First will be merged with and into Crown Bank. At the effective time of the Merger (the "Effective Time"), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned of record by our stockholders who have properly exercised their rights under the Section 262 of the Delaware General Corporation Law ("DGCL")), will be cancelled and by operation of law will be converted into the right to receive from Crown Bank $15.50 in cash (the "Merger Consideration"). After the Merger, our stockholders will have no further interest in DFFN, except to receive payment for their shares. A copy of the Agreement is attached as Appendix A to this Proxy Statement.

         The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted FOR the Merger and the transaction of such other business as may properly come before the meeting in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with our Secretary written notice thereof (Lori N. Richards, Secretary, Delaware First Financial Corporation, 400 Delaware Avenue, Wilmington, Delaware 19801); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Special Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Special Meeting and any adjournment thereof and will not be used for any other meeting.

                              AVAILABLE INFORMATION

         We are  subject to the  informational  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or from the Web Site maintained by the Commission at "http://www.sec.gov." Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Common Stock is listed on the Nasdaq Stock Market. Copies of such reports, proxy statements and other information may also be inspected at the National Association of Securities Dealers, Inc. (the "NASD"), located at 1735 K Street, N.W., Washington, D.C. 20006. Upon consummation of the Merger, listing of Common Stock on Nasdaq Stock Market will be terminated.

         Statements contained in this Proxy Statement or in any document supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference.

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
GENERAL................................................................   i

TABLE OF CONTENTS...................................................... iii

SUMMARY................................................................  1

THE MERGER.............................................................  5

            General....................................................  5

            Background of and Reasons for the Merger...................  5

            Opinion of Trident Financial Corporation...................  7

            Merger Consideration....................................... 13

            Conditions to the Merger................................... 13

            Procedures for Exchange of Our Stock Certificates ......... 15

            Regulatory Approvals....................................... 16

            Business Pending the Merger................................ 16

            Acquisition Proposals...................................... 17

            Representations and Warranties............................. 18

            Effective Time of Merger; Termination and Amendment........ 18

            Interests of Certain Persons in the Merger................. 19

                  Employee Stock Ownership Plan........................ 19

                  Consulting Services.................................. 20

                  Officers and Employees of DFFN and Delaware First.... 21

                  Employee Benefit Plans............................... 21

                                                                       Page
                                                                       ----
                           Indemnification............................. 22

                           Insurance .................................. 22

                           Retention Bonuses........................... 22

                  Certain Federal Income Tax Consequences.............. 23

                  Accounting Treatment of the Merger................... 24

                  Dissenters' Rights................................... 24

                  Expenses of the Merger............................... 26

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN
     BENEFICIAL OWNERS AND MANAGEMENT.................................. 27

BUSINESS............................................................... 28

REGULATION............................................................. 48

TAXATION............................................................... 52

PROPERTIES............................................................. 54

LEGAL PROCEEDINGS...................................................... 55

MARKET FOR COMMON EQUITY AND RELATED
     STOCKHOLDER MATTERS............................................... 55

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS .................... 56

ADJOURNMENT............................................................ 70

OTHER MATTERS.......................................................... 70

FINANCIAL STATEMENTS...................................................F-1

Appendices
----------
    Appendix A - Amended and Restated Merger Agreement
    Appendix B - Opinion of Trident Financial Corporation
    Appendix C - Delaware General Corporation Law Section 262

                                     SUMMARY

         While the following paragraphs fairly summarize the material terms and conditions of the proposed acquisition of DFFN by Crown Bank, they are only a summary and should be read in conjunction with the full text of this Proxy Statement, the attachments hereto and the documents referred to herein. Each stockholder is urged to read the entire Proxy Statement and attachments with care.

         Special Meeting. This Proxy Statement is being delivered in connection with the Special Meeting of our stockholders to be held at Sheraton Suites Wilmington, 422 Delaware Avenue, Wilmington, Delaware, on Tuesday, June 8, 1999 at 1:30 p.m., Eastern Time. At the Special Meeting, stockholders will be asked to approve and adopt the Agreement and to approve the Merger. Pursuant to the Merger, DFFN will be collapsed into Delaware First, and immediately thereafter, Delaware First will be merged into Crown Bank. When the Merger is consummated, each share of our Common Stock (other than shares owned of record by our stockholders who have properly exercised their rights under the DGCL), will be cancelled and by operation of law will be converted into the right to receive from Crown $15.50 in cash. After the Merger, our stockholders will have no further interest in us, except to receive payment for their shares.

         Stockholders of record as of the close of business on April 23, 1999 will be entitled to notice of, and to vote their shares of Common Stock at the Special Meeting. Stockholders are entitled to one vote for each share of Common Stock held on such date.

         Vote Required. A quorum, consisting of a majority of the issued and outstanding Common Stock, must be present in person or by proxy before any action can be taken at the Special Meeting, except that less than a quorum may adjourn the Special Meeting. The affirmative vote of the holders of more than one half of the outstanding shares of Common Stock is required to approve the Merger and the Agreement.

         Our Board of Directors do not anticipate that any other matter will be brought before the Special Meeting. If, however, any other matter is properly brought before the Special Meeting, or any adjournment thereof, the persons appointed as proxies will have discretion to vote or act thereon in accordance with their best judgment.

         Voting and Revocation of Proxies. A proxy for use at the Special Meeting is enclosed and is solicited by the Board of Directors. If the enclosed proxy is properly executed and returned by a stockholder, it will be voted in accordance with the instructions indicated thereon. If a proxy is signed but not marked, it will be voted FOR approval of the Merger and the Agreement. Any stockholder giving a proxy may revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by our Secretary of either (i) an instrument revoking it or (ii) a duly executed proxy bearing a later date. Any stockholder who is present at the Special Meeting may revoke his proxy and vote in person.

         Recommendation of the Board of Directors. Our Board of Directors has unanimously approved the Agreement and the Merger and unanimously recommends a vote FOR approval of the Agreement and the Merger. The Board has taken such action and made such recommendation, after consideration of alternatives to us and engagement of a financial advisor to solicit offers from potential acquirors, because it believes the Merger to be in the best interests of DFFN and our stockholders. See "THE MERGER - Background of and Reasons for the Merger."

         The Agreement. The Agreement sets forth the terms of the Merger and provides that DFFN will be collapsed into Delaware First and immediately thereafter, Delaware First will be merged into Crown Bank. The Merger will become effective upon the filing of Articles of Combination with the Office of Thrift Supervision (the "OTS"). When the Merger has been consummated, (i) Crown will have all of the rights, business, properties and obligations which each of Crown and DFFN had before the consummation of the Merger, and (ii) our stockholders will have no further interest in us except to receive payment for their shares of Common Stock.

         Conversion and Exchange of Shares. On the Effective Time, each share of Common Stock will be automatically converted into the right to receive the Merger Consideration. After the Effective Time, each stockholder will be sent instructions for exchanging stock certificates representing the Common Stock for the Merger Consideration.

         Representations and Warranties; Covenants. The parties to the Agreement have made representations and warranties customary in such transactions and have entered into certain covenants. In particular, DFFN has agreed that, pending consummation of the Merger, it will conduct its business prudently and in accordance with current practices and has agreed to certain limitations on, among other things, loans and employee matters. See "THE MERGER - Business Pending the Merger."

         Conditions to the Merger. The obligations of the parties to consummate the Merger are subject to various conditions, including, the receipt of all required regulatory approvals; the approval of the Merger by the requisite vote of our stockholders; the satisfaction of all other requirements prescribed by law which are necessary for the consummation of the Merger; the absence of any order, decree, injunction, statute, rule or regulation prohibiting or enjoining any part of the Merger; and the absence of any litigation or proceeding by any governmental agency seeking to prevent consummation of the Merger. In addition, the Agreement sets forth various conditions to the respective obligations of Crown and DFFN to consummate the Merger. See "THE MERGER - Conditions to the Merger."

         Termination; Amendment. The Agreement may be terminated and the Merger abandoned in certain circumstances. In addition, any provision of the Agreement may be waived by the party benefitted by such provision and the Agreement may be amended by an agreement in writing signed on behalf of Crown and DFFN. See "THE MERGER - Effective Time of Merger; Termination and Amendment."

         No Solicitation; Termination Fee. We have agreed that we will not hold discussions with any other person concerning a business combination, except in response to an unsolicited proposal and then only to the extent required in order to discharge the fiduciary duties of our directors. We have agreed to pay Crown a fee of $800,000 if, under the circumstances described in the Agreement, we engage in an acquisition transaction with a party other than Crown. See "THE MERGER Expenses of the Merger."

         Regulatory Approvals. Consummation of the Merger is subject to among other things, prior receipt of all requisite approvals from the OTS, and expiration of all regulatory waiting periods applicable to the Merger. Crown filed the necessary application with the OTS in order to consummate the Merger on March 18, 1999, received comments on the application by letter dated April 15, 1999. The period for the OTS' review of any proposed acquisition, such as the acquisition of us, commences upon receipt by the OTS of an application deemed sufficient by the OTS. Once an application is deemed sufficient, the OTS generally has a 60-day period for review of the application, which may be extended by the OTS for up to an additional 30 days.

         Opinion of Financial Advisor. Trident Financial Corporation ("Trident"), our financial advisor, has advised our Board of Directors that, in its opinion, the Merger Consideration to be received by our stockholders is fair from a financial point of view. A copy of Trident's fairness opinion is attached hereto as Appendix B. See "THE MERGER - Opinion of Trident Financial Corporation."

         Interests of Certain Persons in the Merger. Certain persons may have interests in the Merger not related to any Common Stock they may hold. These include (i) Ernest J. Peoples and J. Bayard Cloud will become consultants to Crown for a one-year period from the Effective Time, each receiving a $25,000 consulting services fee; (ii) J. Bayard Cloud will continue to receive a lifetime supplemental pension benefit from Crown of $15,468 per year; and (iii) Crown has agreed to continue rights of indemnification and liability insurance for DFFN's officers and directors for three years following the consummation of the Merger. See "THE MERGER - Interests of Certain Persons in the Merger."

         Certain Federal Income Tax Consequences. If the Merger is consummated, our stockholders will recognize gain or loss for federal income tax purposes upon the exchange of their shares of Common Stock for cash. The gain or loss will be equal to the difference between the amount of cash received and the stockholder's basis in his shares. Such gain or loss will be capital gain or loss if the shares are held as capital assets by the stockholder. Because tax consequences may vary depending on the particular circumstances of a stockholder, we recommend that each stockholder consult with his/her own tax advisor concerning federal, state, local and foreign income tax consequences of the Merger. See "THE MERGER - Certain Federal Income Tax Consequences."

         Rights of Dissenting Stockholders. Pursuant to Section 262 of the DGCL, our stockholders who (i) file with us before the vote on the Merger at the Special Meeting a written notice of intention to demand appraisal of their shares if the Merger is effected and (ii) do not vote in favor of the Merger, will be entitled to be paid the fair value of their shares as agreed upon with Crown, or if the fair value remains unsettled, as determined by the Court of Chancery of Delaware (the "Chancery Court"), provided that the Merger is consummated and such stockholders properly comply with certain statutory procedures. Fair value of dissenting shares ("Dissenting Shares") means the value immediately before the Effective Time, excluding any change in value in anticipation of the Merger unless such exclusion is inequitable (which amount may be more than, less than or the same as the Merger Consideration). The written notice which a dissenting stockholder ("Dissenting Stockholder") must deliver to us is in addition to and separate from any proxy or vote against the Merger. Failure to vote or abstention by a stockholder will not satisfy the requirement of written notice of intent to demand payment, but will satisfy the requirement that a stockholder not vote in favor of the Merger. A vote in favor of the Merger will waive any appraisal rights. The additional procedures which must be followed for a stockholder to exercise dissenters' rights are described herein under "THE MERGER - Dissenters' Rights." Failure to take any step in connection with the exercise of such rights will result in termination or waiver thereof.

         Common Stock Prices. The Common Stock is quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") under the symbol "DFFN." On November 17, 1998, the day before the public announcement of the Merger, the high price per share of the Common Stock as reported by NASDAQ was $10.25, and low price per share of the Common Stock as reported by NASDAQ was $10.25 with the close at $10.25. On April 28, 1999, a day shortly before the date of mailing this Proxy Statement, the high price per share of the Common Stock as reported by NASDAQ was $15.00 and the low price per share of the Common Stock as reported by NASDAQ was $15.00. For additional information about prices of the Common Stock, see "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         THE ABOVE MATTERS AND OTHER MATTERS RELATING TO THE TRANSACTION ARE DESCRIBED IN GREATER DETAIL IN THE REMAINDER OF THIS PROXY STATEMENT. YOU ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.

                                   THE MERGER

         The following description of the material terms of the Merger does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached to this Proxy Statement as Appendix A. All our stockholders are urged to read such document carefully.

General

         The Boards of Directors of Crown and DFFN have determined that the acquisition of DFFN by Crown is desirable and in the best interests of Crown's and our respective stockholders and have unanimously approved the Merger. The Merger will be accomplished through the collapsing of DFFN with and into Delaware First and the merger of Delaware First with and into Crown Bank, with Crown Bank being the resulting institution. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE AGREEMENT. Upon consummation of the Merger, each share of Common Stock outstanding at the Effective Time will be converted into and represent the right to receive $15.50 cash, as described under "THE MERGER - The Merger Consideration."

Background of and Reasons for the Merger

         Like other thrifts, the core of Delaware First's business consists of attracting deposits from the general public and originating loans to finance the acquisition, construction, or improvement of residential properties located in the market areas served by Delaware First. Management has worked to diversify Delaware First's activities by expanding commercial and consumer lending and improving the array of deposit products offered by Delaware First.

         Our Board of Directors and management have recognized that the increased competition from commercial banks and other financial institutions has changed fundamentally the environment in which traditional thrifts have operated and threatens the market share held by thrifts for their traditional services. For example, in the Wilmington market, thirteen banks, five thrifts and eighteen credit unions have offices. As a result, competition with other financial institutions within our market area is strong.

        In the wake of the resignation of our Chief Executive Officer in May 1998, we received several inquiries from other financial institutions concerning a possible business combination. In June 1998, we retained Trident to perform a valuation of DFFN in an acquisition context and to evaluate our strategic alternatives. Trident presented its findings to our Board on July 8, 1998 (the "Valuation Report"). After reviewing the Valuation Report, the Board concluded that it was in the best interests of our stockholders to explore a business combination with another financial institution. In reaching this conclusion, the Board considered the increasingly competitive market for financial services, the limited resources available to DFFN and Delaware First, and the significant investment in management, staff and facilities necessary to remain independent.

         On July 10, 1998, we retained Trident to pursue a possible business combination with four potentially interested parties. Three of the four companies contacted had expressed interest in a merger with us. The fourth company contacted was a large financial institution in Delaware First's market area that is an active acquiror of thrift institutions. As a result of these initial inquiries, we received indications of interest from two parties. On August 26, 1998 and again on September 3, 1998, our Board met to review these indications of interest. At the September 3, 1998 meeting, the Board determined that we should pursue one of the indications of interest.

         Trident was instructed to explore merger negotiations with this interested party (the "First Prospective Acquiror"). However, after several weeks of negotiations and due diligence, the First Prospective Acquiror significantly revised the terms of its indication of interest and, in particular, the consideration to be paid to our stockholders. As a result, Trident was instructed to identify other potentially interested parties to contact. Trident suggested that we renew discussions with the other interested party which had initially submitted an indication of interest to us, as well as seven other financial institutions which had not been contacted previously. In addition, the First Prospective Acquiror was contacted and given an opportunity to improve the terms of its revised indication of interest and increase the consideration proposed to be paid to our stockholders.

        The First Prospective Acquiror elected not to alter the terms of its revised indication of interest, and subsequently withdrew from any further merger negotiations. Based on discussions with the other eight potentially interested parties, we received two new indications of interest. One of the indications of interest was from Crown Bank for $15.50 of cash per share. The other indication of interest involved an exchange of stock for a lower nominal value. We invited both interested parties to perform a due diligence evaluation of us and then re-submit their indications of interest.

         On November 2, 1998, our Board met to review the terms of the two indications of interest. Neither interested party materially changed the terms of its indication of interest as a result of its due diligence review. At the meeting, our Board elected to pursue further negotiations with Crown, because the Board believed the Crown Bank indication of interest offered greater consideration and less risk than the competing indication of interest, which was all stock.

         On November 18, 1998, the Board of Directors met with Trident and our legal counsel to discuss and review the terms of the Agreement. Trident provided its opinion that the Merger Consideration was fair to our stockholders from a financial point of view. On the basis of the independent judgment of the members of our Board of Directors, and the opinion of Trident, the Board of Directors concluded that the Merger with Crown was in the best interests of DFFN and our stockholders. Accordingly, the Board of Directors unanimously authorized execution of the Agreement.

Opinion of Trident Financial Corporation

          In June 1998, Trident was engaged to perform a valuation analysis of DFFN and to advise the Board of Directors with regard to strategic alternatives. On July 8, 1998, Trident presented its Valuation Report to the Board of Directors, and subsequently, Trident was engaged to represent us in merger negotiations with other financial institutions and to render a fairness opinion in the event of a successful merger transaction.

         On November 18, 1998, Trident met with our Board of Directors to review the proposed Agreement. At that time, Trident presented a report (the "Fairness Opinion Report") to our Board of Directors summarizing the financial terms of the Merger and providing updated market information with respect to thrift mergers and acquisitions. Trident also analyzed the advantages and disadvantages of the Merger from a financial point of view. In addition, Trident rendered its written opinion to our Board of Directors to the effect that, as of that date, the consideration to be received by our stockholders pursuant to the Agreement was fair to them from a financial point of view. The financial fairness standard employed by Trident in rendering its opinion was whether such consideration was within the range of the economic values of consideration that companies having the characteristics of DFFN and Crown might negotiate in comparable circumstances, not whether the consideration proposed in the Agreement is at or approaching the higher end of such range.

         Trident confirmed and delivered its opinion to our Board of Directors as of the date of this Proxy Statement that the consideration to be received by our stockholders in the Merger is fair from a financial point of view, as of such date (the "Opinion"). A copy of the Opinion, which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached to this Proxy Statement as Appendix B. Trident has consented to the inclusion of such Opinion and summaries of the Valuation Report and Fairness Opinion Report in this Proxy Statement.

         Trident's Opinion is directed to our Board of Directors and is directed only to the fairness, from a financial point of view, of the consideration to be received by our stockholders based on conditions as they existed and could be evaluated as of the date of the Opinion. Trident's Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting, nor does Trident's Opinion address the underlying business decision to effect the Merger. This summary of Trident's Opinion is qualified in its entirety by reference to the full text of such Opinion, which is attached to this Proxy Statement as Appendix B. Stockholders are urged to read Trident's Opinion in its entirety for a description of the assumptions made and matters considered and the limits on the review undertaken in rendering such Opinion.

         In connection with rendering its Opinion, Trident reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) this Proxy Statement; (iii) certain publicly available information concerning us, including our audited financial statements for each of the years in the three-year period ended December 31, 1998; (iv) certain information concerning Crown, including the audited financial statements of Crown for each of the years in the three-year period ended December 31, 1998; (v) certain other internal information, primarily financial in nature, concerning the business and operations of us and Crown furnished to Trident by us and Crown for purposes of Trident's analysis; (vi) information with respect to the trading market for the Common Stock; (vii) certain publicly available information with respect to other companies that Trident believed to be comparable to us and the trading markets for such other companies' securities; and (viii) certain publicly available information concerning the nature and terms of other transactions that Trident considered relevant to its inquiry. Trident also met with certain officers and employees of DFFN and Crown to discuss the foregoing, as well as other matters which it believed relevant to its inquiry. No limitations were imposed by our Board with respect to the investigation made or procedures followed by Trident.

         In its review and analysis and in arriving at its Opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by us, or that was publicly available, the accuracy of the representations and warranties of the officers and the employees of DFFN and Crown with whom Trident held discussions, and the accuracy of the representations and warranties of DFFN and Crown in the Agreement. Trident did not attempt to independently verify any such information. Trident further assumed that there are no conditions in the regulatory approvals of the Agreement that will have a material adverse effect upon the contemplated economic benefits of the Merger. The financial information which we provided to Trident was of the type normally produced by our management and reviewed by our Board of Directors at its regular meetings and our Board and management have represented to Trident that they have no reason to believe that Trident's reliance thereon was unreasonable. Trident did not conduct a physical inspection of our property or facility, nor did Trident make or obtain any independent evaluations or appraisals of any of such property or facility.

         In conducting its analyses and arriving at its Opinion as expressed herein, Trident considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of DFFN and Crown, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) our business prospects; (iii) the economy in our market area; (iv) the historical and current market for the Common Stock and for the equity securities of certain other companies that Trident believed to be comparable to us; and (v) the nature and terms of certain other acquisition transactions that Trident believed to be relevant. Trident also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, and its knowledge of securities valuation generally. Trident's Opinion necessarily was based upon conditions in existence and subject to evaluation on the respective dates of its Opinion. Trident's Opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Common Stock in the Merger and does not address our underlying business decision to effect the Merger.

         The summaries set forth below reflect all the material analysis, factors and assumptions considered by Trident and the material valuation methodologies used by Trident in arriving at its Opinion as to fairness described above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth below must be considered as a whole, and that selecting portions of its analyses without considering all of the analyses, or reviewing the summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Trident's reports and its Opinion. Therefore, the ranges of valuations resulting from any single analysis described below should not be taken to be Trident's view of our actual value or the combined company. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The results of the specific analyses performed by Trident may differ from our actual values or actual future results as a result of changing economic conditions, changes in company strategy and policies, as well as a number of other factors. Such individual analyses were prepared to provide valuation guidance solely as part of Trident's overall valuation analysis and the determination of the fairness of the consideration to be paid to our stockholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Trident's Opinion and presentations to our Board of Directors were among the many factors taken into consideration by our Board of Directors in making its determination to approve the Agreement.

         Trident met and engaged in discussions with our Board of Directors at various times between June 1998 and November 1998 to present analyses contained in a series of reports that serve as the basis for Trident's Opinion. Two key reports presented by Trident were the Valuation Report dated July 8, 1998 and the Fairness Opinion Report dated November 18, 1998. The following is a summary of the Valuation Report presented by Trident to our Board of Directors on July 8, 1998:

         Financial Analysis. Trident examined our financial performance for the period December 31, 1994 through March 31, 1998 by analyzing the composition of our balance sheet, adjusting and normalizing our earnings, and calculating a variety of operating and financial ratios for us. Trident compared our deposit market share with other financial institutions operating in the same market. Trident also studied the trading market for the Common Stock and compared the performance of the Common Stock over the preceding six months to the performance of the Standard and Poor's 500 Index.

         Peer Group Analysis. Trident evaluated our strengths and weaknesses by comparing our financial performance to that of the following groups of stock thrift institutions based on regulatory financial information as of December 31, 1997: (i) all U.S. thrifts; (ii) Delaware thrifts; (iii) Mid-Atlantic thrifts; (iv) U.S. thrifts of similar size ($50 to $150 million of assets); and (v) Mid-Atlantic thrifts of similar size. This analysis compared a number of our historical financial ratios to those of the peer groups, including but not limited to: (i) balance sheet composition; (ii) key ratios; (iii) income and expense ratios for the trailing four quarters, the most recent quarter, and the most recent calendar year; (iv) historical ROAA and ROAE; and (v) asset, loan, deposit and equity growth rates for selected periods.

         State of the Market. Trident reviewed the current and historical trading market for thrift and bank equities, and current and historical trends in the acquisition markets for banks and thrifts. Trident focused on the acquisition market for thrifts with particular attention to the segments of the market which it believed to be the most relevant to us, such as thrifts of similar size and profitability, thrifts with similar capital structures and asset quality, and thrifts located in the same geographic region.

         Control Valuation of Common Stock. Trident estimated the fair market value of the Common Stock in a merger. In valuing the Common Stock, Trident utilized the income approach, the asset approach and the market approach, and then reconciled the values derived therefrom.

         Trident used an income method in its valuation of us by capitalizing our projected earnings contribution in a merger context. In order to estimate our earnings contribution, Trident normalized our reported earnings for the quarter ended March 31, 1998 by excluding non-recurring income and expenses. Trident assumed cost savings of 50% to 80% of total operating expenses could be realized as a result of a merger. The earnings contribution is the annualized sum of the normalized earnings and the after-tax cost savings. The earnings contribution was then capitalized at rates between 7% and 13%, to reflect discount rates between 13% and 17% and earnings growth rates between 4% and 6%. The capitalization rates chosen were estimates of the required rates of return for holders or prospective holders of shares of financial institutions similar to us, based on a number of factors, including prevailing interest rates, the pricing ratios of publicly traded financial institutions, our financial condition and operating results, as well as Trident's general knowledge of valuation, the securities markets, and acquisition values in mergers of other financial institutions. Trident adjusted the resulting values to reflect the costs and benefits of terminating certain benefit plans and other merger-related expenses. Using the income approach, Trident established a reference range of $7.00 to $13.00 per share.

         The asset approach considers the market value of a company's assets and liabilities, as well as any intangible value the company may have. Trident estimated our net asset value by adjusting the carrying value of our assets and liabilities to reflect current market values. In addition, Trident adjusted our net asset value for the impact of terminating certain benefit plans and other merger-related expenses. Based on the adjustments discussed above, Trident estimated our fully-diluted net asset value to be approximately $16.9 million, or $14.57 per share. After determining our net asset value, Trident added an intangible premium to reflect the estimated value of our customer relationships. Based on intangible ("core deposit") premiums observed in the market for thrift acquisitions, as well as Trident's knowledge of us, Trident applied premiums equal to 3% and 6% of core deposits to our estimated fully-diluted net asset value. Using the asset approach, Trident established a reference range of $16.25 to $17.75 per share.

         In the market approach, Trident analyzed certain median pricing ratios (e.g., price to book value, price to tangible book value, price to reported earnings, price to assets, and the premium paid over tangible book value as a percentage of core deposits) resulting from selected completed thrift merger transactions, as well as recently announced pending transactions. In applying the market approach, Trident considered the pricing ratios for the following groups of thrift merger transactions: (i) all pending thrift merger transactions (55 transactions); (ii) all pending thrift mergers announced during the 90 days prior to June 30, 1998 (the date of the market data) (23 transactions); (iii) all pending thrift mergers involving thrifts located in the Mid-Atlantic region (27 transactions); (iv) all pending thrift mergers in which the target thrift had assets between $50 million and $150 million (41 transactions); (v) all pending thrift mergers in which the aggregate consideration was between $10 million and $25 million (31 transactions); (vi) all pending thrift mergers in which the target thrift had a return on assets of between 0.00% and 0.25% (10 transactions); (vii) all pending thrift mergers in which the target thrift had a return on equity of between 0% and 3% (16 transactions); and (viii) all pending thrift mergers in which the target thrift had a tangible equity to assets ratio of between 12% and 17% (20 transactions). Trident also considered the pricing ratios for eight pending or completed thrift merger transactions in which the target thrift was of similar size and capital structure as us, and in which the target thrift had similar profitability and asset quality. Trident then compared a number of financial ratios for us to those of the target thrift institutions.

         Based on our financial condition and results of operations, as well as other factors, relative to the groups of thrift mergers noted above, Trident chose ranges of pricing ratios to apply to us. Trident chose price to book value ratios of 110% to 130%, resulting in per share values of $15.25 to $18.25; price to tangible book value ratios of 110% to 130%, also resulting in per share values of $15.25 to $18.25; price to assets ratios of 15% to 19%, resulting in per share values of $14.25 to $18.00; and premiums over tangible book value as a percentage of core deposits of 3% to 6%, resulting in per share values of $15.50 to $17.25. Price to earnings ratios were not meaningful due to our low profitability. Based on these derived ranges of value, Trident established a reference range of $15.00 to $18.00 per share using the market approach.

         Trident then reviewed the results from the three approaches, and after consideration of all relevant facts, determined a final range of $15.00 to $18.00 per share for our acquisition value. Trident did not apply specific weights to the three individual approaches, but Trident gave greater consideration to the asset and market approaches in its final range of value for us.

         Strategic Alternatives. Trident presented a list of the pros and cons of various strategic alternatives open to us: (i) remain independent;
         (ii) merger with a larger financial institution; and (iii) simultaneous merger and stock conversion with a mutual thrift institution. Trident projected future trading prices and acquisition values for the Common Stock based on our business plan. Trident also compared the present values and rates of return for remaining independent with the expected present value and rate of return that might be realized in a merger transaction.

         Prospective Acquirors. Trident presented us with a list of other financial institutions with operations in the Mid-Atlantic that it believed to be prospective acquirors (a total of 45 companies). These prospective acquirors were categorized based on Trident's perceived level of interest from the prospective acquiror and compatibility with us.

The following is a summary of the Fairness Opinion Report presented to our Board of Directors on November 18, 1998:

         Process.   Trident  briefly  reviewed  the  process  that  led  to  the
         Agreement. Trident presented a list of the financial institutions that were contacted regarding a possible business combination with us.

         Recent Developments. Trident reviewed changes in the trading market and the acquisition market for thrift institutions since the Valuation Report. Trident outlined changes in the composition of our balance sheet and financial performance since the Valuation Report. Trident discussed the impact of changes in market conditions and changes in our financial condition on the valuation range for the Common Stock presented in the Valuation Report.

         Summary of Proposed Transaction. Trident presented a summary of the financial terms of the Merger. Trident discussed the advantages and disadvantages of the Merger from a financial point of view. Trident also compared the pricing ratios for the Merger with the median pricing ratios for selected groups of recently announced thrift mergers and acquisitions.

         Trident reported that during its investigation, Trident did not discover any conditions that would prevent it from rendering its fairness opinion to our Board of Directors. As discussed above, Trident also relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by Crown.

         Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. Trident Securities Inc., an affiliate of Trident, served as our sales agent in our mutual-to-stock conversion in 1997, and received total fees and commissions of $166,755 for that transaction. In addition, in the ordinary course of business, Trident Securities may trade our securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. The Board of Directors selected Trident as its financial advisor because of its previous experience with Trident, because Trident is a nationally recognized investment banking firm specializing in financial institutions, and because of its substantial experience in transactions similar to the Merger. Trident is not affiliated with us DFFN or Crown.

         For its services as financial advisor, we paid Trident $15,000 to perform a valuation of DFFN and to advise the Board of Directors with regard to strategic alternatives. In addition, we paid Trident a fee of $25,000 upon execution of the Agreement. An additional fee equal to 1.35% of the aggregate merger consideration, less $40,000, will be payable to Trident upon consummation of the Merger (a balance due of approximately $202,100 based on the total Merger Consideration and the aforementioned fee structure). We have also agreed to reimburse Trident for its reasonable out-of-pocket expenses and to indemnify Trident against certain liabilities, including certain liabilities under federal securities laws.

Merger Consideration

         The Agreement provides that at the Effective Time, each share of Common Stock outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Delaware law) will be converted into and represent the right to receive the Merger Consideration of $15.50.

Conditions to the Merger

         The Agreement provides that consummation of the proposed transaction is subject to the satisfaction of certain conditions, or waiver of such conditions by the party entitled to do so, at or before the Effective Time. Each of the parties' obligations under the Agreement is subject to the following conditions, among others: (a) all necessary approvals and consents for the transactions contemplated by the Agreement from the OTS and any other governmental entity and the other transactions contemplated hereby have been received without any term or condition which would materially impair the value of us to Crown or materially adversely affect the terms of the Merger as they relate to our stockholders; all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired; (b) all corporate action necessary to authorize the execution and delivery of the Agreement and consummation of the transactions contemplated thereby have been duly and validly taken by Crown, Crown Bank, DFFN and Delaware First, including the adoption by the requisite vote of our stockholders of the Agreement; (c) none of Crown, DFFN, their respective subsidiaries or a third party is (i) subject to any outstanding order, judgment or decree that would have the effect of preventing completion of the Merger, (ii) subject to a pending or threatened suit, action or other proceeding by any governmental body in which it is sought to restrain or prohibit the Merger, or (iii) subject to a suit, action or other proceeding before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties to the Agreement and which Crown, Crown Bank, DFFN or Delaware First determines in good faith, based upon the advice of their respective counsel, would make it inadvisable to proceed with the Merger because any such pending suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

         In addition to the foregoing conditions, Crown's and Crown Bank's obligations under the Agreement are conditioned upon, among other things: (a) the performance by DFFN and Delaware First in all material respects all obligations and covenants required to be performed by us pursuant to the Agreement on or prior to the Effective Time, and the representations and warranties of DFFN and Delaware First contained in the Agreement are true and correct as of November 18, 1998 and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of DFFN and Delaware First taken as a whole, and Crown and Crown Bank shall have received a certificate to that effect signed by the President and Chief Executive Officer of DFFN and Delaware First; (b) the aggregate amount of our consolidated stockholders' equity immediately prior to the Effective Time, as shown by and reflected in our books and records of accounts on a consolidated basis in accordance with generally accepted accounting principles, consistently applied, shall not be less than $15,602,000, excluding (i) expenses associated with the Merger or (ii) market value adjustments to the investment portfolio of DFFN and Delaware First; (c) Delaware First's gross loan portfolio immediately prior to the Effective Time, as shown and reflected in its books and records of accounts in accordance with generally accepted accounting principles, consistently applied, shall not be less than $56,700,000.

         In addition to the conditions set forth above as applicable to all parties, DFFN's and Delaware First's obligations under the Agreement are conditioned upon, among others: (a) the performance by Crown and Crown Bank in all material respects all obligations and covenants required to be performed by them pursuant to the Agreement on or prior to the closing ("Closing"), and the representations and warranties of Crown and Crown Bank contained in the Agreement are true and correct as of November 18, 1998 and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of Crown and Crown Bank, taken as a whole, and we shall have received a certificate to that effect signed by the President and Chief Executive Officer of Crown and Crown Bank; and (b) Crown and Crown Bank shall have furnished us with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions as we may reasonably request.

Procedures for Exchange of Our Stock Certificates

         As of the Effective Time, Crown Bank shall deposit in trust with the Exchange Agent cash in an amount equal to the Aggregate Merger Consideration. No later than five business days following the Effective Time, Crown Bank shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Common Stock a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising each holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Common Stock in exchange for the Merger Consideration. Within five business days following receipt of surrendered certificates and a properly completed letter of transmittal, the Exchange Agent shall deliver the Merger Consideration to each former stockholder. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

         Each outstanding certificate which prior to the Effective Time represented Common Stock (other than Dissenting Shares) and which is not surrendered to the Exchange Agent in accordance with the procedures provided for in the Agreement shall, except as otherwise provided in the Agreement, until duly surrendered to the Exchange Agent be deemed to evidence the right to receive the Merger Consideration for each share evidenced by each such certificate. After the Effective Time, there shall be no further transfer on our records of certificates representing shares of Common Stock and if such certificates are presented to us for transfer, they shall be cancelled against delivery of the Merger Consideration provided in the Agreement.

         Crown Bank shall not be obligated to deliver the Merger Consideration to which a holder of Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Common Stock for exchange, or, in lieu thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Crown Bank. If payment of the Merger Consideration is to be made in a name other than that in which the certificate evidencing Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such payment pay to the Exchange Agent in advance, any transfer or other tax required by reason of the payment in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         Any portion of the Merger Consideration delivered to the Exchange Agent by Crown Bank that remains unclaimed by any stockholder for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Crown Bank.

Any stockholders who have not exchanged their shares of Common Stock for the Merger Consideration in accordance with the Agreement shall thereafter look only to Crown Bank for the Merger Consideration deliverable in respect of each share of Common Stock such stockholder holds as determined pursuant to the Agreement without any interest thereon. If outstanding certificates for shares of Common Stock are not surrendered or the payment for them is not claimed prior to the date on which payment of the Merger Consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Crown Bank (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to the Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Crown Bank and the Exchange Agent shall be entitled to rely upon our stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration specified in the Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, Crown Bank and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Regulatory Approvals

         Consummation of the Merger is subject to, among other things, prior receipt of all requisite approvals from the OTS, and any other regulatory agency of competent jurisdiction necessary to consummate the Merger and expiration of all regulatory waiting periods applicable to the Merger. Crown has applied to the OTS pursuant to the Home Owners' Loan Act, as amended ("HOLA") to acquire us. No other regulatory approval is necessary in connection with the transactions contemplated by the Agreement.

Business Pending the Merger

         Under the terms of the Agreement, DFFN and Delaware First have agreed not to take certain actions, prior to consummation of the Merger without the prior written consent of Crown, including, among other things, the following:
(i) change any provision of DFFN's and Delaware First's Certificate of Incorporation, Charter or Bylaws; (ii) change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of us, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock; (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of our capital stock; (iv) grant any severance or termination pay (other than pursuant to binding contracts, plans or policies of DFFN or Delaware First currently in effect and disclosed to Crown pursuant to the Agreement), to, or enter into or amend any employment, consulting or compensation agreement with, any of our directors, officers or employees;

or award any increase in compensation or benefits to our directors, officers or employees, except, such annual merit raises as may be granted in the ordinary course of business and consistent with past practices and policies; (v) subject to certain exceptions, enter into or modify any employee benefit plan or arrangement, or any trust agreement related thereto, in respect of any of our directors, officers or employees; or make any contributions to any defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice; (vi) sell or dispose of any material assets other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity; (vii) enter into any new capital commitments or make any capital expenditures other than pursuant to binding commitments existing on November 18, 1998, other than expenditures necessary to maintain existing assets in good repair and other than as disclosed pursuant to the Agreement, (viii) file any applications or make any contract with respect to branching or site location or relocation; (ix) make any material change in its accounting methods or practices, other than changes required by generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations; (x) change our lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law; (xi) engage in any transaction with an "affiliated person" or "affiliate," in each case as defined in the Agreement; (xii) enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earing assets and interest-bearing liabilities to changes in market rates of interest; (xiii) incur any liability for borrowed money except extensions of credit from the FHLB of Pittsburgh in the ordinary course of business, or place upon or permit any lien or encumbrance upon any of its properties or assets, except liens of the type permitted pursuant to the Agreement; (xiv) take any action that would result in any of our representations and warranties contained in the Agreement not being true and correct in any material respect at the Effective Time, or
(xv) agree to do any of the foregoing.

         Furthermore, each party has agreed to provide the other party and its representatives with such financial data and other information with respect to its business and properties as such party from time to time reasonably requests. Each party will cause all non-public financial and business information obtained by it from the other to be treated confidentially. If the Merger is not consummated, each party will either return to the other all non-public financial statements, documents and other materials previously furnished by such party or destroy such information.

Acquisition Proposals

         Until the Effective Time or the earlier termination of the Agreement, DFFN and Delaware First will not, and DFFN and Delaware First will not authorize or permit any of the directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of DFFN and Delaware First to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Crown and Crown Bank) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving us or Delaware First (an "Acquisition Transaction"); provided, however, that DFFN and Delaware First may provide information in connection with an unsolicited possible Acquisition Transaction if our Board of Directors determines in good faith that the failure to furnish information in response to such unsolicited inquiries is likely to constitute a breach of their fiduciary duties under applicable Delaware law. Under the Agreement, we are required to promptly communicate to Crown Bank the terms of any proposal which we may receive in respect of any such Acquisition Transaction and to provide Crown Bank with copies of all such written inquiries or proposals and (ii) an accurate and complete written synopsis of all such oral inquiries or proposals.

Representations and Warranties

         The Agreement contains representations and warranties of Crown and Crown Bank and DFFN and Delaware First which are customary in transactions of this type, including, but not limited to, representations and warranties concerning: (i) the organization and capitalization of DFFN and Delaware First and Crown and Crown Bank; (ii) the due authorization, execution, delivery and enforceability of the Agreement; (iii) consents or approvals required, and the lack of conflicts or violations under applicable certificates of incorporation, charters, bylaws, instruments and laws, with respect to the transactions contemplated by the Agreement; (iv) the documents to be filed by Crown, Crown Bank, us and Delaware First with the OTS and other regulatory agencies; (v) the conduct of business in the ordinary course and absence of certain changes; (vi) financial statements; (vii) compliance with laws; and (viii) the allowance for loan losses and real estate owned.

Effective Time of Merger; Termination and Amendment

         The  Effective   Time  will  occur  upon  the  filing  of  Articles  of
Combination with the OTS pursuant to HOLA, unless a later date and time is specified as the Effective Time in such Articles of Combination. Such filing will occur only after the receipt of all requisite regulatory approvals, approval of the Agreement by the requisite vote of our stockholders, the expiration of all applicable regulatory waiting periods and the satisfaction or waiver of all other conditions to the Merger.

         A Closing will take place immediately prior to the Effective Time at 10:00 a.m. on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver (to the extent permitted) of the conditions to consummation of the Merger, or on such other date as the parties may mutually agree upon.

         The Agreement may be terminated, either before or after approval by our stockholders, as follows: (a) by mutual written consent of the parties; (b) by Crown, Crown Bank, DFFN or Delaware First (i) if the Effective Time has not occurred on or prior to June 30, 1999 or (ii) if a vote of our stockholders is taken and such stockholders fail to approve the Agreement at the Special Meeting (or any adjournment thereof), unless the failure of such occurrence is due to the failure of the party seeking to terminate the Agreement to perform or observe its agreements set forth therein to be performed or observed by such party at or before the Effective Time; (c) by Crown or us upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated by the Agreement have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied; (d) by Crown or Crown Bank in writing if we or Delaware First has, or by DFFN or Delaware First in writing if Crown or Crown Bank has, breached (i) any covenant or undertaking contained in the Agreement, or (ii) any representation or warranty contained in the Agreement, which breach would have a material adverse effect on the business, operations, assets or financial condition of DFFN and Delaware First taken as a whole, or upon the consummation of the transactions contemplated by the Agreement, in any case if such breach has not been cured by the earlier 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time; and (e) by Crown or us, in writing, if any of the applications for prior approval referred to in the Agreement are denied or are approved contingent upon the satisfaction of any condition or requirement which, in the reasonable opinion of the Board of Directors of Crown or DFFN, as applicable, would materially impair DFFN's and Delaware First's value taken as a whole to Crown, and the time period for appeals and requests for reconsideration has run.

         To the extent permitted under applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by our stockholders, the parties may by written agreement (i) amend the Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (iii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements or conditions contained therein. However, after any approval of the Agreement by our stockholders, there may not be, without further approval of such stockholders, any amendment or waiver of the Agreement which modifies the amount of the Merger Consideration to be delivered to our stockholders.

Interests of Certain Persons in the Merger

         In considering the recommendation of our Board of Directors, stockholders should be aware that members of our management and our Board of Directors have interests in the Merger that are in addition to the interests of stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

         Employee Stock Ownership Plan. Each participant in the Delaware First Bank, FSB Employee Stock Ownership Plan ("ESOP") not fully vested will, in accordance with the terms of the ESOP, become fully vested in his or her ESOP account as of the Effective Time. As soon as practicable after the execution of the Agreement, DFFN and Crown will cooperate to cause the ESOP to be amended and other action taken, in a manner reasonably acceptable to us and Crown, to provide that the ESOP will terminate upon the Effective Time. Between the date of the

Agreement and the Effective Time, the existing ESOP indebtedness shall be paid in the ordinary course of business pursuant to the existing loan amortization schedule and DFFN or Delaware First shall make such contributions to the ESOP as necessary to fund such payments. Any indebtedness of the ESOP remaining as of the Effective Time shall be repaid from the Trust associated with the ESOP through application of the Merger Consideration received by the ESOP. Upon the repayment of the ESOP loan, the remaining funds in the ESOP suspense account will be allocated (to the extent permitted by Sections 401(a), 415, and 4975 of the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws and regulations, including without limitation the applicable provisions of Employee Retirement Income Security Act of 1974, as amended ("ERISA")) to ESOP participants (as determined under the terms of the ESOP). DFFN and Crown have agreed that, subject to the conditions described in the Agreement, as soon as practicable after the Effective Time and repayment of the ESOP loan, participants in the ESOP shall be entitled at their election to have the amounts in the their ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan (including Crown or Crown Bank plans to the extent permitted by Crown) or individual retirement account.

         The actions relating to termination of the ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the Internal Revenue Service ("IRS") with regard to the continued qualification of the ESOP after any required amendments (including the amendment which terminates the ESOP). DFFN and Crown will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as practicable following the date of the Agreement. DFFN and Crown will adopt such additional amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not (i) substantially change the terms outlined in the Agreement, (ii) have a material adverse effect on us, or (iii) result in an additional material liability to Crown.

         As of and following the Effective Time, Crown shall cause the ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the ESOP through distribution of its assets in accordance with its terms subject to the amendments described in the Agreement and as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the ESOP, provided, however, that no such termination distributions of the ESOP shall occur after the Effective Time until a favorable termination letter has been received from the IRS.

         Consulting Services. At the Effective Time, Ernest J. Peoples and J. Bayard Cloud shall become consultants to Crown for a period of time from the Effective Time until the first anniversary thereof and during such one-year period shall each receive a fee of $25,000 for such consulting services which fee will be payable in four equal installments at the beginning of each quarter beginning with the first quarter after consummation of the Merger. In addition, with respect to J. Bayard Cloud, Crown will continue to pay to J. Bayard Cloud on an annual basis during his lifetime a supplemental pension benefit of $15,468 payable in 12 equal installments on the first day of every month.

         Officers and Employees of DFFN and Delaware First. Within ninety (90) days of the date of the Agreement, Crown and Crown Bank shall use their reasonable best efforts to inform our employees of the likelihood of such employees having continued employment with Crown Bank following the Effective Time and, where appropriate, shall use their reasonable best efforts to interview our employees to determine if there are mutually beneficial employment opportunities available at Crown Bank. Crown Bank shall give any full-time employee who has been employed by us or Delaware First for at least two years and who is terminated within one year from the Effective Time, except for those individuals terminated for cause, one week of severance pay for every year of service with a minimum of four weeks severance pay and a maximum of 26 weeks severance pay. Crown Bank shall give each other full-time employee who is terminated within one year from the Effective Time, except for those individuals terminated for cause, two weeks of severance pay. The severance pay provided for under the Agreement shall be mitigated to the extent that Crown or Crown Bank place the terminated employee with another financial institution within a 25 mile radius of Delaware First's main office in a position with comparable responsibilities and compensation.

         Employee Benefit Plans. Subject to the provisions of the Agreement, all of our employees immediately prior to the Effective Time who are employed by Crown or Crown Bank immediately following the Effective Time ("Transferred Employees") will be covered by the employee benefit plans of Crown and Crown Bank on substantially the same basis as any employee of Crown and Crown Bank in a comparable position. Notwithstanding the foregoing, Crown and Crown Bank may determine to continue any of our benefit plans for Transferred Employees in lieu of offering participation in the Employers' benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of our benefit plans, or to merge any such benefit plans with the benefit plans of Crown or Crown Bank, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the employees of Crown and Crown Bank generally. Service to us or Delaware First by a Transferred Employee prior to the Effective Time shall be recognized as service to Crown or Crown Bank for purposes of eligibility to participate under the sick leave policies, paid vacation policies, and medical, long-term disability and life insurance plans of Crown and Crown Bank. In addition, for purposes of determining eligibility to participate in and the vesting of benefits (but not for purposes of benefit accrual) under Crown's benefit plans, Crown shall recognize years of service with us and Delaware First. Crown and Crown Bank agree that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by us and Delaware First on the Effective Time and who then change coverage to the medical or hospitalization indemnity health plan of Crown and Crown Bank at the time such Transferred Employees are first given the option to enroll.

         Indemnification. From and after the Effective Time through the third anniversary of the Effective Time, Crown shall indemnify and hold harmless each present and former director, officer and employee of DFFN and Delaware First determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, "Claims"), to the fullest extent to which such Indemnified Parties were entitled under Delaware law, the Certificate of Incorporation or other governing instrument and Bylaws of us or Delaware First as in effect on the date of the Agreement.

         Any Indemnified Party wishing to claim indemnification under the Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Crown, but the failure to so notify shall not relieve Crown of any liability it may have to such Indemnified Party if such failure does not materially prejudice Crown. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Crown shall have the right to assume the defense thereof and Crown shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Crown elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Crown and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Crown, and Crown shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Crown shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

         In the event that Crown or any of its respective  successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in the Agreement, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

         Insurance. DFFN will purchase a directors' and officers' liability insurance policy covering a period of six (6) years after the Effective Time.

         Retention Bonuses. We may pay retention bonuses to certain employees, as determined by us and Crown. Each such employee identified by us and Crown who remains employed by us or Delaware First, as applicable, until the Effective Time (or in certain cases, the date the systems conversion occurs after the Effective Time) and satisfactorily fulfills the duties and responsibilities of the position of such employee of us or Delaware First, as the case may be, through the Effective

Time shall be entitled to a retention bonus to be determined by us and Crown; provided that retention bonuses, in the aggregate, shall not exceed $36,000.

Certain Federal Income Tax Consequences

         The following summary does not address any tax considerations under foreign, state or local laws, or the tax considerations to certain stockholders in light of their particular circumstances, including persons who are not United States citizens, or who are resident aliens, life insurance companies, dealers in securities, tax exempt entities, stockholders who received their shares through the exercise of employee stock options or through other compensation arrangements, and stockholders who do not hold their shares as "capital assets" within the meaning of Section 1221 of the Code.

         Further, no rulings have been requested from the IRS as to the federal income tax consequences of the Merger. Stockholders should also be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, regulations, administrative rulings, court decisions or IRS interpretations will not adversely affect the accuracy of the statements contained herein.

         The exchange of Common Stock for cash in accordance with the Agreement will be a taxable transaction for federal income tax purposes under the Code, and may also be a taxable transaction under state, local and other tax laws. Similarly, our stockholders who exercise dissenters' rights and receive cash in exchange for their shares of Common Stock will realize and recognize income for federal income tax purposes and may recognize income under state, local and other tax laws. A stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Merger and his tax basis in the Common Stock exchanged by such stockholder pursuant to the Merger. Gain or loss must be determined separately for each block of Common Stock (i.e., shares of Common Stock acquired by the stockholder at the same time for the same price) exchanged pursuant to the Merger.

         Gain or loss recognized by a stockholder exchanging his Common Stock pursuant to the Merger or pursuant to the exercise of dissenters' rights will be capital gain or loss if such Common Stock is a capital asset in the hands of the stockholder. If such Common Stock has been held for more than one year, the gain or loss will be long-term. Capital gains recognized by an exchanging individual stockholder generally will be subject to tax at the top marginal rate applicable to the stockholder, and capital gains recognized by an exchanging corporate stockholder generally will be subject to tax at a maximum rate of 35%.

         Unless an exception is available under applicable law or regulations, 31% of the Merger Consideration payable to a stockholder will be withheld unless that payee provides a tax identification number (social security number or employer number) and certifies that such number is correct on a Form W-9 which will be provided with the notice and letter of transmittal that will be used to exchange shares of Common Stock for the Merger Consideration.

Accounting Treatment of the Merger

         The Merger will be accounted for as a purchase for financial reporting purposes. Under this method of accounting, Crown will record the acquisition at our cost at the Effective Time. The purchase price will be allocated to the acquired assets and assumed liabilities based upon their estimated fair value at the Effective Time in accordance with generally accepted accounting principles. The purchase price in excess of the fair values of the identifiable net assets acquired will be recorded as an intangible asset and amortized over a period of 15 years for financial accounting purposes. The reported income of Crown will include our operations after the Effective Time.

Dissenters' Rights

         Pursuant to Section 262 of the DGCL, in the event that the Merger is consummated, any holder of the shares of Common Stock who objects to the Merger is entitled to dissent from the Merger and to have the fair value of such shares as determined by Crown, us, or if necessary, judicially determined, paid to him or her, by complying with the provisions of Section 262. Failure to take any steps set forth in Section 262 in connection with the exercise of such rights may result in termination or waiver thereof.

         The following is a summary of the statutory procedures required to be followed by Dissenting Stockholders in order to exercise his or her rights under
Section 262. This summary is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is attached as Appendix C to this Proxy Statement.

         Our stockholders who (i) are stockholders of record on the record date (the "Record Date"), and (ii) before the date of the vote on the Agreement is taken, deliver written demand in compliance with the provisions of Section 262, shall be entitled to receive the fair cash value of the shares. The demand must reasonably inform DFFN of the identity of the stockholder and that the stockholder intends to demand the appraisal of the stockholder's shares. Any such stockholder who wishes to exercise such appraisal rights should review carefully the following disclosure and Appendix C to this Proxy Statement because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section 262.

         A demand for appraisal rights must be in addition to and separate from any proxy or vote against the Merger. A vote against the Merger does not, by itself, constitute a demand for appraisal rights. Also, voting in favor of the Merger will result in the loss of appraisal rights with respect to such shares.

         All written demands for appraisal with respect to the Common Stock must be received by Ernest J. Peoples, President and Chief Executive Officer, Delaware First Financial Corporation, 400

Delaware Avenue, Wilmington, Delaware 19801, prior to the vote on the Merger at our Special Meeting.

         If DFFN and any Dissenting Stockholder who has complied with the foregoing procedures have not agreed on the fair cash value of the Dissenting Shares within one hundred twenty (120) days after the Effective Time of the Merger, DFFN, Crown or the Dissenting Stockholder may file a petition with the Chancery Court demanding a determination of the value of the stock of all such stockholders.

         If a complaint requesting an appraisal is timely filed, after a hearing on such petition, the Chancery Court may determine that the Dissenting Stockholders are entitled to appraisal rights and, in such a case, may order an appraisal of the "fair value" of the shares of such Common Stock. Holders of shares of Common Stock considering seeking appraisal rights should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as, or less than the value of the consideration they would receive pursuant to the Agreement if they did not seek appraisal of their shares of Common Stock.

         The costs of any appraisal proceeding may be apportioned and assessed by the Chancery Court as it deems equitable against all or some of the parties.

         Any Dissenting Stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time of the Merger).

         A stockholder's rights to receive the fair cash value for the Dissenting Shares terminates if (i) the Dissenting Stockholder does not strictly comply with the requirements of Section 262, (ii) the Merger is abandoned, (iii) the Dissenting Stockholder withdraws the demand for fair cash value, or (iv) we and the Dissenting Stockholder have not come to an agreement regarding the fair cash value of the Dissenting Shares and neither has filed a petition with the Chancery Court within the time period prescribed by Section 262.

         If any holder of Common Stock who demands appraisal of his shares under
Section 262 fails to perfect, or effectively withdraws or loses his right to appraisal as approved in Section 262, the shares of such stockholder will be converted into the right to receive the Merger Consideration in accordance with the terms of the Agreement.

         Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights.

Expenses of the Merger

         The Agreement provides that Crown, Crown Bank, DFFN and Delaware First will each bear and pay their own costs and expenses incurred in connection with the transactions contemplated by the Agreement, including, without limitation, legal, accounting, investment banking, printing expenses and filing fees.

         In the event that any of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in the equity to enforce its rights and shall be paid $150,000 by the willfully defaulting party and the amount of all costs and expenses, including without limitation legal, accounting and investment banking fees and expenses, incurred or suffered by the non-defaulting party in connection with the Merger or in the enforcement of its rights if such non-defaulting party prevails.

         DFFN shall pay Crown, and Crown shall be entitled to payment of, a fee equal to $800,000 (the "Fee") upon the occurrence of an Acquisition Transaction so long as the Acquisition Transaction occurs prior to a Fee Termination Event. Such payment shall be made to Crown in immediately available funds within five business days after the occurrence of an Acquisition Transaction. A Fee Termination Event shall be the first to occur of the following: (i) the Effective Time or (ii) termination of the Agreement in accordance with the terms in the Agreement prior to the occurrence of an Acquisition Transaction (other than a termination of the Agreement by Crown as a result of a willful breach of any representation, warranty, covenant or agreement of us and Delaware First).

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of April 23, 1999, certain information as to our Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) our directors, (iii) our executive officers whose salary and bonus exceeded $100,000 in fiscal 1998, and (iv) all of our directors and executive officers as a group.


                                           Common Stock Beneficially Owned as of
    Name of Beneficial Owner                          April 23, 1999(1)
    ------------------------               -------------------------------------
                                                       No.             %
                                                       ---            ---
Delaware First Financial
 Corporation Employee ......................        74,048(2)         6.4%
Stock Ownership Plan and Trust
  400 Delaware Avenue
  Wilmington, Delaware 19801

Jeffrey L. Gendell, et al ..................       114,500(3)         9.9
  200 Park Avenue
  Suite 3900
  New York, New York 10166

Directors:


J. Bayard Cloud ............................         1,000            *
Thomas B. Cloud ............................         6,154            *
Larry D. Gehrke ............................         5,000            *
Alan B. Levin ..............................         1,500            *
Ernest J. Peoples ..........................         1,000            *

Executive Officer:

Jerome P. Arrison ..........................         2,517(4)         *


All directors and executive
 officers of DFFN and Delaware
 First as a group (nine persons) ...........        23,809            2.1

--------------

*    Represents less than 1% of the outstanding Common Stock.

(1) Based upon filings made to the Exchange Act and information furnished by the respective individuals. Under regulations, promulgated pursuant to the Exchange Act, shares of our Common Stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

                                              (Footnotes continued on next page)

                                        (Footnotes continued from previous page)

(2) The Delaware First Employee Stock Ownership Plan Trust ("Trust") was established pursuant to the ESOP by an agreement between us and Wilmington Trust Company who acts as trustee of the plan ("Trustee"). As of December 31, 1998, 18,512 shares held in the Trust have been allocated to the accounts of participating employees. The 74,048 unallocated shares held in the Trust as of December 31, 1998 will generally be voted by the Trustee in the same ratio on any matter as those allocated shares for which instructions are given, subject to the fiduciary duties of the Trustee and applicable law. The amount of Common Stock beneficially owned by all directors and executive officers as a group does not include the shares held by the Trust.

(3) Mr. Gendell is the managing member of Tontine Management, L.L.C., a limited liability company organized under the laws of the State of Delaware ("TM") and Tontine Overseas Associates, L.L.C., a limited liability company organized under the laws of the State of Delaware ("TOA"). TM is the general partner of Tontine Financial Partners, L.P., a Delaware limited partnership ("TFP"). TOA serves as the investment manager to TFP Overseas Funds, Ltd., a company organized under the laws of the Cayman Islands ("TFPO"). TFP and TFPO directly own 93,750 and 20,750 shares of our Common Stock, respectively. The business address of Mr. Gendell and TM, TOA, TFP and TFPO is 200 Park Avenue, Suite 3900, New York, New York 10166.

(4) Includes 2,417 shares of our Common Stock allocated to Mr. Arrison under the ESOP which the Trustee will vote in accordance with Mr. Arrison's instructions.

                                    BUSINESS

General

         We are a Delaware-chartered savings and loan holding company and the sole stockholder of Delaware First. Our only significant assets are the capital stock of Delaware First, our loan to the ESOP and the portion of the proceeds retained by us in connection with Delaware First's conversion to stock form, discussed below. Our business currently consists of the business of Delaware First. At December 31, 1998, we had total assets of $98.8 million, total deposits of $66.3 million, and total stockholders' equity of $16.3 million or 16.5% of total assets.

         Delaware First was founded in 1922 as Ninth Ward Building & Loan Association, a Delaware chartered institution. In 1954, Delaware First changed its name to Ninth Ward Savings & Loan Association. In 1992, Delaware First
adopted a federal savings association charter, and changed its name to Ninth Ward Savings Bank, FSB. Delaware First converted from a federally-chartered mutual savings bank to a federally-chartered capital stock savings bank and became our wholly-owned subsidiary in December 1997 (the "Conversion"). Subsequent to the Conversion, in January 1998, Ninth Ward Savings Bank, FSB changed its name to Delaware First Bank, FSB. Delaware First's business has been conducted from a single location since its inception.

         The principal sources of funds for Delaware First's activities are deposits, repayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Pittsburgh. Delaware First's funds are used principally for the origination of loans secured by first mortgages on one- to four-family residences which are located in its market area. Such loans totaled $70.9 million, or 87.4 %, of Delaware First's total loan portfolio at December 31, 1998. Delaware First's principal source of revenue is the interest received on loans, and its principal expense is the interest paid on deposits and FHLB of Pittsburgh advances.

         Delaware First is subject to examination and comprehensive regulation by the OTS, which is Delaware First's chartering authority and primary federal regulator. Delaware First is also regulated by the Federal Deposit Insurance Corporation ("FDIC"), the administrator of the Savings Association Insurance Fund ("SAIF"). Delaware First is also subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("FRB") and is a member of the FHLB of Pittsburgh, which is one of the 12 regional banks comprising the FHLB System.

         The executive offices of DFFN and Delaware First are located at 400 Delaware Avenue, Wilmington, Delaware 19801, and the telephone number is (302) 421-9090.

         This Proxy Statement contains certain forward-looking statements and information relating to us that are based on the beliefs of management as well as assumptions made by the information currently available to management. In addition, in those and other portions of this document, the words "anticipate," "believe," "estimate," "expect," "intend," "should," and similar expressions, or the negative thereof, as they related to us or our management, are intended to identify forward- looking statements. Such statements reflect the current views of us with respect to future looking events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We do not intend to update these forward-looking statements.

Market Area

         Delaware First's primary market area consists of New Castle County, Delaware. New Castle County, which contains the city of Wilmington, is the site of incorporation of many of the nation's largest corporations. The largest industries are service, nondurable goods manufacturing and finance, insurance and real estate. Agriculture also plays a prominent part in the state's economy. Delaware First is located approximately 15 miles from Newark, Delaware, site of the University of Delaware. Delaware has two other state supported institutions and four private schools awarding post-secondary degrees. Owing to its preferred location as the state of incorporation for many of the nation's largest corporations, the city has many law, accounting and consulting firms. The state of Delaware has the fourth lowest population in the nation but has both high employment and higher than average income levels.

         The state of Delaware has adopted numerous favorable tax laws to attract and retain businesses. Delaware has no sales tax and a relatively low real property tax. Additionally, the state has a regressive bank franchise tax which is favorable for large financial institutions. Several large banking companies have established headquarters and other facilities here for credit card operations. Delaware has also sought to augment the service-based sector of its economy, having recently adopted a new trust law to facilitate the location of trusts in Delaware.

         Economic growth in Delaware First's market area remains dependent upon the local economy. In addition, Delaware First's deposit and loan activity is significantly affected by economic conditions in Delaware First's market area. Based on the economic demographic history of Delaware First's primary market area, Delaware First expects its market area to be relatively stable in the future. Significant banking competition, however, will likely cause the cost of funds to remain relatively high.

Supervisory Agreement

         Since May 21, 1997, Delaware First has been operating under a Supervisory Agreement with the OTS. Under the Supervisory Agreement, Delaware First has agreed to take actions to improve its compliance with certain OTS regulations in the area of interest rate risk, develop a three year business plan, implement and periodically follow up on Delaware First's interest rate risk policy, establish procedures providing for detailed minutes of Board of Directors and committee meetings, establish procedures to insure Board members are presented with sufficient information in order to make informed judgments and improve regulatory compliance. With regard to interest rate risk management, Delaware First has adopted and submitted to the OTS a revised interest rate risk policy and undertaken certain actions including the sale of fixed rate mortgage loans to the Federal Home Loan Mortgage Corporation ("FHLMC") and lengthening the maturities of certain FHLB advances. The Supervisory Agreement also required that Delaware First submit a three year written Business Plan to the OTS which addresses goals and strategies for improving and sustaining earnings. The Business Plan is required to identify major areas for improving operating performance and achieving and maintaining adequate levels of capital while addressing operating expenses (including management compensation), Delaware First's cost of funds and asset growth. The Business Plan is required to be updated annually and reviewed by Delaware First's Board of Directors at least quarterly. Pursuant to the requirements of the Supervisory Agreement, the Business Plan was submitted to the OTS regional office on August 28, 1997. The Supervisory Agreement also required the OTS be notified 30 days before a new director or executive officer is appointed. Further, Delaware First must provide notice to the OTS prior to extending, renewing, reviewing or entering into any compensation or benefit-related contract with a senior executive officer or director of Delaware First. The Supervisory Agreement will remain in effect until terminated by the OTS.

         Due to the planned acquisition of us by Crown, the provision in the Supervisory Agreement requiring annual updates of our business plan has been waived as long as the Agreement remains in effect. All other provisions of the Supervisory Agreement remain in effect.

Lending Activities

         The following table sets forth information concerning the types of loans held by us:



                                                      December 31,
                                    --------------------------------------------
                                             1998                   1997
                                    ----------------------   -------------------
                                                Percent of            Percent of
                                       Amount      Total     Amount      Total
                                       ------      -----     ------      -----
Real estate loans:
Residential mortgage ............   $70,855,074    87.44% $ 79,244,982    89.11%
                                    -----------   ------   -----------   ------
 Total real estate loans ........    70,855,074    87.44    79,244,982    89.11
Other loans:
  Deposit accounts ..............       630,761     0.78       749,969     0.84
  Small business loans ..........       774,746     0.95             0     0.00
  Home equity loans .............     7,556,783     9.33     7,413,485     8.34
  Equity lines of credit ........     2,551,908     3.15     2,946,938     3.31
                                    -----------   ------   -----------   ------
    Total other loans ...........    11,514,198    14.21    11,110,392    12.49
                                    -----------   ------   -----------   ------
    Total loans, gross ..........    82,369,272   101.65    90,355,374   101.60
                                    -----------   ------   -----------   ------

Less:
  Unamortized loan fees .........       852,604     1.05       959,350     1.08
  Allowance for loan losses .....       489,355     0.60       462,815     0.52
                                    -----------   ------   -----------   ------

Total loans, net ................   $81,027,313   100.00%  $88,933,209   100.00%
                                    ===========   ======   ===========   ======


         We are currently servicing loans for the benefit of others. Such loans totaled $51.8 million, $56.7 million and $54.3 million at December 31, 1998, 1997 and 1996, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing fees generated by these activities were $56,000, $105,000 and $190,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Additionally, at December 31, 1998, we had outstanding loan origination commitments of $1,474,000 for fixed and adjustable rate loans with rates ranging from 5.50% to 9.95%. These commitments are expected to be funded within one year. Commitments are issued in accordance with the same loan policies and underwriting standards as settled loans.

         The following table sets forth the estimated maturity of our gross loan portfolio at December 31, 1998. Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The actual life of the loan is substantially less than its contractual terms because of prepayments. In addition, due on sale clauses on loans generally give us the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when the current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates. All mortgage loans are shown as maturing based on the date of the last payment required by the loan agreement except as noted.


                                                            Contractual Maturity of Loans
                                ------------------------------------------------------------------------------------------
                                                              More than         More than
                                Within 6        6 to 12      one year to       three years         Over 5
                                 months         months       three years      to five years         years            Total
                                 ------         ------       -----------      -------------         -----            -----
                                                                   (In thousands)
Residential
  Mortgage .................... $      3         $    0           $1,239            $3,016          $66,597         $70,855
Deposit accounts ..............      630              0                0                 0                0             630
Small business loans ..........        0            177              250                77              271             775
Home equity loans .............       18            138            1,153             2,610            3,638           7,557
Equity lines of
  credit(1) ...................    2,552              0                0                 0                0           2,552
                                   -----          -----         --------          --------       ----------         -------
  Total loans .................   $3,203           $315           $2,642            $5,703          $70,506         $82,369
                                   =====            ===            =====             =====           ======          ======

----------

(1) Equity lines of credit are open-ended and have no stated maturity date and are shown as being due when interest rates are next subject to change.

         The following table sets forth the amount of fixed rate and adjustable rate loans at December 31, 1998 which are due after December 31, 1999:


                                           Loans at 12/31/98 due after 12/31/99
                                           -------------------------------------
                                            Fixed       Adjustable       Total
                                            -----       ----------       -----
                                                  (Dollars in thousands)
Residential mortgage .................      $63,040       $ 7,812       $70,852
Small business loans .................            0           598           598
Deposit account loans ................            0             0             0
Home equity loans ....................        7,401             0         7,401
Equity lines of credit ...............            0             0             0
                                            -------       -------       -------

     Total ...........................      $70,441       $ 8,410       $78,851
                                            =======       =======       =======

   Percent of total loans ............        85.52%        10.21%        95.73%

          The following table sets forth certain information with respect to our loan origination, purchase and sales activity for the periods indicated:


                                             Year Ended December 31,
                                   ---------------------------------------------
                                       1998            1997            1996
                                       ----            ----            ----
Net loans receivable at
 beginning of period ...........   $ 88,933,209    $ 98,042,118    $ 78,835,306

Loans originated:
  Real estate loans:
    First mortgage loans .......     13,239,365       6,220,820      31,673,585
    Home equity loans ..........      4,131,020       2,267,896       3,139,302
    Equity lines of credit .....      1,770,042       2,103,992       2,691,392
    Small business loans .......        864,505               0               0
    Collateral loans ...........        644,112         783,065         713,357
                                   ------------    ------------    ------------
          Total loans originated   $ 20,649,044    $ 11,375,773    $ 38,217,636

Loans purchased:
    Participations .............         67,924          57,371          18,400
                                   ------------    ------------    ------------
          Total loans purchased    $     67,924    $     57,371    $     18,400

Loans sold:
    Whole loans ................   $ (5,218,213)     (6,812,130)     (2,599,494)
    Participations .............              0               0      (2,008,782)
                                   ------------    ------------    ------------
          Total loans sold .....   $ (5,218,213)   $ (6,812,130)   $ (4,608,276)
                                   ------------    ------------    ------------

Principal repayments ...........   $(23,530,448)   $(13,618,232)   $(15,414,110)
Allowance for losses -(increase)        (69,294)       (215,815)        (47,000)
Reclassifications-Held for Sale               0               0       1,020,000
Other activity, net ............        195,091         104,124          20,162
                                   ------------    ------------    ------------
Net loan increase (decrease) ...     (7,905,896)     (9,108,909)     19,206,812
                                   ------------    ------------    ------------

Net loans receivable at
 end of period .................   $ 81,027,313    $ 88,933,209    $ 98,042,118
                                   ============    ============    ============


          At December 31, 1998, total loans amounted to $81.0 million of which $70.9 million or 87.4% were first mortgage loans secured by one- to four-family residences. The majority of our loans have interest rates which are fixed for the term of the loan ("fixed rate"). To a much lesser extent, when market conditions are favorable, we originate loans with rates of interest which may adjust from period to period during the term of the loan ("adjustable rate"). Our reliance on interest income from fixed rate loans has made it more susceptible to changes in interest rates and, as a result, both its capital and its interest income could be adversely affected in a rising interest rate environment.

          We obtain mortgage loans from a variety of sources. The most frequently utilized method of obtaining mortgage loans is through employee originators who handle telephone calls, walk-in customers and referrals from real estate brokers.

          An appraisal on each property which secures a first mortgage loan made by us is obtained from an independent appraisal firm. These appraisers are approved by Delaware First's Appraisal Committee, and certain appraisals are reviewed randomly by the Committee throughout the year. Each appraiser must annually submit updated licenses and evidence of insurance coverage to maintain their status as an approved appraiser. The appraised value of a property is determined by a physical inspection of the property and comparison of the property to at least three comparable properties in the immediate area. The appraised value is used as a basis for determining loan to value ratios unless the sale price of the property is less than the appraisal value. In that case, the sale price is used.

          Certain officers of Delaware First each individually have lending authority as defined and approved by the Board of Directors. Limits of this lending authority are set for the loan amount, loan-to-value ratio, credit ratios and credit quality. Residential mortgage and home equity loans that fit within these authority limits are approved by an individual officer or officers. All other loans are reviewed by a Loan Committee consisting of (1) either the President, the Executive Vice President or the Vice President of Finance and Administration; (2) the Vice President of Residential Lending; and (3) the Vice President of Retail Banking Services. In the case of loans that are reviewed by the Loan Committee, a majority of the Committee is required for the approval of a loan. The Vice President of Residential Lending is responsible for maintaining records of all Loan Committee meetings. A summary report of all loans approved is submitted to the Board of Directors each month for their ratification.

          Promptly after we approve a loan we provide a commitment letter to the borrower which specifies the terms and conditions of the proposed loan including the amount of the loan, the interest rate, the amortization term, a brief description of the required collateral and required insurance coverage, including fire and casualty insurance, and flood insurance as required. We also require each loan to have title insurance. At December 31, 1998, we had commitments to originate $1,449,000 in mortgage and home equity loans.

          We do not purchase whole loans. However, we do occasionally purchase participation interests in loans. Participation interests in loans are reviewed and approved by either the Board of Directors or the Executive Committee. The amount of the loan participation must be approved by the Board of Directors. For the year ended December 31, 1998, we purchased $68,000 of loan participations originated by Delaware Community Investment Corporation ("DCIC").

          We require private mortgage insurance on all first mortgage loans when the loan-to-value ratio exceeds 80%. We retain servicing on all loans originated. From time to time, we also sell certain of the loans or participation interests in loans we originate. The only loans we sell are fixed-rate residential mortgage loans. For the year ended December 31, 1998, we sold $5.2 million of such loans. Such loans are sold to either the FHLMC, Federal National Mortgage Association ("FNMA"), another financial institution, or a state housing authority.

          All loans collateralized by deposits held by Delaware First must be approved by the Customer Service Supervisor, Branch Manager, or their designee. Loans of this type in excess of $25,000 must be approved by either the Vice President - Branch Sales Manager, Vice President Retail Banking Services or the Chief Operating Officer.

         Originations, Purchases and Sales of Loans. As a federal association, we are permitted to make and/or purchase loans nationwide. We originate and purchase participations in loans secured by real estate located only in our market area. Recently, our purchasing activities have been limited to purchasing participations from DCIC. We make home mortgage loans secured by owner and nonowner occupied dwellings as well as second mortgage loans secured by real estate. We also make small business loans and loans secured by savings accounts. To a lesser extent, from time to time, we make construction loans secured by residential real estate or participates in permanent or construction loans originated by other federally-insured financial institutions. We also participate in permanent mortgage loans originated by DCIC secured by multi-family dwelling units. DCIC is a community investment corporation formed to provide financing for low and moderate income families through a loan pool formed by the commitment of over 30 banks. We purchase participations in loans based upon our pro-rata share of the total loan pool.

          Our ability to originate loans is based on several factors. These include the level of interest rates, the needs of our customers, our asset and liability funding needs and the success of our marketing efforts. Our mortgage loan originations for the year ended December 31, 1998 were $13.2 million compared to $6.2 million for the year ended December 31, 1997.

          One to Four-Family Residential Loans. Our primary lending activity consists of the origination of one to four-family residential mortgage loans secured by property located in our primary market area. We generally originate conforming one to four-family owner occupied residential mortgage loans in amounts up to 95% loan-to-value ratio -- 97% in the case of some first time home buyer programs -- with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. The maximum loan-to-value ratio on mortgage loans secured by nonowner occupied properties generally is limited to 75%. We primarily originate fixed-rate loans having terms from five to 30 years, with principal and interest payments calculated using up to a 30-year amortization period. At December 31, 1998, approximately 11.0% of our one- to four-family residential loans had adjustable rates of interest.

          Home Equity. Our loan portfolio also contains fixed-rate home equity loans and variable rate equity lines of credit. These loans and lines of credit totaled $10.1 million and comprised 12.5% of the total loan portfolio at December 31, 1998.

          We originate fixed rate home equity loans for a minimum of three years and a maximum of 15 years in amounts ranging from $5,000 to $150,000. The maximum loan-to-value ratio is 100%. However, we only lend up to 90% of loan-to-value ratio on loans with first mortgages that have been outstanding for one year or less. During the year ended December 31, 1998, we originated $4.1 million in home equity loans. At December 31, 1998, all of our home equity loans were secured by first or second mortgages.

          We also originate variable rate home equity lines of credit. These lines of credit range in amounts from $10,000 to $100,000 and also require a perfected second lien on owner occupied real property. For variable rate equity lines of credit, the maximum loan-to-value ratio is 90%. For the year ended December 31, 1998, we advanced $1.8 million on home equity lines of credit.

         Small Business Loans. On June 1, 1998, Delaware First established a Small Business Banking Division. The purpose of the division was to expand Delaware First's lending activities, diversify the loan portfolio and provide interest earning assets that were sensitive to interest rate fluctuations. An experienced commercial lender was hired to develop lending policies and lead the new division in all aspects of commercial lending. During the first few months of operation, the new department head developed a Commercial Credit Policy Guide, set up the operating system to properly process commercial loans and developed a portfolio of Commercial Lending documents. The Commercial Credit Policy Guide set parameters and guidelines for credit authority, loan pricing, collateral, real estate lending and other areas of commercial lending.

          Commercial lending activities are limited to customers with total lending needs of $500,000 or less. All types of loans are considered, including lines of credit, term loans, time notes, letters of credit and commercial mortgages. Collateral may include mortgages, vehicles, security agreements and, on occasion, unsecured loans. Virtually all loans will have variable rates that adjust with the prime rate and all loans will be guaranteed personally by the principals of the businesses involved.

          During the last five months of 1998, 17 separate commercial loans were granted aggregating approximately $865,000. All of the loans granted had variable initial interest rates ranging form 9.5% to 11.0%.

          Loans to One Borrower. Federal law requires that, in general, the maximum amount of loans which Delaware First may make to any one borrower may not exceed the greater of $500,000 or 15% of its unimpaired capital and unimpaired surplus. Higher limits apply to loans to develop domestic housing units. Delaware First may lend an additional 10% of its unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral.  Under  federal  law,  our maximum  loan-to-one  borrower  limit was approximately $2.4 million at December 31, 1998. However, Delaware First has established an internal limit on loans to one borrower of $1.0 million. At December 31, 1998, the aggregate loans outstanding to our three largest borrowers and related entities were $390,000, $373,000 and $347,000, respectively. Each of these loans was secured and performing in accordance with their original terms as of December 31, 1998.

Nonperforming and Problem Assets

          Loan Delinquencies. We classify a loan as delinquent when payment is 16 days past due. When a mortgage loan becomes 16 days past due, a computer generated notice of nonpayment is sent to the borrower. On the 21st day, a personal call is made to verify receipt of the first notice and to request payment. A second delinquency notice is then mailed on the 30th day. If, after 60 days, payment is still delinquent, the borrower will be advised in writing of our intent to commence foreclosure. If the loan continues in a delinquent status for 90 days and no repayment plan is in effect, the delinquent account is referred to an attorney for foreclosure. At December 31, 1998, our total delinquent loans, consisting of all loans 30 or more days past due, amounted to $326,000, or .40% of its total loan portfolio.

          The following table shows our total delinquent loans at the dates indicated:

                                                 December 31,
                     --------------------------------------------------------------------
                                 1998                               1997
                     ---------------------------------   --------------------------------
    Loans                                  Percentage                         Percentage
Delinquent For       Number     Amount    of Portfolio   Number    Amount    of Portfolio
--------------       ------     ------    ------------   ------    ------    ------------
30-59 days .....       9       $177,193       0.22%        38    $1,886,884      2.09%
60-89 days .....       1         54,523       0.07          7       188,790      0.21
90 days and
 over .........        3         94,317       0.11         14       774,202      0.86
                    ----       --------       ----        ---    ----------      ----
Total delinquent
  loans ........      13       $326,033       0.40%        59    $2,849,876      3.16%
                    ====       ========       ====        ===    ==========      ====



         The following table shows our delinquent loans by loan type:

                                                   December 31,
                                  ----------------------------------------------
                                            1998                    1997
                                  -----------------------  ---------------------
                                            Percentage of          Percentage of
                                             Delinquent              Delinquent
        Loan Type                  Amount      Loans       Amount       Loans
        ---------                  ------      -----       ------       -----
Residential mortgage .........    $212,688     65.23%   $2,445,396     85.81%
Small business loans .........           0      0.00             0      0.00
Deposit accounts .............       6,768      2.08        60,975      2.14
Home equity loans ............     106,577     32.69       207,512      7.28
Equity lines of credit .......           0      0.00       135,993      4.77
                                  --------    ------    ----------    ------
    Total ....................    $326,033    100.00%   $2,849,876    100.00%
                                  ========    ======    ==========    ======

          Loans are reviewed on a quarterly basis and are placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

          Nonperforming Assets. The following table sets forth information regarding nonaccrual loans and real estate owned. As of the dates indicated, we had no loans categorized as troubled debt restructurings within the meaning of SFAS 15. Interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans was approximately $4,000 and $18,000 for the years ended December 31, 1998 and December 31, 1997, respectively.

          The following table presents our non-performing and restructured assets at the dates indicated.


                                                              December 31,
                                                        ----------------------
                                                        1998             1997
                                                        ----             ----
                                                        (Dollars in thousands)
Non-accrual loans ............................          $ 94             $774
Real estate owned ............................            71                0
                                                        ----             ----
Total non-performing loans ...................          $165(1)          $774(2)
                                                        ====             ====

Percentage of total loan
  portfolio ..................................          0.20%            0.86%
Percentage of total assets ...................          0.17%            0.68%

---------

(1) Consists of $141,000 in residential mortgage loans and $24,000 in home equity loans.

(2) Consists of $623,000 in residential mortgage loans, $51,000 in home equity loans and $100,000 in equity lines of credit loans.

          Classification of Assets. OTS regulations provide for a classification system for loans and other assets of savings associations. Under this classification system, problem assets of savings associations are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings associations will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.

          When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings association's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

          The following table presents our classified assets at the dates indicated:


                                                             December 31,
                                                        -----------------------
                                                        1998             1997
                                                        ----             ----
                                                        (Dollars in thousands)
Classification
   Substandard .................................         $861(1)         $735(2)
   Doubtful ....................................            0               0
   Loss ........................................            0               0
                                                         ----            ----

          Total Classified Assets ..............         $861            $735
                                                         ====            ====
-----------

(1)  Consists  of  $779,000  in  residential   mortgage   loans   classified  as
     substandard and $82,000 in home equity loans classified as substandard.

(2)  Consists  of  $625,000  in  residential   mortgage   loans   classified  as
     substandard, $45,000 in home equity loans classified as substandard and $65,000 in equity line of credit loans classified as substandard.

          Allowance for Loan Losses. Our policy is to provide for losses based on management's estimate of the losses that may be incurred with respect to our loan portfolio. When we increase the allowance for loan losses we do so by establishing a charge against income. The estimate, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions.

          We monitor our allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider to be adequate for the inherent risk of loss in our loan portfolio, future losses could exceed estimated amounts and additional provisions for loan losses could be required. In addition, our determination as to the amount of allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional provision. As of the latest examination by the OTS, which concluded in March 1998, no additional provision was required.

          The following table sets forth an analysis of our allowance for loan losses at the dates indicated:


                                                     Year Ended December 31,
                                              ----------------------------------
                                                1998        1997         1996
                                                ----        ----         ----
                                                 (Dollars in thousands)
Gross Loan Principal
 Balance Outstanding ....................     $82,369      $90,355      $99,353
                                              =======      =======      =======
Average Loans Outstanding ...............     $83,848      $95,371      $91,061
                                              =======      =======      =======
Allowance Balance at
 beginning of period ....................     $   463      $   247      $   200
                                              -------      -------      -------
Loans charged off .......................          43            0            0
Recoveries ..............................           0            0            0
                                              -------      -------      -------
Net loans charged-off ...................          43            0            0
                                              -------      -------      -------
Provision for possible
 loan losses ............................          69          216           47
                                              -------      -------      -------
Allowance Balance at end
 of period ..............................     $   489      $   463      $   247
                                              =======      =======      =======

Allowance for loan losses
 to total loans .........................        0.59%        0.51%        0.25%

Allowance for loan losses to total
  non-performing loans ..................      296.36%       59.82%       65.69%
Net charge-offs to average loans
 outstanding during the period ..........        0.05%          --           --


          Allocation of Allowance for Loan Losses. The following table presents an allocation of the allowance for loan losses among the various loan classifications and sets forth the percentage of loan type to total loans. The allowance shown in the table should not be interpreted as an indication that charge-offs in future periods will occur in these amounts or proportions or that the analysis indicates future charge-off trends.


                                                    December 31,
                                      ------------------------------------------
                                              1998                  1997
                                      ----------------------  ------------------
                                               Percentage of       Percentage of
                                      Amount    Total Loans   1997   Total Loans
                                      ------    -----------   ----   -----------
                                               (Dollars in thousands)
First mortgage loans .............      $284      86.02%      $236       87.70%
Small business loans .............        12       0.94          0           0
Home equity loans ................       118       9.17        140        8.21
Equity lines of credit ...........        75       3.10         86        3.26
Collateral loans .................         0       0.77          1        0.83
                                        ----     ------       ----      ------
          Total ..................      $489     100.00%      $463      100.00%
                                        ====     ======       ====      ======

Investment Activities

          General. Delaware First is permitted under federal law to make certain investments, including investments in securities issued by various federal agencies, state and municipal governments, deposits at the FHLB of Pittsburgh, certificates of deposit in federally insured institutions, certain bankers' acceptances and federal funds. Delaware First may also invest, subject to certain limitations, in commercial paper rated in one of the two highest investment rating categories of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds. Federal regulations require Delaware First to maintain an investment in FHLB stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the OTS adjusts the percentage of liquid assets which savings banks are required to maintain.

          The goals of our investment policy are to (i) maintain  profitability;
(ii) invest in relatively high quality securities; (iii) maintain adequate liquidity levels for meeting cash demands; (iv) maintain compliance with regulations; and (v) provide a short-term source of funds for the funding of loans designated for sale. Investment decisions are based on these goals as well as a review of risk-based capital established for each type of security.

          During periods when mortgage loan demand is moderate, we have invested our funds in certain investment and mortgage-backed securities rather than originating whole loans.

          The investment securities purchased by us consist primarily of securities issued or guaranteed by the U.S. government or agencies thereof and mortgage-backed securities. At December 31, 1998, 10.3% of our mortgage-backed securities were FHLMC pass-throughs. Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in our investment policy. We perform analyses on mortgage-related securities prior to purchase and on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions. Under our current investment policy, the President and his designee(s) have been delegated the authority by the Board of Directors to execute agreements, transactions and any other appropriate material in order to effectuate investment transactions authorized by the investment policy. The Board of Directors reviews all securities transactions on a monthly basis.

          Mortgage-Backed Securities. To supplement our lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. The quasi-governmental agencies, FHLMC, Government National Mortgage Association ("GNMA"), and FNMA, guarantee the payment of principal and interest to investors

          Mortgage-backed securities are typically issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

          Collateralized Mortgage Obligations. We have purchased collateralized mortgage obligations ("CMOs") as an alternative investment in order to address our interest rate risk position. CMOs are securities, which have been collateralized by mortgage-backed securities. The CMO will be divided into various tranches each with a separate priority for receipt of principal payments. The maturity of a particular tranche of a CMO is dependent upon the amount of repayments and prepayments from the mortgage-backed securities. Generally as mortgage rates exceed the rates on the mortgage-backed securities, prepayments will decrease and the maturity of the CMO will increase. Conversely, when mortgage rates are below the rates on the loans securitizing the mortgage-backed security, prepayments will increase and the maturity of the CMO will also shorten. The CMOs purchased by Delaware First have floating rates tied to various market indicies that change monthly. As of December 31, 1998, the balance of CMOs outstanding was $2.6 million.

          The following table sets forth the carrying value of our investment securities, mortgage-backed securities and FHLB stock, at the dates indicated.


                                                 December 31,
                              -------------------------------------------------
                                       1998(1)                  1997(1)
                              -----------------------    ----------------------
                                            Estimated                Estimated
                               Carrying      Market      Carrying     Market
                                Value        Value         Value       Value
                                -----        -----         -----       -----
Federal Home Loan Mortgage
  Corporation .............   $        0   $        0   $1,498,750   $1,498,750
Federal National Mortgage
  Delaware First ..........            0            0      499,390      499,390
U.S. Treasury Notes .......            0            0      501,720      501,720
                              ----------   ----------   ----------   ----------
Total Investment securities   $        0   $        0   $2,499,860   $2,499,860
                              ==========   ==========   ==========   ==========
Mortgage-backed securities    $2,942,264   $2,942,264   $1,900,986   $1,900,986
FHLB stock, at cost .......      975,000      975,000      975,000      975,000
                              ----------   ----------   ----------   ----------

Total .....................   $3,917,264   $3,917,264   $5,375,846   $5,375,846
                              ==========   ==========   ==========   ==========

----------

(1) All of our investment portfolio was classified as "Available for Sale" at December 31, 1998 and December 31, 1997 pursuant to SFAS No. 115.

          The following table sets forth information regarding the scheduled maturities, carrying values, approximate fair market values, and weighted average yields for our investment securities portfolio at December 31, 1998. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.


                             One Year or Less   One to Five Years   More than Five Years       Total Investment Securities
                             -----------------  -----------------   -------------------- -----------------------------------------
                                                                                                                         Average
                                       Weighted          Weighted             Weighted              Approximate Weighed  Remaining
                             Carrying   Average Carrying Average    Carrying   Average   Carrying      Market   Average  Years to
                               Value     Yield    Value   Yield       Value     Yield     Value        Value     Yield   Maturity
                               -----     -----    -----   -----       -----     -----     -----        -----     -----   --------
Obligations of U.S. ......
  Government agencies ....  $        0    --     $   0       --   $        0      --   $        0  $        0      --        0
Mortgage-backed
   securities ............      71,461  7.01%        0       --    2,870,803    5.62%   2,942,264   2,942,264    5.65%   15.42
FHLB stock(1) ............     975,000  6.50%        0       --            0      --      975,000     975,000    6.50%      --
Total investment
  securities portfolio ...  $1,046,461  6.53%$       0       --   $2,870,803    5.62%  $3,917,264  $3,917,264    5.86%      --
                            ==========           =====            ==========           ==========  ==========

-------------

(1) FHLB stock has no stated maturity, but has been classified based upon its next stated dividend payment date. As a member of the FHLB of Pittsburgh, Delaware First is required to maintain an investment in stock of the FHLB of Pittsburgh equal to the greater of 1.0% of our outstanding home mortgage related assets or 5.0% of its outstanding advances from the FHLB of Pittsburgh.

Sources of Funds

          Deposits are the major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans, prepayment of loans, advances from the FHLB and, to a much lesser extent, maturities of investment securities and mortgage-backed securities, and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments may be significantly influenced by general interest rates and market conditions.

          Deposits. Consumer deposits are attracted principally from within our primary market area through the offering of deposit accounts including regular savings accounts, checking accounts, money market accounts, term certificate accounts and IRA accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

          We compete for deposits with other institutions in its market area by offering competitively priced accounts which are tailored to the needs of our customers. Additionally, we seek to meet our customers' needs by providing personalized customer service to the community. To provide additional convenience, we participate in the MAC(R) and Plus(R) automatic teller machine network at locations throughout Delaware and the United States, through which customers can gain access to their accounts at any time. We do not actively solicit certificate accounts in excess of $100,000 or use brokers to obtain deposits or solicit deposits outside our market area.

          The interest rates paid by us on deposits are set as needed at the direction of our senior management based on our liquidity requirements, interest rates paid by our competitors, the general levels of interest rates, our growth goals and applicable regulatory restrictions and requirements.

          Our deposit base is characterized by a relatively small amount of passbook depositors and a significantly higher amount of certificates of deposit. Passbook savings, money market and transaction accounts totalled $10.7 million, or 16.2%, of our deposit portfolio at December 31, 1998. As of December 31, 1998, certificates of deposit amounted to $55.6 million or 83.8% of our deposit portfolio. In addition, $11.0 million or 16.6% of the deposit portfolio consisted of certificates of deposit with balances of $100,000 or more.

          We believe that a portion of our depositors are sensitive to changes in interest rates. Accordingly, some of the funds placed in certificates of deposit with us are susceptible to withdrawal if alternative investments pay a higher return or our rates do not adjust as rapidly as the competition. These deposits cannot, therefore, be viewed as core deposits, which is also generally the case for deposits at or in excess of $100,000. However, our certificates are not derived from brokered deposits, and the majority of those in excess of $100,000 are deposits of long-standing customers.

          The following table sets forth our distribution of deposit accounts at the dates indicated and the weighted average interest rate on each category of deposits represented.


                                                December 31, 1998                               December 31, 1997
                                  ----------------------------------------------       ------------------------------------
                                                                                                                   Weighted
                                                 Percent of          Weighted                      Percent of       Average
                                   Amount           Total           Average Rate        Amount        Total           Rate
                                   ------           -----           ------------        ------        -----           ----
                                                                     (Dollars in thousands)
Passbook Savings ...............  $ 1,697           2.56%              2.50%          $ 2,494           3.24%         4.14%
Money Market Accounts ..........    7,044           10.62              2.79             8,532          11.10          3.40
IRA Accounts ...................   11,098           16.73              6.47            11,880          15.45          6.51
Certificates of deposit
  with an original term
  to maturity of:
    Less than 1 year ...........    8,005           12.07              4.78             7,843          10.20          5.41
    1 to 3 years ...............   27,275           41.11              5.58            33,891          44.09          5.93
    More than 3 years ..........    9,226           13.91              6.47            11,179          14.54          6.47
Checking & Other ...............    2,000            3.00              1.70             1,064           1.38          2.05
                                  -------        --------                             -------         ------
Total Deposits .................  $66,345         100.00%              5.26%          $76,883         100.00%         5.65%
                                   ======         ======                              =======         ======


          The following table sets forth our monthly average balance and interest rates of deposit accounts for the periods shown.


                                            For the Year Ended December 31,
                           ---------------------------------------------------------------
                                     1998                            1997
                           -----------------------------     -----------------------------
                                      Monthly Weighted                 Monthly Weighted
                           Amount   Average Interest Rate    Amount  Average Interest Rate
                                                (Dollars in thousands)
Passbook Savings ........ $ 2,096          3.38%           $  2,682          4.14%
Money Market Accounts ...   7,468          3.39               8,662          3.23
IRA Accounts ............  11,691          6.48              12,297          6.62
Certificates of
    deposits:
    Less than 1 year ....   7,895          5.12              10,485          5.31
    1 to 3 years ........  30,953          5.79              33,363          5.96
    More than 3 years ...  10,094          6.47              12,073          6.55
Checking & Other ........   1,380          1.91                 765          2.05
                          -------                           -------
Total Deposits .......... $71,577          5.53%            $80,327          5.67%
                           ======                           =======

          The following table sets forth the amounts and maturities of our time deposits at the dates indicated.

                                             December 31,
                       -------------------------------------------------------------------
                           1999         2000          2001          2002        Total
                           ----         ----          ----          ----        -----
2.00 to 4.00% ......   $   777,659   $         0   $         0   $         0   $   777,659
4.01 to 6.00% ......    32,221,592     6,211,001     2,916,053     2,945,208    44,293,854
6.01 to 8.00% ......     3,504,937     6,734,375         8,010       285,602    10,532,924
8.01 to 10.00%......             0             0             0             0             0
10.01 to 12.00%.....             0             0             0             0             0
                       -----------   -----------   -----------   -----------   -----------
Total .........        $36,504,188   $12,945,376   $ 2,924,063   $ 3,230,810   $55,604,437
                       ===========   ===========   ===========   ===========   ===========


          The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1998.


                                               Amount
                                               ------
                                           (In thousands)
3 months or less ......................... $    3,180
Over 3 months to 6 months ................      2,267
Over 6 months to 12 months ...............      3,348
Over 12 months ...........................      2,202
                                                -----
Total ....................................   $ 10,997
                                               ======


          The following table sets forth net changes in our deposit accounts for the periods shown.


                                                    Year Ended December 31,
                                               --------------------------------
                                                   1998               1997
                                                   ----               ----
Net (decrease) before
  interest credited ......................     $(13,963,915)      $ (5,308,060)
Interest credited ........................        3,425,710          3,782,468
                                               ------------       ------------
Net deposit account (decrease) ...........     $(10,538,205)      $ (1,525,592)
                                               ============       ============
Weighted average cost of deposits
    during the period ....................             5.37%              5.60%
Weighted average cost of deposits at
    end of period ........................             5.26%              5.65%

          Borrowings. We may obtain advances (borrowings) from the FHLB of Pittsburgh to supplement our supply of lendable funds. Advances from the FHLB of Pittsburgh are typically secured by a pledge of our stock in the FHLB of Pittsburgh, a portion of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate, which may be fixed or adjustable, and range of maturities. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements. At December 31, 1998, borrowings from the FHLB of Pittsburgh totaled $13.7 million.

          The following table sets forth information concerning our borrowings from the FHLB of Pittsburgh.



                                          At or For the Year Ended December 31,
                                          -------------------------------------
                                               1998                 1997
                                               ----                 ----
FHLB Advances:
  Average balance(1) .....................  $14,798,721        $23,162,560
  Maximum balance at any
    month-end ............................   15,900,000         25,700,000
  Balance at period end ..................   13,742,153         17,400,000
  Weighted average interest rate
    during the period ....................         6.58%              6.32%
  Weighted average interest rate
    at period end ........................         6.43%              6.53%

-----------

(1) The average balance was computed using an average of daily balances during the year.

Competition

          Competition for deposits and loans comes from commercial banks, thrift institutions, credit unions, finance companies, credits card banks, mortgage bankers and multi-state regional banks in our market area, many of whom have greater resources. Competition for deposits also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers.

          We operate from a single office and until recent years relied extensively on the presence of employees of several corporations located near our single office for deposit growth. Our convenience enabled us to attract and maintain funds that were reasonably priced. The relocation of corporate offices and the transfer of employees to suburban locations has manifested itself in a decline in the number of downtown Wilmington customer relationships and has required us to seek deposits from other parts of New Castle County. We have been able to maintain our position in mortgage loan originations throughout our market areas by virtue of our long-standing presence in the community, competitive pricing, and referrals from existing customers.

Employees

          At December 31, 1998, we had 21 full-time employees, no full-time seasonal employees and one part-time employee. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

Subsidiaries

          At December 31, 1998, we had one wholly owned subsidiary, Delaware First Bank, FSB.

                                   REGULATION

          Set forth below is a brief description of certain laws and regulations which together with the descriptions of laws and regulation contained elsewhere herein, are deemed material to an investor's understanding of the extent to which we and Delaware First are regulated. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, do not purport to be complete and are qualified in its entirety by reference to applicable laws and regulations.

Savings and Loan Holding Company Regulation

          General. We have registered as a savings and loan holding company with the OTS and are subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over us and any non-savings institution subsidiaries. This allows the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our depositors and not for the benefit of our stockholders.

          QTL Test. Since we own one savings institution, we are able to diversify our operations into activities not related to banking, but only so long as Delaware First satisfies the qualified thrift lender ("QTL") test. If we control more than one savings institution, we would lose the ability to diversify our operations into non-banking related activities, unless such other savings institutions each also qualify as a QTL or were acquired in a supervised acquisition.

          Restrictions on Acquisitions. We must obtain approval from the OTS before acquiring control of any other SAIF-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

Savings Bank Regulation

          General. As a federally chartered, SAIF-insured savings bank, Delaware First is subject to extensive regulation by the OTS and the FDIC. Delaware First's lending activities and other investments must comply with various federal and state statutory and regulatory requirements. Delaware First is also subject to certain reserve requirements promulgated by the FRB.

          The OTS, in conjunction with the FDIC, regularly examines Delaware First and prepares reports for the consideration of Delaware First's Board of Directors on any deficiencies that the OTS finds in Delaware First's operations. Delaware First's relationship with its depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of its mortgage documents.

          Delaware First must file reports with the OTS and the FDIC concerning Delaware First's activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on our operations.

          Insurance of Deposit Accounts. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the Bank Insurance Fund ("BIF") and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level is met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

          Effective January 1, 1997, the premium schedule for BIF and SAIF insured institutions ranges from 0 to 27 basis points. However, SAIF insured institutions are required to pay a Financing Corporation assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to approximately 6 basis points for each $100 in domestic deposits, while BIF insured institutions pay an assessment equal to approximately 1 basis point for each $100 in domestic deposits. The SAIF assessment is expected to be reduced to about 2 basis points no later than January 1, 2000, when BIF insured institutions fully participate in the assessment. These assessments, which may be revised based upon the level of BIF and SAIF deposits will continue until the bonds mature in the year 2017.

          Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets.

          Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

          The risk-based capital standard for savings institutions requires the maintenance of total risk- based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate- term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

          At December 31, 1998, Delaware First exceeded its applicable tangible, core and risk-based capital requirements.

          Dividend and Other Capital Distribution Limitations. OTS regulations require Delaware First to give the OTS 30 days advance notice of any proposed declaration of dividends to us. The OTS has the authority under its supervisory powers to prohibit the payment of dividends by Delaware First to us. In addition, Delaware First may not declare or pay a cash dividend on its capital stock if the effect would be to reduce its regulatory capital below the amount required for the liquidation account established at the time of the Conversion.

          Qualified Thrift Lender Test. In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties. A savings association may qualify as a qualified thrift lender not only by maintaining 65% of portfolio assets in qualified thrift investments but also, in the alternative, by qualifying under the Code as a "domestic building and loan association." Delaware First is a domestic building and loan association as defined in the Code. At December 31, 1998, under the expanded QTL test, approximately 98.6% of Delaware First's portfolio assets were qualified thrift investments.

          Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings institution or its subsidiaries and its affiliates be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings institution's capital or are prohibited altogether. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. Delaware First's affiliates include us and any company which would be under common control with Delaware First. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

          Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At December 31, 1998, Delaware First's required liquid asset ratio was 5.0% and its actual ratio was 11.9%. Monetary penalties may be imposed upon a savings association for violations of liquidity requirements.

          Federal Home Loan Bank System. Delaware First is a member of the FHLB of Pittsburgh, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

          As a member, Delaware First is required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of Delaware First's aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of its advances from the FHLB, whichever is greater. At December 31, 1998, Delaware First held $975,000 in FHLB stock, at cost, which was in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

          The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

          Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. At December 31, 1998, Delaware First's reserve met the minimum level required by the Federal Reserve System.

          Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System. Delaware First had no borrowings from the Federal Reserve System at December 31, 1998.

                                    TAXATION

Federal Taxation

          We and Delaware First are subject to the provisions of the Code, in the same general manner as other corporations. Prior to August 1996, however, savings institutions such as Delaware First, which met certain definitional tests and other conditions prescribed by the Code, could benefit from certain favorable provisions regarding deductions from taxable income for annual additions to bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution could claim with respect to additions to its reserve for bad debts was subject to certain limitations. Delaware First reviewed the most favorable way to calculate the deduction attributable to an addition to its bad debt reserve on an annual basis.

          In August 1996, the Code was revised to equalize the taxation of thrifts and banks. Thrifts no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks currently. Larger thrifts must use the specific charge off method regarding bad debts. Any reserve amounts added after 1987 will be taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not taxed. A savings institution may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. This law is not expected to have a material impact on Delaware First. At December 31, 1998, Delaware First had approximately $220,000 of post 1987 bad-debt reserves.

          Under the percentage of taxable income method, the bad debt deduction attributable to "qualifying real property loans" could not exceed the greater of
(i) the amount deductible under the experience method, or (ii) the amount which, when added to the bad debt deduction for non-qualifying loans, equaled the amount by which 12% of the sum of the total deposits and the advance payments by borrowers for taxes and insurance at the end of the taxable year exceeded the sum of the surplus, undivided profits and reserves at the beginning of the taxable year. The amount of the bad debt deduction attributable to qualifying real property loans computed using the percentage of taxable income method was permitted only to the extent that the institution's reserve for losses on qualifying real property loans at the close of the taxable year did not exceed 6% of such loans outstanding at such time.

          Under the  experience  method,  the bad debt deduction may be based on
(i) a six-year moving average of actual losses on qualifying and non-qualifying loans, or (ii) a fill-up to the institution's base year reserve amount, which is the tax bad debt reserve determined as of December 31, 1987.

          The percentage of specially computed taxable income that was used to compute a savings institution's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8% at the time the Code was revised. The percentage of taxable income bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

          If a savings institution's qualifying assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the institution may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a specified period, which is immediately accruable for financial reporting purposes. As of December 31, 1998, at least 60% of Delaware First's assets were qualifying assets as defined in the Code. No assurance can be given that Delaware First will meet the 60% test for subsequent taxable years.

          Earnings appropriated to Delaware First's pre-1988 bad debt reserve and claimed as a tax deduction as well as its supplemental reserves for losses will not be available for the payment of cash dividends or for distribution to Delaware First's stockholders (including distributions made on dissolution or liquidation), unless Delaware First includes the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. As of December 31, 1998, Delaware First had $1.3 million of accumulated earnings, representing its base year tax reserve, for which federal income taxes have not been provided. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.

          The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which we and Delaware First currently has none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, Delaware First's or our AMTI is increased by an amount equal to 75% of the amount by which its adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses).

          We may exclude from our income 100% of dividends received from Delaware First as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if we own more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which Delaware First availed itself of the percentage of taxable income bad debt deduction method.

          Delaware First's federal income tax returns have not been audited by the IRS for at least the last five years.

Delaware State Taxation

         The State of Delaware imposes a franchise tax on financial institutions of 8.7% of taxable income. Taxable income, for this purpose, is 56% of net operating income after adjustments. These taxes have not been a material expense for Delaware First.

           As a Delaware holding company earning income in Delaware, we are required to file an annual report with and pay an annual franchise tax to the State of Delaware. Minimum tax is generally equal to $5,000 for each 100,000 shares of authorized capital stock regardless of whether such stock has been issued.

                                   PROPERTIES

          The following table sets forth our location and related information at December 31, 1998.


                                                             Net Book Value at
        Location            Leased or Owned  Year Acquired  December 31, 1998(1)
        --------            ---------------  -------------  --------------------

MAIN OFFICE:
400 Delaware Avenue
Wilmington, Delaware 19801       Owned           1953             $1,844,698

---------

(1) Net book value is calculated by totaling the estimated value of land and buildings, $2,344,384, and then subtracting accumulated depreciation of $499,686.

                                LEGAL PROCEEDINGS

          We are, from time to time, a party to legal proceedings arising in the ordinary course of its business, including legal proceedings to enforce our rights against borrowers. We are not currently a party to any legal proceedings which are expected to have a material adverse effect on our financial condition or results of operations.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

          Shares of our Common Stock are traded on the over-the-counter market under the symbol "DFFN," with quotations available through the OTC Bulletin Board operated by the NASDAQ. At April 23, 1999, we had approximately 223 stockholders of record. Such holdings do not reflect the number of beneficial owners of Common Stock. We issued our Common Stock at $10.00 per share in our initial public offering on December 31, 1997.

          Our Board of Directors has the authority to declare dividends on the shares, subject to statutory and regulatory requirements. We have not declared or paid any cash dividends on our Common Stock. Generally, declarations of dividends by the Board of Directors depends upon a number of factors, including, but not limited to: (i) the amount of the net proceeds retained by us in the Conversion, (ii) investment opportunities available, (iii) capital requirements,
(iv) regulatory limitations,  (v) results of operations and financial condition,
(vi) tax considerations, and (vii) general economic conditions. Upon review of such considerations, the Board may authorize dividends in the future if it deems such payment appropriate and in compliance with applicable law and regulation. For a period of one year following the completion of the Conversion, we will not pay dividends that would be treated for tax purposes as a return of capital, nor take any actions to pursue or propose such dividends.

          We are not subject to OTS regulatory restrictions on the payment of dividends to our stockholders, although the source of such dividends will be dependent in part upon the receipt of dividends from Delaware First. Delaware First, like all financial institutions regulated by the OTS, is subject to certain restrictions on the payment of dividends based on its net income, its capital in excess of regulatory capital requirements and the amount of capital required for the liquidation account required to be established in connection with the Conversion. We are subject, however, to the requirements of Delaware law, which generally limit the payment of dividends to amounts that will not affect the ability of us, after the dividend has been distributed, to pay our debts in the ordinary course of business.

          During the periods indicated the high and low sale price of our stock was:


For the quarter ended                                  High               Low
---------------------                                  ----               ---
March 31, 1998 .............................       $   14.13         $   12.50
June 30, 1998 ..............................           15.25             12.38
September 30, 1998 .........................           12.62              8.69
December 31, 1998 ..........................           14.38              8.25


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the consolidated financial condition and results of operations of us. The following discussion and analysis of financial condition and our results of operations should be read in conjunction with our consolidated financial statements and the notes thereto.

General

          Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest earned on interest-earning assets and the rates of interest paid on interest-bearing liabilities ("interest rate spread"), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Our results of operations also are affected by (i) non-interest income, which includes income from customer deposit account service charges, loan servicing fee income, gains and losses from the sale of loans, investments and mortgage-backed securities and (ii) non-interest expense, which includes compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, advertising costs and data processing costs. Our results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond our control.

          Delaware First currently is operating under a Supervisory Agreement with the OTS which requires Delaware First to take certain actions, including, but not limited to, addressing Delaware First's interest rate risk profile. The Supervisory Agreement will remain in place until terminated by the OTS.

Asset/Liability Management

          Our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest rate sensitive and by evaluating the expected effects of interest rate changes on its net portfolio value. The ability to maintain consistent net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period of time.

          Thus, an asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The difference or interest rate repricing "Gap" provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A Gap is considered positive when the amount of interest rate sensitive assets maturing or repricing within a given period exceeds the amount of interest rate sensitive liabilities maturing or repricing within such period. A Gap is considered negative when the amount of interest-bearing liabilities repricing or maturing within a given period exceeds the amount of interest rate sensitive assets repricing or maturing within such period.

          Our lending activities historically have emphasized long-term fixed rate mortgage loans secured by one-to-four family residences. At December 31, 1998, 77.8% of all of our loans were of this type. Conversely, our deposit accounts mature or are subject to repricing within a relatively short period of time. These factors historically have caused the income earned by us on our loan portfolio to adjust more slowly to changes in interest rates than the interest we pay on our deposits.

          In recent years, we have sought to manage our interest rate risk by selling portions of our fixed rate loans to the FHLMC or another financial institution (while retaining the servicing of those loans). We have has also sought to manage interest rate risk by lengthening the maturities of our certificates of deposit and through longer term borrowings from the FHLB of Pittsburgh. This imbalance, however, between our assets and liabilities has caused us to remain susceptible to significant levels of interest rate risk.

          Delaware First's Supervisory Agreement with the OTS identifies Delaware First's interest rate risk level as unacceptably high and requires Delaware First to develop and pursue strategies to reduce interest-rate risk. The strategies considered include adjustment of FHLB advances by replacing short-term variable advances with the proceeds of longer termed fixed rate advances. Delaware First has also sold fixed rate loans to the FHLMC in order to help manage its interest-rate risk. The proceeds of these sales were used to either acquire short term variable rate assets or to repay short term or variable rate borrowings.

          On June 26, 1997, Delaware First adopted a revised interest rate risk policy and also took certain actions to implement this policy, including loan sales and lengthening the maturities of some FHLB borrowings. In implementing these strategies, Delaware First will attempt to balance the need to improve its interest rate risk against the impact such restructuring will have on profitability. Delaware First has also significantly increased its capital position through a mutual to stock conversion. This additional capital has mitigated the severity of Delaware First's interest rate position, and also increased the percentage of interest earning assets to interest sensitive liabilities.

          The following table, often referred to as a "Gap Table," sets forth asset and liability balances at December 31, 1998 which are expected to reprice or mature in each of the future periods indicated. Loans with adjustable rates are shown as being due in the next adjustment period. Passbook accounts, money market deposit accounts and NOW accounts are not assumed to be subject to immediate repricing and are placed in repricing periods based upon assumptions prepared by management.

                                              More than       More than      More than       More than      More than
                                               1 Month         2 Months       3 Months        6 Months       1 Year
                               Less than 1     through 2       through 3     through 6         through       through 3     More than
                                  Month         Months          Months        Months           1 year         Years          3 Years
                                  -----         ------          ------        ------           ------         -----          ------
                                                                  (Dollars in thousands)
Interest-Earning Assets
  Cash and Interest
   Earning Deposits .......... $  8,066     $      0        $      0        $      0        $      0        $      0        $      0
  Investments ................        0            0               0               0               0               0               0
  FHLB Stock .................        0            0             975               0               0               0               0
  Equity Loans/Lines .........    2,556            0               6               8             138           1,153           6,248
  Collateral Loans ...........      631            0               0               0               0               0               0
  Mortgage-Backed Securities .    2,871           71               0               0               0               0               0
  Small Business Loans .......      775            0               0               0               0               0               0
  Adjustable Rate Mortgages ..      578          303             670           1,202           4,017           1,042               0
  Balloon Mortgages(1) .......       40           40              40             120             240           1,568             561
  Fixed Rate Mortgages(2) ....      786          786             786           2,363           4,720          18,880          32,113
                               --------     --------        --------        --------        --------        --------        --------
   Total Interest-Earning
    Assets ................... $ 16,303     $  1,200        $  2,477        $  3,693        $  9,115        $ 22,643        $ 38,922
                               ========     ========        ========        ========        ========        ========        ========
Interest-Bearing
 Liabilities
  Passbook Accounts(3) .......       25           25              25              75             150             300           2,395
  Checking Accounts(4) .......        0            0               0               0               0               0           2,071
  Money Market Deposit
   Accounts(5) ...............      511          511             511           1,078             341           1,362           1,362
  Fixed Rate Fixed Term
   Deposits ..................    3,757        3,967           4,435           8,649          15,695          15,761           3,339
  FHLB Advances -
   Fixed Rate and Term .......        0          500               0           2,300           4,200           4,700           2,042
  Escrow Deposits ............       25           25              25              25             574               0               0
                               --------     --------        --------        --------        --------        --------        --------
   Total Interest-Bearing
    Liabilities .............. $  4,318     $  5,028        $  4,996        $ 12,127        $ 20,960        $ 22,123        $ 11,209
                               ========     ========        ========        ========        ========        ========        ========
Excess (Deficiency) of
 Interest-Earning Assets
 over Interest-Bearing
 Liabilities ................. $ 11,985     $ (3,828)       $ (2,519)       $ (8,434)       $(11,845)       $    520        $ 27,713
                               ========     ========        ========        ========        ========        ========        ========
Cumulative Excess
 (Deficiency) of Interest-
 Earning Assets Over
 Interest-Bearing
 Liabilities at
 December 31, 1998 ........... $ 11,985     $  8,157        $  5,638        $ (2,796)       $(14,641)       $(14,121)       $ 13,592
                               ========     ========        ========        ========        ========        ========        ========
Cumulative Excess
 (Deficiency) of Interest-
 Earning Assets Over
 Interest-Bearing
 Liabilities as a
 Percent of Total Assets
 at December 31, 1998 ........    12.40%        8.44%           5.83%         (2.89)%        (15.14%         (14.61)%         14.06%
                               ========     ========        ========        ========        ========        ========        ========
Cumulative Excess
 (Deficiency) of Interest-
 Earning Assets over
 Interest-Bearing
 Liabilities as a
 percent of Total
 Interest-Earning
 Assets ......................    12.81%        8.72%           6.02%         (2.99)%        (15.65)%        (15.09)%         14.52%
                               ========     ========        ========        ========        ========        ========        ========
Cumulative Excess
 (Deficiency) of Interest-
 Earning  Assets over
 Interest-Bearing
 Liabilities as a
 percent of Cumulative
 Interest-Bearing
 Liabilities .................   277.56%       87.28%          39.31%        (10.56)%        (30.87)%        (20.30)%         16.83%
                                ========     ========        ========       ========        ========        ========        ========

----------


(1)  24% annual prepayment rate is based on assumptions provided by the OTS.

(2) 16% annual prepayment rate for 30 year loans and 8% annual prepayment rate for 15 year loans is based on assumptions provided by the OTS.

(3) Repricing rate is estimated at 10% for year one, 10% for one-to-three years, and 80% for more than three years.

(4)  Repricing rate is estimated at 100% for more than three years.

(5) Repricing is based on the assumption that approximately 40% of accounts with balances greater than $10,000 to reprice evenly over six months. The remainder of accounts, assumed to be core deposits, reprice evenly over all time periods.


Interest Rate Sensitivity Analysis

         We have measured our interest rate sensitivity by computing the "Gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit repricing provided by the OTS and management. The OTS requires the computation of the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") and measures the change in NPV in the event of a range of assumed changes in market interest rates. The OTS, at its discretion, may impose additional capital requirements to institutions that it considers has significant interest rate risk. This requirement would be based on factors such as, but not limited to, interest rate sensitivity, the total capital position of the institution, and other risk factors associated with the institution.

         Qualitative Risk Analysis. The OTS measures an institution's interest rate risk by the change in its NPV as a result of a hypothetical 200 basis point ("bp") change in market rates. The following table estimates the effect on Delaware First's NPV from instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. The following table presents Delaware First's NPV at December 31, 1998, which is based upon quarterly information that Delaware First provides to the OTS and which is calculated for Delaware First by the OTS.


                               Net Portfolio Value at December 31, 1998                   NPV as % of PV of Assets
                            -----------------------------------------------            ------------------------------
   Change in Rates          $ Amount             $ Change          % Change             NPV Ratio              Change
   ---------------          --------             --------          --------             ---------              ------
                                                   (Dollars in thousands)
       +400 bp ............   $7,378             $(7,372)             (49)%               8.67%               (6.53)%
       +300 bp ............    9,734              (5,375)             (36)                10.59               (4.61)
       +200 bp ............   11,767              (3,343)             (22)                12.44               (2.76)
       +100 bp ............   13,670              (1,439)             (10)                14.06               (1.14)
          0 bp ............   15,110                    0                0                15.20
       -100 bp ............   15,683                  574                4                15.57                 3.70
       -200 bp ............   15,831                  721                5                15.57                 3.70
       -300 bp ............   16,161                1,052                7                15.71                 5.10
       -400 bp ............   16,384                1,275                8                15.76                 5.60



         Qualitative Risk Analysis. While we cannot predict future interest rates or their effects on our "Gap," NPV or net interest income, we do not expect current interest rates to have a material adverse effect on our NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         Interest Risk Analysis and Monitoring. Delaware First has established a Funds Management Committee which is currently comprised of one non-employee director, Thomas L. Cloud, Chairman, as well as Delaware First's Chief Executive Officer, Ernest J. Peoples. This committee meets periodically and reviews the maturity of Delaware First's assets and liabilities and discusses and recommends policies and strategies designed to regulate its flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing of Delaware First's assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

         The Board of Directors also reviews Delaware First's asset and liability policies. The Board of Directors meets monthly to review interest rate risk and interest rate trends, as well as liquidity and capital ratios and requirements. Management administers the policy and determinations of the Board of Directors with respect to Delaware First's asset and liability goals and strategies. Delaware First expects that its asset and liability policy and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Analysis of Net Interest Income

         Our earnings historically have depended upon its net interest income, which is the difference between interest income earned on loans and investments (the "interest-earning assets") and interest paid on deposits and any borrowed funds (the "interest-bearing liabilities"). It is the single largest component of our operating income.

         The following tables present an analysis of certain aspects of our operations during the periods indicated. The first table presents the average balances of and the interest and dividends earned or paid on each major class of our interest-earning assets and interest-bearing liabilities. Average balances are daily average balances. The yields and costs include fees which are considered adjustments to yields.

                                                                       For the Year ended December 31,
                               -----------------------------------------------------------------------------------------------------
                                                 1998                                     1997                  At December 31, 1998
                               ---------------------------------------   ------------------------------------   --------------------
                               Average Daily    Interest &      Yield/   Average Daily    Interest &   Yield/                 Yield/
                                  Balance       Dividends        Rate       Balance        Dividends    Rate     Balance       Rate
                                  -------       ---------        ----       -------        ---------    ----     -------       ----
Assets:
Interest-earning assets
    Loans receivable, net (1) .. $83,848,241    $6,586,596       7.86%   $95,370,924     7,352,557       7.71%  $81,027,313    7.39%
    Investment securities(2) ...   4,726,501       282,882       5.99      7,336,699       427,656        5.83    3,917,264     5.65
    Interest-bearing deposits ..  13,082,488       693,614       5.30      4,523,787       198,227        4.38   10,374,130     4.54
                                  ----------       -------              ------------     ---------               ----------
    Total interest-earning
     assets .................... 101,657,230     7,563,092       7.44    107,231,410     7,978,440        7.44   95,318,707     7.01
Non-interest-earning assets ....   3,793,663                               3,777,951                              3,523,655
                                 -----------                            ------------                             ----------
Total assets ...................$105,450,893                            $111,009,361                            $98,842,362
                                 ===========                             ===========                             ==========

Liabilities and
 Stockholders' Equity:
   Interest-bearing
   liabilities
   Deposits .................... $71,397,897    $3,832,880       5.37    $78,891,620    $4,416,447        5.60  $66,344,996     5.26
   Advances from FHLB ..........  14,798,721       972,949       6.58     23,162,560     1,464,357        6.32   13,742,153     6.43
                                 -----------       -------                ----------    ----------               ----------
     Total interest-bearing
        liabilities ............  86,196,618     4,805,829       5.58    102,054,180     5,880,804        5.76   80,087,149     5.46
Non-interest-bearing
 liabilities ...................   2,871,418                               2,598,910                              2,475,316
                                 -----------                            ------------                            -----------
Total liabilities .............. $89,068,036                            $104,653,090                            $82,562,465
Stockholder's Equity ...........  16,382,857                               6,356,271                             16,279,897
                                 -----------                            ------------                             ----------
Total liabilities and
 stockholders' equity ..........$105,450,893                            $111,009,361                            $98,842,362
                                 ===========                             ===========                             ==========
Net interest income/
 Interest rate spread(3) .......                $2,757,263      1.86%                   $2,097,636       1.68%                 1.55%
                                                ==========      ====                     =========       ====                  ====
Net interest-earning
 assets/net interest
 margin(4) ..................... $15,460,612                    2.71%   $  5,177,230                     1.96%
                                  ==========                    ====    ============                     ====
Interest-earning assets
 to interest-bearing
 liabilities ...................                              117.94%                                  105.07%               119.02%
                                                              ======                                   ======                ======

------------
(1) The inclusion of nonaccrual loans in average daily balance and loan fees in interest and dividends has been deemed to have an immaterial impact on this analysis.
(2)  Includes mortgage-backed securities.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(4) Net interest margin represents net interest income before the provision for loan losses divided by average interest-earning assets.

         Rate/Volume Analysis

          The following table sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by the old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) total change in rate and volume. The combined effects of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.


                                                           Year Ended December 31,
                                                            Increase (Decrease)
                          ---------------------------------------------------------------------------------------
                                          1998 vs.1997                                1997 vs. 1996
                          -----------------------------------------    ------------------------------------------
                              Volume         Rate           Net           Volume          Rate           Net
                              ------         ----           ---           ------          ----           ---
Interest Income:
  Loans ...............   $  (902,910)   $   136,949    $  (765,961)   $   332,995    $   (72,503)   $   260,492
  Investment securities      (155,934)        11,160       (144,774)      (308,423)        26,586       (281,837)
  Interest-bearing
    deposits ..........       463,595         31,792        495,387         94,141        (16,465)        77,676
                                         -----------    -----------    -----------    -----------    -----------
Total interest income .      (595,249)       179,901       (415,348)       118,713        (62,382)        56,331
                          -----------    -----------    -----------    -----------    -----------    -----------
Interest Expense

   Deposits ...........   $  (388,868)   $  (194,699)   $  (583,567)   $   (73,173)   $    (8,037)   $   (81,210)
   Advances from FHLB .      (547,889)        56,481       (491,408)       152,044         59,831        211,875
                          -----------    -----------    -----------    -----------    -----------    -----------
         Total interest
         expense ......      (936,757)      (138,218)    (1,074,975)        78,871         51,794        130,665
                          -----------    -----------    -----------    -----------    -----------    -----------
   Net interest income    $   341,508    $   318,119    $   659,627    $    39,842    $  (114,176)   $   (74,334)
                          ===========    ===========    ===========    ===========    ===========    ===========

Financial Condition

         Total assets amounted to $98.8 million at December 31, 1998 compared to $113.3 million at December 31, 1997. The decrease of $14.5 million or 12.8% was primarily due to a decrease of $7.9 million in net loans receivable, a decrease of $4.7 million in cash and cash equivalents and a $2.5 million decrease in investment securities available for sale, which were somewhat offset by a $1.0 million increase in mortgage-backed securities available for sale. The decrease in net loans receivable was primarily due to sales of long-term fixed rate loans in the secondary market as well as loan principal repayments. The decrease in cash and cash equivalents was primarily due to using cash to fund deposit outflows and repay FHLB advances. The decrease in investment securities was due to maturities during 1998 of $2.5 million. The increase in mortgage-backed securities was due to purchases during 1998 of $2.3 million. Total liabilities decreased $14.7 million or 15.1% to $82.6 million at December 31, 1998 compared to $97.2 million at December 31, 1997 due primarily to a decrease in deposits and FHLB advances. Stockholders' equity increased from $16.1 million at December 31, 1997 to $16.3 million at December 31, 1998 due to net income and the allocation of ESOP shares committed to be released

Comparison of Operating Results for the Years Ended December 31, 1998 and 1997.

         General. We had net income of $72,000 for the year ended December 31, 1998 compared to a net loss of $14,000 for the year ended December 31, 1997. The income during 1998 was primarily due to an increase in net interest income of $660,000, and a decrease in the provision for loan losses of $147,000, substantially offset by an increase in other expenses of $608,000.

         Net Interest Income. Net interest income for the year ended December 31, 1998 was $2.8 million compared to $2.1 million for the year ended December 31, 1997. The interest rate spread and net interest margin increased to 1.86% and 2.71%, respectively, for 1998 compared to 1.68% and 1.96%, respectively, for 1997. The ratio of interest-earning assets to interest-bearing liabilities increased to 117.94% for 1998 compared to 105.07% for 1997.

         Interest income. Total interest and dividend income was $7,563,000 for the year ended December 31, 1998 compared to $7,978,000 for the year ended December 31, 1997, representing a decrease of $415,000 or 5.2%. The decrease in fiscal 1998 was due primarily to a decrease in interest on loans from $7.4 million for the year ended December 31, 1997 to $6.6 million for the year ended December 31, 1998, which was the result of a decrease in the average balance of our loan portfolio. This decrease was slightly offset by an increase in interest and dividends on investments from $582,000 for the year ended December 31, 1997 to $789,000 for the year ended December 31, 1998 due to an increase in the average balance of such assets.

         Interest expense. Total interest expense, which consists primarily of interest on savings deposits, decreased from $5,881,000 for the year ended December 31, 1997 to $4,806,000 for the year ended December 31, 1998, which is a decrease of $1,075,000 or 18.3%. This decrease primarily was the result of a decrease in interest paid on deposits and FHLB advances due to a decrease in the average balance of such liabilities.

         Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by us to provide for probable loan losses based on prior loss experience, volume and type of lending conducted by the Company, available peer group information, and past due loans in our loan portfolio. Our policies require the review of assets on a quarterly basis. While we believe we use the best information available to make a determination with respect to the allowance for loan losses, we recognize that future adjustments may be necessary. We provided $69,000 for loan losses for the year ended December 31, 1998 while providing $216,000 for loan losses for the year ended December 31, 1997. In establishing such provisions, we also considered the levels of its non-performing loans which were $165,000 and $774,000 at December 31, 1998 and 1997, respectively.

         Other income. Total other income decreased from $256,000 for the year ended December 31, 1997 to $207,000 for the year ended December 31, 1998. This decrease in other income was attributable to a decrease in service fees of $49,000 and a decrease in gains on sale of loans of $34,000, offset by an increase in other income of $33,000. The decrease in service fees was caused by a write-down in the value of mortgage servicing rights. The decrease in gains on sale of loans was due to a decrease in the volume of loans sold. The increase in other income was due to the amortization of loans valued at the lower of cost or market. Several of these loans prepaid causing the difference between cost and market value to be realized.

         Other expense. Total other expenses increased from $2,162,000 for the year ended December 31, 1997 to $2,771,000 for the year ended December 31, 1998, which represents an increase of $608,000 or 28.1%. Such increases were primarily due to an increase in salaries and benefits of $132,000, an increase in advertising expense of $115,000 and an increase in other general and administrative expenses of $396,000. The increase in salaries and benefits was due to costs related to the resignation of our president, Ronald P. Crouch. The increase in advertising expense was due to increased costs related to introducing new products, such as small business loans and new home equity loan products and advertising for core deposits, particularly checking accounts. Other general and administrative expenses were increased primarily due to fees charged by professional firms in connection with reporting and other obligations associated with being a public company and costs incurred by us in seeking an acquiror.

         Income taxes. We experienced a provision for income taxes of $52,000 for 1998 and a benefit of $10,000 for 1997, resulting in an effective tax rate of 41.9% and (42.0%), respectively.

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996.

         General. We had a net loss of $14,000 for the year ended December 31, 1997 compared to a net loss of $95,000 for the year ended December 31, 1996. The loss during 1997 was primarily due to an increase in the provision for loan losses and decreases in net interest income and other income, substantially offset by a decrease in other expenses.

         Net Interest Income. Net interest income for the year ended December 31, 1997 was $2.1 million compared to $2.2 million for the year ended December 31, 1996. The interest rate spread and net interest margin decreased to 1.68% and 1.96%, respectively, for 1997 compared to 1.78% and 2.05%, respectively, for 1996. The ratio of interest-earning assets to interest-bearing liabilities remained stable at 105.07% for 1997 compared to 105.00% for 1996.

         Interest income. Total interest and dividend income was $7,978,000 for the year ended December 31, 1997 compared to $7,922,000 for the year ended December 31, 1996, representing an increase of $56,000 or 0.7%. The increase in fiscal 1997 was due primarily to an increase in interest on loans from $7.1 million for the year ended December 31, 1996 to $7.4 million for the year ended December 31, 1997, which was the result of an increase in the average balance of our loan portfolio. This increase was slightly offset by a decrease in interest and dividends on investments from $791,000 for the year ended December 31, 1996 to $582,000 for the year ended December 31, 1997 due to a decrease in the average balance of such assets.

         Interest expense. Total interest expense, which consists primarily of interest on savings deposits, increased from $5,750,000 for the year ended December 31, 1996 to $5,881,000 for the year ended December 31, 1997, an increase of $131,000 or 2.3%. This increase primarily was the result of an increase in interest paid on FHLB advances due to an increase in the average balance of and rate paid on such liabilities. This increase in advances was due to increased funding needs and a decrease in deposits.

         Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by us to provide for probable loan losses based on prior loss experience, volume and type of lending conducted by us, available peer group information, and past due loans in our loan portfolio. Our policies require the review of assets on a quarterly basis. While we believe we use the best information available to make a determination with respect to the allowance for loan losses, the Company recognizes that future adjustments may be necessary. We provided $216,000 for loan losses for the year ended December 31, 1997 while providing $47,000 for loan losses for the year ended December 31, 1996. We continue to increase the provision for loan losses due to the growth in the loan portfolio during the year and due to the increase in non-performing loans. As the loan portfolio continues to grow, we increase the provision for loan losses due to risk inherent in the loan portfolio. In establishing such provisions, we also considered the levels of its non-performing loans which were $774,000 and $376,000 at December 31, 1997 and 1996, respectively.

         Other income. Total non-interest income decreased from $305,000 for the year ended December 31, 1996 to $256,000 for the year ended December 31, 1997. This decrease in non-interest income was attributable to a decrease in service fees of $85,000 partially offset by an increase in gains from the sale of loans of $19,000 and an increase in miscellaneous other income of $17,000. The decrease in service fees was caused by a decrease in application fees collected due to fewer loan originations and by a write-down in the value of mortgage servicing rights.

         Other expense. Total other expenses decreased from $2,593,000 for the year ended December 31, 1996 to $2,162,000 for the year ended December 31, 1997, a decrease of $431,000 or 16.6%. Such decrease was due to the one-time SAIF special assessment of $492,000 in 1996. Correspondingly, federal insurance premiums decreased $134,000 to $53,000 in 1997 compared to $187,000 in 1996 due to a reduction in premiums upon the recapitalization of the SAIF. Such decreases were partially offset by an increase in salaries and employee benefits of $163,000 to $1.1 million for 1997 compared to $917,000 for 1996. Salaries and employee benefits increased due to expenses incurred for the ESOP at the end of the year of $93,000. The remainder of the increase was caused by lower fee income provided by loan originations, which was due to a lower volume of originations during the year. In addition, other general and administrative expenses increased $61,000 to $414,000 for 1997 due to an increase in legal and consulting expenses.

         Income taxes. We experienced a benefit for income taxes of $10,000 for 1997 and $69,000 for 1996. Such benefits were due to losses from operations during such periods.

Liquidity and Capital Resources

         Delaware First is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of Delaware First's deposits and short-term borrowings. The required ratio currently is 4.0%. Delaware First's average liquidity ratio was 13.2%, 13.9% and 11.2% at December 31, 1998, December 31, 1997, and December 31, 1996, respectively.

         Our primary sources of funds are deposits, repayment and sales of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Pittsburgh. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable, other sources of funds, such as deposit flows and loan prepayments, can be greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

         Liquidity may be adversely affected by unexpected deposit outflows, higher interest rates paid by competitors, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on our commitments to make loans and management's assessment of our ability to generate funds.

         We and Delaware First are subject to federal regulations that impose certain minimum capital requirements. For a discussion on such capital levels, see "Business-Regulation."

Impact of Inflation and Changing Prices

         Our financial statements and the accompanying notes presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

The Year 2000 Issue

         We are aware of the issues associated with the programming code in existing computer systems as the year 2000 ("Year 2000") approaches. The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Computer programs that have time-sensitive coding may recognize a date using "00" as the year 1900 rather than the year 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

         Delaware First has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issue and has developed an implementation plan to resolve the issue. The majority of Delaware First's data processing is provided by a third party service bureau. The service bureau is actively involved in resolving Year 2000 issues and has provided Delaware First with frequent updates regarding their progress. Delaware First tested their system for Year 2000 compliance during the third quarter of 1998 with no material exceptions noted. Delaware First presently believes that, based on the progress of Delaware First's service bureau, the Year 2000 problem will not pose significant operational problems for Delaware First's computer system. Since the critical portion of our Year 2000 issue involves its third party service bureau, and since testing of that system has been completed with no significant exceptions, additional costs are anticipated to be immaterial at this time.

Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 1999, and will not be applied retroactively to financial statements of prior periods. The impact of this statement on us will depend on the extent of derivatives and embedded derivatives at the date this statement is adopted

                                   ADJOURNMENT

         If sufficient votes in favor of the Merger are not received by the time scheduled for the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting for a period or periods of not more than 30 days in the aggregate to permit further solicitation of proxies. The persons named as proxies will vote on a motion for adjournment in accordance with the instructions therein. If no contrary instructions are received, each proxy received will be voted in favor of adjournment. Any such adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the Special Meeting to be adjourned. Adjournment of the Special Meeting for a period of up to 30 days will not require the setting of a new record date or notice of the adjourned Special Meeting.

         If a quorum is not present at the Special Meeting, no action will be taken other than a vote on adjournment.


                                  OTHER MATTERS

         Our Board of Directors is not aware of any other matters to be presented for action at the Special Meeting. If any matters not now known are properly brought before the Special Meeting or any adjournment thereof, all proxies returned to us will be voted by the proxy holders in accordance with their best judgment.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
   Delaware First Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Delaware First Financial Corporation and subsidiary (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Delaware First Financial Corporation and subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 5, 1999

DELAWARE FIRST FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------

                                                                                                            December 31,
                                                                                                 -----------------------------------
ASSETS                                                                                                1998                 1997
                                                                                                 -------------        -------------
Cash and cash equivalents                                                                        $  10,483,297        $  15,199,726
Investment securities available for sale (amortized cost - 1997, $2,499,753)                                              2,499,860
Mortgage-backed securities available for sale (amortized cost - 1998,
  $2,950,049; 1997, $1,903,007)                                                                      2,942,264            1,900,986
Loans receivable - net                                                                              81,027,313           88,933,209
Federal Home Loan Bank stock - at cost                                                                 975,000              975,000
Accrued interest receivable:
  Loans                                                                                                714,730              823,266
  Investments                                                                                           36,550               81,353
  Mortgage-backed securities                                                                            14,393                6,902
Real estate owned                                                                                       70,645
Office property and equipment, net                                                                   1,988,371            1,956,404
Prepaid expenses and other assets                                                                       64,303              291,613
Prepaid income taxes                                                                                     8,527              115,316
Mortgage servicing rights                                                                              335,650              371,361
Deferred income taxes                                                                                  181,319              177,429
                                                                                                 -------------        -------------

TOTAL ASSETS                                                                                     $  98,842,362        $ 113,332,425
                                                                                                 =============        =============

LIABILITIES AND RETAINED EARNINGS

Liabilities:
  Deposits                                                                                       $  66,344,996        $  76,883,201
  Advances from Federal Home Loan Bank                                                              13,742,153           17,400,000
  Advances by borrowers for taxes and insurance                                                        673,655              835,417
  Accrued interest payable                                                                             254,970              358,171
  Accounts payable and accrued expenses                                                              1,546,691            1,757,825
                                                                                                 -------------        -------------

      Total liabilities                                                                             82,562,465           97,234,614

Stockholders' Equity:
  Preferred stock, $.01 par value, 500,000 shares authorized, none issued
  Common stock, $.01 par value, 3,000,000 authorized; issued and outstanding,
     1,157,000 shares                                                                                   11,570               11,570
  Additional paid-in capital                                                                        10,988,356           10,966,430
  Common stock acquired by stock benefit plan                                                         (740,480)            (833,040)
  Accumulated other comprehensive loss                                                                  (5,622)              (1,263)
  Retained earnings - substantially restricted                                                       6,026,073            5,954,114
                                                                                                 -------------        -------------

      Total stockholders' equity                                                                    16,279,897           16,097,811
                                                                                                 -------------        -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                       $  98,842,362        $ 113,332,425
                                                                                                 =============        =============

See notes to consolidated financial statements.

DELAWARE FIRST FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                       Year Ended December 31,
                                              ----------------------------------------
                                                  1998          1997           1996

INTEREST INCOME:
  Interest on loans                           $ 6,586,596   $ 7,352,557    $ 7,092,065
  Interest on mortgage-backed securities          187,565        44,057         38,982
  Interest and dividends on investments           788,931       581,826        791,062
                                              -----------   -----------    -----------

           Total interest income                7,563,092     7,978,440      7,922,109
                                              -----------   -----------    -----------

INTEREST EXPENSE:
  Deposits                                      3,832,880     4,416,447      4,497,657
  Federal Home Loan Bank advances                 972,949     1,464,357      1,252,482
                                              -----------   -----------    -----------

           Total interest expense               4,805,829     5,880,804      5,750,139
                                              -----------   -----------    -----------

NET INTEREST INCOME                             2,757,263     2,097,636      2,171,970

PROVISION FOR LOAN LOSSES                          69,294       215,815         47,000
                                              -----------   -----------    -----------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                               2,687,969     1,881,821      2,124,970
                                              -----------   -----------    -----------

OTHER INCOME:
  Service fees                                     55,866       104,507        189,604
  Gain on sale of loans                            54,598        88,125         68,629
  Other                                            96,093        63,389         46,543
                                              -----------   -----------    -----------

           Total other income                     206,557       256,021        304,776
                                              -----------   -----------    -----------

OTHER EXPENSES:
  Salaries and employee benefits                1,195,861     1,063,969        915,532
  Advertising                                     277,658       162,382        202,825
  Federal insurance premiums                       59,917        52,795        187,057
  SAIF special assessment                                                      491,992
  Occupancy expense                               188,405       208,727        214,968
  Data processing expense                         140,809       142,887        121,121
  Directors fees                                   98,590       117,915        106,920
  Other general and administrative expenses       809,427       413,718        352,872
                                              -----------   -----------    -----------

           Total other expenses                 2,770,667     2,162,393      2,593,287
                                              -----------   -----------    -----------

INCOME (LOSS) BEFORE PROVISION
  FOR INCOME TAXES (BENEFIT)                      123,859       (24,551)      (163,541)

PROVISION FOR INCOME TAXES (BENEFIT)               51,900       (10,300)       (69,000)
                                              -----------   -----------    -----------

NET INCOME (LOSS)                             $    71,959   $   (14,251)   $   (94,541)
                                              ===========   ===========    ===========

BASIC EARNINGS PER SHARE                      $      0.06           N/A            N/A
                                              ===========   ===========    ===========


See notes to consolidated financial statements.

DELAWARE FIRST FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
--------------------------------------------------------------------------------

                                                             Year Ended December 31,
                                                     ------------------------------------
                                                       1998         1997         1996

NET INCOME (LOSS)                                    $  71,959    $ (14,251)   $ (94,541)

OTHER COMPREHENSIVE INCOME (LOSS)-
  Unrealized  (losses) gains on securities (net of
  of tax (benefit) - 1998 ($1,512); 1997, $5,151;
  1996, ($5,802)                                        (4,359)       9,513      (10,776)
                                                     ---------    ---------    ---------

COMPREHENSIVE INCOME (LOSS)                          $  67,600    $  (4,738)   $(105,317)
                                                     =========    =========    =========


See notes to consolidated financial statements.

DELAWARE FIRST FINANCIAL CORPORATION AMD SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                Common
                                                                                 Stock
                                                                                Acquired    Accumulated
                                                                  Additional    by Stock       Other                      Total
                                                      Common       Paid-in      Benefit    Comprehensive  Retained     Stockholders'
                                                      Stock        Capital        Plan          Loss      Earnings        Equity
                                                   -----------   ------------  ----------- ------------- -----------   ------------
BALANCE, JANUARY 1, 1996                                                                                 $ 6,062,906   $ 6,062,906

  Net loss                                                                                                   (94,541)      (94,541)

  Change in unrealized losses on available for
    sale securities, net of tax                                                               $(10,776)                    (10,776)
                                                                                              --------   -----------   ------------

BALANCE, DECEMBER 31, 1996                                                                     (10,776)    5,968,365     5,957,589

  Common stock issued                              $    11,570   $ 10,966,430                                           10,978,000

  Common stock acquired by stock benefit plans                                 $  (925,600)                               (925,600)

  ESOP stock committed to be released                                               92,560                                  92,560

  Change in unrealized losses on available
    for sale securities, net of tax                                                              9,513                       9,513

  Net loss                                                                                                   (14,251)      (14,251)
                                                   -----------   ------------  -----------    --------   -----------   ------------

BALANCE, DECEMBER 31, 1997                              11,570     10,966,430     (833,040)     (1,263)    5,954,114     16,097,811

   ESOP stock committed to be released                                 21,751        92,560                                114,311

   Refund of stock conversion costs                                       175                                                  175

   Change in unrealized losses on available
     for sale securities, net of tax                                                            (4,359)                     (4,359)

   Net income                                                                                                 71,959        71,959

BALANCE, DECEMBER 31, 1998                         $    11,570   $ 10,988,356  $  (740,480)   $ (5,622)  $ 6,026,073   $ 16,279,897
                                                   ===========   ============  ===========    ========   ===========   ============

See notes to consolidated financial statements.

DELAWARE FIRST FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                               Year Ended December 31,
                                                                    ---------------------------------------------
                                                                         1998            1997            1996

OPERATING ACTIVITIES:
  Net income (loss)                                                 $     71,959    $    (14,251)   $    (94,541)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation                                                          91,956         126,656         121,751
    Provision for loan losses                                             69,294         215,815          47,000
    Gain on sale of investment and mortgage-backed securities                                             (6,925)
    Gain on sale of loans                                                (54,598)        (88,125)        (68,629)
    Gain on real estate acquired through foreclosure                      (9,741)
    Loss on disposal of premises and equipment                             7,635
    Allocation of ESOP shares                                            114,311          92,560
    Amortization of:
      Deferred loan fees                                                (227,525)       (100,622)       (130,226)
      Discount on investment and mortgage-backed securities               33,503          (4,193)         (8,827)
    Changes in assets and liabilities which provided (used) cash:
      Accrued interest receivable                                        145,848         158,420        (221,562)
      Mortgage servicing rights                                           35,711         (53,926)        (19,466)
      Prepaid expenses and other assets                                  227,310        (225,601)          9,153
      Accrued interest payable                                          (103,201)         92,407          45,211
      Accounts payable and accrued expenses                             (211,134)        419,322         505,430
      Income taxes                                                       106,789          51,534        (252,740)
      Deferral of loan fees                                              175,377          84,623         379,572
                                                                    ------------    ------------    ------------

           Net cash provided by operating activities                     473,494         754,619         305,201
                                                                    ------------    ------------    ------------

INVESTING ACTIVITIES:
  Proceeds from sale of investments held to maturity                                                   2,996,406
  Proceeds from maturity of investments                                2,500,000       4,000,000       6,998,205
  Principal collected on long-term loans
    and mortgage-backed securities                                    24,381,912      13,649,576      15,576,441
  Long-term loans originated                                         (20,716,968)    (11,433,144)    (38,236,036)
  Proceeds from sale of loans                                          5,218,213       6,812,130       4,407,397
  Proceeds from sale of mortgage-backed securities
    held to maturity                                                                                     346,427
  Redemption of Federal Home Loan Bank stock                                             634,800         263,200
  Purchase of Federal Home Loan Bank stock                                              (109,800)     (1,035,700)
  Purchase of investments and mortgage-backed securities              (2,327,318)     (1,739,460)     (4,996,281)
  Proceeds from sale of real estate owned                                243,435
  Purchase of premises and equipment                                    (131,558)        (62,103)        (39,244)
                                                                    ------------    ------------    ------------

           Net cash provided by (used in) investing activities         9,167,716      11,751,999     (13,719,185)
                                                                    ------------    ------------    ------------

FINANCING ACTIVITIES:
  Net decrease in deposits                                           (10,538,205)     (1,525,592)     (3,113,456)
  (Decrease) increase in advances by borrowers for taxes
    and insurance                                                       (161,762)         22,848         160,036
  Proceeds from Federal Home Loan Bank advances                        2,000,000      49,345,726      79,119,823
  Repayments of Federal Home Loan Bank advances                       (5,657,847)    (57,845,726)    (61,169,823)
  Proceeds from the sale of stock, net of conversion costs                            10,978,000
  Refund of conversion costs                                                 175
  Common stock acquired by stock benefit plan                                           (925,600)
                                                                    ------------    ------------    ------------

           Net cash (used in) provided by financing activities       (14,357,639)         49,656      14,996,580
                                                                    ------------    ------------    ------------

NET (DECREASE) INCREASE IN CASH
  AND CASH EQUIVALENTS                                                (4,716,429)     12,556,274       1,582,596

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                                   15,199,726       2,643,452       1,060,856
                                                                    ------------    ------------    ------------

CASH AND CASH EQUIVALENTS,
  END OF YEAR                                                       $ 10,483,297    $ 15,199,726    $  2,643,452
                                                                    ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during period for:
    Interest                                                        $  4,909,030    $  5,788,397    $  5,704,928
                                                                    ============    ============    ============

    Income taxes                                                    $      6,352    $     25,956    $    310,140
                                                                    ============    ============    ============

   Transfers of loans receivable into real estate owned             $    304,339    $               $
                                                                    ============    ============    ============

See notes to consolidated financial statements.

DELAWARE FIRST FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


1.   NATURE OF OPERATIONS

     On June 30, 1997, the Board of Directors of Ninth Ward Savings Bank, FSB (the "Bank") adopted a plan of conversion to convert from a federally chartered mutual savings bank to a federally chartered capital stock savings bank with the concurrent formation of a holding company (the "Conversion").

     The Conversion was completed on December 31, 1997, with the issuance by the holding company Delaware First Financial Corporation (the "Company"), of 1,157,000 shares of its common stock in a public offering to the Bank's eligible depositors and borrowers, members of the general public and the Bank's Employee Stock Ownership Plan (the "ESOP"). Net proceeds from the Conversion amounted to $10,978,000 of which $8,000,000 was used to acquire 100% of the outstanding capital stock of the Bank, and $925,600 was used for a loan for the ESOP. The Company retained the remaining proceeds of $2,052,400.

     In connection with the Conversion, the Company established the ESOP for the benefit of eligible employees. The Company purchased 92,560 shares of common stock on behalf of the ESOP in the Conversion. The ESOP loan is being repaid in ten equal annual installments with shares of stock being allocated to eligible employees in accordance with the provisions of the ESOP as principal payments are made.

     The Company's primary market is concentrated in New Castle County, Delaware, to which it offers mainly conventional residential real estate loans on new and existing properties and mortgage refinancing. Since 1994, the Bank has been active in offering equity lines of credit. In 1998, the Company began originating secured and unsecured loans to small businesses in its primary market. Effective January 5, 1998, Ninth Ward Savings Bank, FSB changed its name to Delaware First Bank, FSB.

     On November 18, 1998, the Company agreed to be acquired by Crown Group, Inc., in a cash transaction valued at approximately $17,900,000. The Agreement and Plan of Reorganization, executed by the Company and Crown Group, Inc., provides for the exchange of each share of the Company's common stock for $15.50 in cash. The acquisition is contingent upon receipt of approvals from regulatory authorities and the Company's shareholders.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation - The consolidated financial statements include the accounts of Delaware First Financial Corporation as of December 31, 1998 and 1997. Amounts prior to December 31, 1997 are the accounts of the Company's wholly owned subsidiary, Ninth Ward Savings Bank, FSB.

     Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Interest on Loans - The Company recognizes interest on loans when earned. The Company does not recognize interest on loans deemed to be uncollectible, generally when a loan is three months or more delinquent. Such interest ultimately collected is credited to income in the period of recovery.

     Investment and Mortgage-Backed Securities - The Company accounts for debt and equity securities as follows:

          Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the period remaining until maturity.

          Available for Sale - Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of retained earnings until realized.

     Office Property and Equipment - Office property and equipment is recorded at cost. Depreciation is computed using either the straight-line method or an accelerated method over the expected useful lives of the assets, ranging from three to fifty years. The costs of maintenance and repairs are
     expensed  as  they  are  incurred,   and  renewals  and   betterments   are
     capitalized.

     Loan Fees - The Company defers all loan fees, net of certain costs, and accretes them into income over the contractual life of the loan using the interest method.

     Allowance for Loan Losses - The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, respectively. SFAS No. 114 requires that certain impaired loans be measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

     Federal Home Loan Bank Advances - Periodically, the Company borrows from the Federal Home Loan Bank of Pittsburgh. These borrowings are collateralized by Federal Home Loan Bank stock and qualified investments and mortgage loans.

     Income Taxes - Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing accounts.

     Interest Rate Risk - The Company is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to make loans secured by real estate and, to a lesser extent, consumer and commercial loans.

     At December 31, 1998, the Company had interest-earning assets of approximately $96,840,000 having a weighted average effective yield of 7.43% which have a weighted average term to maturity greater than the interest-bearing liabilities of approximately $80,087,000 having a weighted average effective interest rate of 5.58%. At December 31, 1997, the Company had interest-earning assets of approximately $110,931,000 having a weighted average effective yield of 7.44% which have a weighted average term to maturity greater than the interest-bearing liabilities of approximately $94,283,000 having a weighted average effective interest rate of 5.76%. The shorter duration of the interest-sensitive liabilities indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will reprice faster than assets, thereby reducing the market value of long-term assets and net interest income. For this reason, management regularly monitors the maturity structure of the Company's assets and liabilities in order to measure this risk and enact measures to manage volatility of future interest rate movements.

     Mortgage Loans Held for Sale - The Company originates mortgage loans for sale in the secondary market to provide additional funds for lending. These loans are carried at the lower of cost or market value, determined on a net aggregate basis.

     Real Estate Owned - Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations of foreclosed real estate and changes in the valuation allowance are included in loss on foreclosed real estate.

     Mortgage Servicing Rights - The Company accounts for mortgage servicing rights in accordance with SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. It requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amounts between the asset sold, if any, and retained interest, if any, based on their relative fair values at the date of transfer. Additionally, the Company is required to assess the fair value of these assets at each reporting date to determine any potential impairment.

     Comprehensive Income - During 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires an entity to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to stockholders' equity.

     Earnings Per Share - In February 1998, the FASB issued SFAS No. 128, Earnings Per Share, which is effective for periods ending after December 15, 1998. The Company adopted this statement, effective December 31, 1998. Basic earnings per share for 1998 is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share for 1998 is computed using the weighted-average number of common shares outstanding and common share equivalents that would arise from the exercise of stock options. There were no stock options outstanding on December 31, 1998. Prior period information is not comparative and therefore not presented.

     Accounting Principles Issued and Not Adopted -In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 1999, and will not be applied retroactively to financial statements of prior periods. The impact of this statement will depend on the extent of derivatives and embedded derivatives at the date this statement is adopted.

     Reclassifications - Certain items in the 1996 and 1997 financial statements have been reclassified to conform with the presentation in the 1998 financial statements.

3.   INVESTMENT SECURITIES

     Investment securities available for sale are summarized as follows:


                                                      December 31, 1997
                                      ---------------------------------------------------
                                                      Gross       Gross
                                       Amortized   Unrealized   Unrealized    Approximate
                                         Cost         Gain         Loss       Fair Value
                                      ----------   ----------   ----------    ----------
Debt securities -  obligations of
  U.S. Government agencies - due in
  one year or less                    $2,499,753   $    1,967   $   (1,860)   $2,499,860
                                      ----------   ----------   ----------    ----------

Total                                 $2,499,753   $    1,967   $   (1,860)   $2,499,860
                                      ==========   ==========   ==========    ==========

4.   MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities available for sale at December 31, 1998 and 1997 are summarized as follows:

                                                             1998
                                      ---------------------------------------------------
                                                      Gross       Gross
                                       Amortized   Unrealized   Unrealized    Approximate
                                         Cost         Gain         Loss       Fair Value
                                      ----------   ----------   ----------    ----------
FHLMC pass-through certificates       $  302,954   $      684   $     (993)   $  302,645
Collateralized mortgage obligations    2,647,095        4,334      (11,810)    2,639,619
                                      ----------   ----------   ----------    ----------

Total                                 $2,950,049   $    5,018   $  (12,803)   $2,942,264
                                      ==========   ==========   ==========    ==========

                                                             1997
                                      ---------------------------------------------------
                                                      Gross       Gross
                                       Amortized   Unrealized   Unrealized    Approximate
                                         Cost         Gain         Loss       Fair Value
                                      ----------   ----------   ----------    ----------

FHLMC pass-through certificates       $  168,757   $    1,687                 $  170,444
Collateralized mortgage obligations    1,734,250          640   $   (4,348)    1,730,542
                                      ----------   ----------   ----------    ----------

Total                                 $1,903,007   $    2,327   $   (4,348)   $1,900,986
                                      ==========   ==========   ==========    ==========

5.   LOANS RECEIVABLE

     Loans receivable consist of the following:

                                                             December 31,
                                                     ---------------------------
                                                         1998            1997
                                                     -----------     -----------

First mortgage loans (primarily one-
  to four-family residential)                        $70,855,074     $79,244,982
Loans on savings accounts                                630,761         749,969
Small business loans                                     774,746
Home equity loans - fixed rate                         7,556,783       7,413,485
Equity lines or credit - variable rate                 2,551,908       2,946,938
                                                     -----------     -----------

           Total                                      82,369,272      90,355,374

Less:
  Allowance for loan losses                              489,355         462,815
  Deferred loan fees                                     852,604         959,350
                                                     -----------     -----------

           Total                                     $81,027,313     $88,933,209
                                                     ===========     ===========

     The Company is servicing loans for the benefit of others totaling approximately $51,787,000 and $56,730,000 at December 31, 1998 and 1997,
     respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the cash basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Company held borrowers' escrow balances of $311,320 and $353,742 at December 31, 1998 and 1997,
     respectively.

     At December 31, 1998 and 1997, the Company had outstanding loan origination commitments of $1,473,900 and $793,800, respectively, for fixed and adjustable rate loans, with rates ranging from 5.50% to 9.95% and 7.125% to 11.75%, respectively. These commitments are expected to be funded within one year. Commitments are issued in accordance with the same loan policies and underwriting standards as settled loans. In November 1994, the Company entered into an initial agreement with a community investment company to purchase $250,000 of loans for low and moderate income housing over the next three years. At December 31, 1998 and 1997, the Company had purchased $172,000 and $122,000 of these loans, respectively. The Company entered into an agreement in January 1998, with the same community investment company, to purchase an additional $250,000 of these types of loans over the next three years. At December 31, 1998, the Company had purchased $18,000 of these loans.

     Certain directors and officers of the Company have loans with the Company. Such loans were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization, and do not represent more than a normal risk of collection. The following is a summary of loans to these officers and directors:

                                                          December 31,
                                                  ------------------------------
                                                     1998               1997

Balance, beginning of year                         $ 511,456          $ 367,780
Additions                                            322,400            195,090
Repayments                                          (217,166)           (51,414)
                                                   ---------          ---------

Balance, end of year                               $ 616,690          $ 511,456
                                                   =========          =========

     The following is a summary of changes in the allowance for loan losses:

                                                    Year Ended December 31,
                                          --------------------------------------
                                             1998           1997          1996

Balance, beginning of year                $ 462,815      $ 247,000     $ 200,000
Provision charged to operations              69,294        215,815        47,000
Charge-offs                                 (42,754)
                                          ---------      ---------     ---------

Balance, end of year                      $ 489,355      $ 462,815     $ 247,000
                                          =========      =========     =========

     Loans delinquent more than 90 days are placed on nonaccrual status. At December 31, 1998 and 1997, nonaccrual loans amounted to approximately $94,000 and $774,000, respectively. Interest reserved from these loans amounted to $3,880, $18,459 and $3,123 at December 31, 1998, 1997 and 1996,
     respectively.

     The provision for loan losses charged to expense is based upon past loan and loss experiences and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans under SFAS No.
     114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not require application of SFAS No. 114. For this purpose, delays less than 90 days are considered to be insignificant. As of December 31, 1998 and 1997, 100% of the impaired loan balance was measured for impairment based on the fair value of the loan's collateral. Impairment losses are included in the provision for loan losses. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. At December 31, 1998 and 1997, the Company's impaired loans consisted of smaller balance residential mortgage loans which are collectively evaluated for impairment.

     Interest income on impaired loans other than nonaccrual loans is recognized on an accrual basis. Interest income on nonaccrual loans is recognized only as collected.

6.   OFFICE PROPERTY AND EQUIPMENT

     Office property and equipment is summarized by major classification as follows:

                                                         December 31,
                                                --------------------------------
                                                    1998                1997

Land and buildings                              $ 2,344,384         $ 2,278,764
Furniture and equipment                           1,074,998           1,017,822
                                                -----------         -----------

    Total                                         3,419,382           3,296,586
Accumulated depreciation                         (1,431,011)         (1,340,182)
                                                -----------         -----------

Net                                             $ 1,988,371         $ 1,956,404
                                                ===========         ===========

     Depreciation expense totaled $91,956, $126,656, and $121,751 for the years ended December 31, 1998, 1997 and 1996, respectively.

7.   MORTGAGE SERVICING RIGHTS

     The Company's servicing portfolio for which mortgage servicing rights have been capitalized at December 31, 1998 consists of fixed rate, predominately conforming mortgage loans, as follows:

          Whole Loans Sold - $31,258,472 - interest rates range from 5.50% to 8.875%; original terms range from 180 months to 360 months with a weighted average coupon of 7.324%, weighted average remaining maturity of 298 months, and an average servicing fee of 0.25%.

          Participations Sold - $4,177,373 - interest rates range from 6.75% to 8.00%; original terms range from 120 months to 240 months with a weighted average coupon of 7.30%, weighted average pass-through rate of 7.10%, and a weighted average remaining term of 142 months.

     Evaluation of potential impairment of the carrying value of mortgage servicing rights is determined based upon market valuation of loans within specified interest rate ranges. At December 31, 1998 and 1997, the fair value of mortgage servicing rights approximates its carrying value.
     Mortgage servicing rights are amortized in proportion to projected net servicing revenue.

8.   DEPOSITS

     Deposits by stated type are summarized as follows:

                                                       December 31,
                                     -------------------------------------------
                                              1998                   1997
                                     ---------------------  --------------------
                                        Amount    Percent      Amount    Percent

Demand deposit accounts:
  1998 - 1.70%                       $ 1,999,737     3.0%
  1997 - 2.05%                                              $ 1,063,720     1.4%
Passbook accounts:
  1998 - 2.50%                         1,697,025     2.6
  1997 - 4.14%                                                2,494,272     3.2
Money market deposit accounts:
  1998 - 2.79%                         7,043,797    10.6
  1997 - 3.40%                                                8,532,239    11.1
91-day to five-year certificates
  of deposit
  1998 - 4.08% - 8.27%                55,604,437    83.8
  1997 - 4.94% - 7.04%                                       64,792,970    84.3
                                     -----------   -----    -----------   -----

Total                                $66,344,996   100.0%   $76,883,201   100.0%
                                     ===========   =====    ===========   =====

     The weighted average cost of funds was 5.26% and 5.65% at December 31, 1998 and 1997, respectively.

     A summary of certificates of deposit by maturity is as follows:


                                                          December 31,
                                               ---------------------------------
                                                   1998                  1997

Less than 1 year                               $36,504,191           $44,979,769
1 to 3 years                                    15,760,529            16,173,988
3 years or more                                  3,339,717             3,639,213
                                               -----------           -----------

Total                                          $55,604,437           $64,792,970
                                               ===========           ===========

     A summary of interest expense on savings accounts is as follows:

                                                  Year Ended December 31,
                                        ----------------------------------------
                                            1998           1997           1996

Passbooks                               $   68,497     $  136,140     $  109,203
Demand deposit accounts                     23,851         19,088         14,634
Money market deposit accounts              228,021        292,641        281,797
Certificates of deposit                  3,512,511      3,968,578      4,092,023
                                        ----------     ----------     ----------

Total                                   $3,832,880     $4,416,447     $4,497,657
                                        ==========     ==========     ==========

     At  December  31,  1998,  the  Company  had   $10,997,000  of  deposits  in
     denominations of $100,000 or more. Generally, deposits in excess of $100,000 are not federally insured. The Company does not accept brokered deposits.

9.   ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank consist of the following:

                                            December 31,
                     ---------------------------------------------------------
                                   1998                        1997
                     ------------------------------ --------------------------
                                      Weighted                        Weighted
                                      Interest                        Interest
Maturing Period         Amount          Rate            Amount          Rate
---------------      -----------      --------       -----------      --------

Line of credit
12 months or less    $ 7,180,558       6.36%        $ 6,600,000        6.27%
13 to 24 months        1,491,580        6.62          6,000,000         6.51
25 to 36 months        3,603,275        6.90          1,300,000         6.72
37 to 48 months          315,684        6.39          3,400,000         6.96
49 to 60 months        1,151,056        5.19            100,000         7.35
                     -----------                    -----------

Total                $13,742,153                    $17,400,000
                     ===========                    ==============

     The weighted average interest rate for these advances at December 31, 1998, and 1997 was 6.43% and 6.53%, respectively.

     As of December 31, 1997, the Company had an unused line of credit of $8,592,000 with the Federal Home Loan Bank of Pittsburgh. The Company cancelled the line of credit in 1998.

10.  REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of Tier 1 risk-based and total risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which they are subject.

     The most recent notification to the Office of Thrift Supervision (OTS) categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum tangible, core and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts (in thousands) and ratios are presented in the table below:

                                                                                              To be Considered
                                                                                              Well Capitalized
                                                                     Required for               Under Prompt
                                            Actual                 Capital Adequacy              Provisions
                                   ---------------------      -----------------------        --------------------
                                     Amount        Ratio        Amount        Ratio          Amount        Ratio
At December 31, 1998:
  Tangible                         $ 13,349        13.81%      $ 1,450          1.50%            N/A          N/A
  Core (leverage)                    13,349        13.81         2,899          3.00          $ 4,833        5.00%
  Tier 1 risk-based                  13,349        24.13          N/A            N/A            3,319        6.00
  Total risk-based                   13,378        24.91         4,426          8.00            5,532       10.00

At December 31, 1997:
  Tangible                         $ 13,085        11.77%      $ 1,667          1.50%            N/A          N/A
  Core (leverage)                    13,085        11.77         3,335          3.00          $ 5,558        5.00%
  Tier 1 risk-based                  13,085        21.81          N/A           N/A             3,600        6.00
  Total risk-based                   13,467        22.44         4,800          8.00            6,000       10.00

     Retained earnings for financial statement purposes differs from actual (leverage) capital amounts by $27,000, and $36,000 at December 31, 1998 and 1997, respectively. This difference represents the unallowed portion of mortgage servicing rights and the exclusion of the unrealized loss on available for sale securities. Retained earnings for financial statement purposes differs from total risk-based capital amounts by the unallowed portion of mortgage servicing rights, the exclusion of the allowance for loan losses and the unrealized loss on available for sale securities from the calculation.

     On May 21, 1997, the Bank entered into a supervisory agreement with the OTS which requires the Bank to develop, adopt and in some cases modify, certain policies and procedures relating to interest rate risk management, improvement of operating performance and capital adequacy.

     It is management's opinion, based on the Bank's compliance with all regulatory capital requirements and compliance with various agreements and directives, that no further regulatory action will be taken and that no adjustments to the consolidated financial statements will be required.

     At the date of the Conversion, the Bank established a liquidation account in an amount equal to its retained earnings. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

11.  INCOME TAXES

     As of January 1, 1996, the Company changed its method of computing reserves for bad debts to the experience method. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method allows the Company to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Company's reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years' net charge-offs divided by the sum of the previous six years' total outstanding loans at year end.

     A thrift institution required to change its method of computing reserves for bad debts treats such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves is taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995. For financial reporting purposes, the Company will not incur any additional tax expense due to previously provided deferred taxes. At December 31, 1998 under SFAS No. 109, deferred taxes were provided on the difference between the book reserve at December 31, 1998 and the applicable excess reserve in the amount equal to the Company's increase in the tax reserve from December 31, 1987 to December 31, 1998. Retained earnings at December 31, 1998 and 1997 includes approximately $1,300,000 representing bad debt deductions for which no deferred income taxes have been provided.

     Income taxes (benefit) consist of the following components:

                                                                Year Ended December 31,
                        ----------------------------------------------------------------------------------------------------------
                                       1998                              1997                                   1996
                        -------------------------------  ----------------------------------    -----------------------------------
                          Federal      State      Total    Federal       State        Total      Federal        State        Total

Current tax provision     $42,000     $9,900    $51,900    $(8,400)    $(1,900)    $(10,300)    $(96,200)    $(22,800)   $(119,000)
Deferred tax provision                                                                            50,000                    50,000
                        ---------  ---------  ---------  ---------   ---------    ---------    ---------    ---------    ---------

Total                     $42,000     $9,900    $51,900    $(8,400)    $(1,900)    $(10,300)    $(46,200)    $(22,800)   $ (69,000)
                        =========  =========  =========  =========   =========    =========    =========    =========    =========

     The Company's provision (benefit) for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:

                                                                                      December 31,
                                                    -----------------------------------------------------------------------------
                                                           1998                       1997                        1996
                                                    ---------------------       --------------------        ---------------------
                                                      Amount   Percentage        Amount   Percentage          Amount   Percentage
Tax at federal tax rate                              $43,351       35.0%       $ (8,593)      (35.0)%       $(57,239)      (35.0)%
Increase (decrease) resulting from:
  Benefit of surtax exemption                         (1,239)      (1.0)            246         1.0            1,635         1.0
  State income taxes, net of federal
    income tax benefit                                 6,534        5.3          (1,254)       (5.1)         (15,048)       (9.2)
  Other                                                3,254        2.6            (699)       (2.8)           1,652         1.0
                                                    --------        ---        --------        ----         --------        ----

Total                                                $51,900        41.9%      $(10,300)       (41.9)%      $(69,000)       (42.2)%
                                                    ========        ===        ========        ====         ========        ====

     Items that give rise to significant portions of the deferred tax accounts at December 31, 1998 and 1997 are as follows:

                                                              December 31,
                                                       -------------------------
                                                          1998           1997

Deferred tax assets:
  Deferred loan fees                                    $201,240       $233,526
  Reserve for bad debts                                   91,568         63,840
  Other                                                   20,751         14,730
                                                       ---------      ---------

           Total deferred tax assets                     313,559        312,096
                                                       ---------      ---------

Deferred tax liabilities:
  Property                                               (18,119)        (8,404)
  Mortgage servicing rights                             (114,121)      (126,263)
                                                       ---------      ---------

           Total deferred tax liabilities               (132,240)      (134,667)
                                                       ---------      ---------

Net deferred income taxes                               $181,319       $177,429
                                                       =========      =========

12.  EMPLOYEE BENEFITS

     Pension Plan

     The Company terminated its pension plan on December 17, 1997, ceasing benefit accruals as of January 15, 1998. The Company distributed excess funds pro rata to the participants in 1998.

     Net pension expense for 1997 and 1996 included the following components:

                                                               December 31,
                                                         -----------------------
                                                            1997          1996

Service cost - benefits earned during the year            $62,681       $69,168
Interest cost on projected benefit obligation              60,266        59,198
Actual return on assets                                   (55,469)      (29,910)
Net amortization of transition costs                      (14,376)      (47,717)
                                                         --------      --------

Net pension expense                                       $53,102       $50,739
                                                         ========      ========

      The following table sets forth the aggregate funded status of the pension plan for December 31, 1997.


Actuarial present value of benefit obligation:
  Vested                                                               $653,317
  Nonvested                                                              15,998
                                                                      ---------

Total accumulated benefit obligation                                   $669,315
                                                                      =========

Plan assets at fair value                                              $970,808
Projected benefit obligation                                           (966,140)
                                                                      ---------

Projected benefit obligation less than plan assets                        4,668
Unrecognized:
  Net gain from past experience                                        (132,423)
  Net transition asset                                                  (20,923)
                                                                      ---------

Accrued pension liability                                             $(148,678)
                                                                      =========

     The projected benefit obligation was determined using a weighted average assumed discount rate of 7% and a rate of compensation increase of 4.25%. The expected weighted average long-term rate of return of plan assets was 7%. Assumed average remaining service lives of employees was approximately 22 years.

     The type of assets held by the plan were general trust investments including cash equivalents, fixed income assets, group annuities and stock mutual funds.

     Deferred compensation agreements are in effect with certain members of the Board of Directors. Payment of director fees is being deferred under the terms of the deferred compensation agreements. For the years ended December 31, 1998, 1997 and 1996, $13,939, $11,718 and $11,590, respectively, of fees were deferred under these agreements.

     401(k) Plan

     The Company instituted a 401(k) plan beginning in 1997. The plan covers all full-time employees of the Company and provides for pre-tax contributions by the employees with matching contributions of 25% of the first 2% of each employee's contribution. The Company incurred $5,660 and $4,611 in 401(k) expense for the years ended December 31, 1998 and 1997, respectively.

     Common Stock Acquired by Stock Benefit Plan

     In connection with the Conversion, the Company established an ESOP for the benefit of eligible employees. The Company purchased 92,560 shares of common stock on behalf of the ESOP in the Conversion. For each of the years ended December 31, 1998 and 1997, 9,256 shares were released from the total ESOP and allocated to eligible participants. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6, Employers Accounting for Employee Stock Ownership Plans, which requires the Company to recognize compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity as additional paid-in capital. Management expects the recorded amount of expense to fluctuate as continuing adjustments are made to reflect changes in the fair value of the ESOP shares. The Company recorded compensation and employee benefit expense related to the ESOP of $114,311 and $ 92,560 for the years ended December 31, 1998 and 1997, respectively.

13.  CONCENTRATION OF CREDIT RISK

     Most of the Company's lending activity is with customers located within the state of Delaware. Generally, the loans are secured by real estate consisting of single-family residential properties. The ultimate repayment of these loans is dependent to a certain degree on the local economy.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                            December 31,
                                                     ----------------------------------------------------------
                                                               1998                             1997
                                                     -------------------------        -------------------------
                                                      Carrying      Estimated          Carrying      Estimated
                                                       Amount       Fair Value          Amount       Fair Value
                                                          (in thousands)                    (in thousands)

Assets:
  Cash and cash equivalents                           $10,483        $10,483           $15,200        $15,200
  Investment securities available for sale                                               2,500          2,500
  Mortgage-backed securities available
    for sale                                            2,942          2,942             1,901          1,901
  Loans, net                                           81,027         80,892            88,933         89,949

Liabilities:
  Demand deposits and passbook accounts                 3,697          3,697             3,558          3,558
  Money market accounts                                 7,044          7,044             8,532          8,532
  Certificates of deposit                              55,604         56,357            64,793         65,187
  Advances from Federal Home Loan Bank                 13,742         13,987            17,400         17,523

     Cash and Cash Equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

     Investments and  Mortgage-backed  Securities - The fair value of investment
     and   mortgage-backed   securities   (including   collateralized   mortgage
     obligations) is based on quoted market prices or dealer quotes.

     Loans Receivable - The fair value of loans is estimated based on present value using approximate current entry-value interest rates applicable to each category of such financial instruments.

     Loans Held for Sale - The fair value of loans held for sale is based upon commitment prices from the Federal Home Loan Mortgage Corporation.

     Demand Deposits, Passbook Accounts, Money Market Accounts and Savings Certificates - The fair value of demand deposits, passbook accounts and money market accounts is the amount reported in the financial statements. The fair value of savings certificates is based on a present value estimate using rates currently offered for deposits of similar remaining maturity.

     Advances from Federal Home Loan Bank - The fair value of advances is based on a present value estimate using rates currently offered for Federal Home Loan Bank borrowings of similar remaining maturity.

     Commitments to Extend Credit - The majority of the Company's commitments to extend credit carry current market interest rates if converted to loans. Because commitments to extend credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts, which are insignificant.

     The fair value estimates presented herein are based on pertinent information available to management as of the date indicated. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the dates indicated and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

15.  SAVINGS ASSOCIATION INSURANCE FUND

     On September 30, 1996, an omnibus appropriations bill for fiscal year 1996, which included recapitalization of the Savings Association Insurance Fund
     (SAIF) became law. Accordingly, all SAIF-insured depository institutions were charged a one-time special assessment based on their SAIF-assessable deposits as of March 31, 1995 at the rate of 65.7 basis points. Accordingly, the Company incurred a pre-tax expense of $491,992 during the third quarter of 1996.

16.  PARENT COMPANY FINANCIAL INFORMATION

     Financial statements of Delaware First Financial Corporation are as follows:


                        Statements of Financial Condition
                                    ($000's)
                                                                December 31,
                                                          ----------------------
Assets                                                       1998         1997

Interest-bearing deposits                                 $  2,417     $  2,145
Investment in subsidiary bank                               14,118       13,954
Other assets                                                     9            1
                                                          --------     --------

Total assets                                              $ 16,544     $ 16,100
                                                          ========     ========

Liabilities and Stockholders' Equity

Other liabilities                                         $    264     $      2
                                                          --------     --------
Stockholders' equity:
  Common stock                                                  12           12
  Additional paid-in capital                                10,988       10,966
  Common stock acquired by the stock benefit plan             (740)        (833)
  Unrealized loss on available for sale securities              (6)          (1)
  Retained earnings                                          6,026        5,954
                                                          --------     --------

Total stockholders' equity                                  16,280       16,098
                                                          --------     --------

Total liabilities and stockholders' equity                $ 16,544     $ 16,100
                                                          ========     ========


                            Statements of Operations
                                    ($000's)


                                                                                             Period
                                                                                          September 23,
                                                                                               1997
                                                                                            (date of
                                                                  Year                    Incorporation)
                                                                 Ended                       Through
                                                              December 31,                 December 31,
                                                                  1998                         1997
                                                             -------------                --------------
Interest income                                                $ 182
Operating expenses                                              (252)                           $  (1)
                                                               -----                            -----

Net loss before equity in undistributed
  earnings from subsidiary                                       434                               (1)

Equity in undistributed earnings from subsidiary                 142
                                                               -----                            -----

Net income (loss)                                              $  72                            $  (1)
                                                               =====                            =====

                                   Statements of Cash Flows
                                           ($000's)

                                                                                                    Period
                                                                                                September 23,
                                                                                                     1997
                                                                                                   (date of
                                                                                    Year        Incorporation)
                                                                                    Ended          Through
                                                                                December 31,     December 31,
                                                                                    1998             1997
                                                                               ---------------- ---------------
Operating Activities:
  Net income (loss)                                                              $     72         $     (1)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Equity in undistributed earnings of subsidiary                                   (142)
    Increase in other assets                                                           (8)              (1)
    Increase in other liabilities                                                     262                2
    Increase in investment in subsidiary                                              (27)
    Amortization of common stock acquired by the stock benefit plan                   115               93
                                                                                 --------         --------

           Net cash provided by operating activities                                  272               93
                                                                                 --------         --------

Investing Activities - purchase of common
  stock of subsidiary                                                                               (8,000)
                                                                                                  --------

           Net cash used in investing activities                                                    (8,000)
                                                                                                  --------

Financing Activities:
  Net proceeds from issuance of common stock                                                        10,978
  Common stock acquired by stock benefit plan                                                         (926)
                                                                                                  --------

           Net cash provided by financing activities                                                10,052
                                                                                                  --------

Net increase in cash                                                                  272            2,145

Cash, Beginning of Period                                                           2,145
                                                                                 --------         --------

Cash, End of Period                                                              $  2,417         $  2,145
                                                                                 ========         ========

                                     ******

                                                                      APPENDIX A



                      AMENDED AND RESTATED MERGER AGREEMENT
             (Formerly titled Agreement and Plan of Reorganization)

         AMENDED AND RESTATED MERGER AGREEMENT, dated as of February 17, 1999 ("Agreement"), by and among The Crown Group, Inc. ("Crown"), a Florida corporation and Crown Bank, a Federal Savings Bank (the "Bank"), a federally chartered savings bank and a wholly-owned subsidiary of Crown and Delaware First Financial Corporation ("DFFN"), a Delaware corporation and Delaware First Bank, FSB (the "Association"), a federally chartered savings association and wholly-owned subsidiary of DFFN.

                                   WITNESSETH:

         WHEREAS, the Boards of Directors of Crown, the Bank, DFFN and the Association have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein; and

         WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.01. The Merger. As of the Effective Time, (as hereinafter defined) DFFN will be collapsed into the Association and immediately thereafter, the Association will be merged with and into the Bank (together, the "Merger") in accordance with the provisions of 12 C.F.R. Part 563, Sub- Part B, 12 C.F.R.
Part 574, and 12 C.F.R. Section 552.13 (the "Federal Regulations") and subject to the terms and conditions of this Agreement, the Agreement and Plan of Merger between DFFN and the Association and the Combination Agreement by and between the Association and the Bank. The Bank shall be the surviving entity in the Merger and shall continue after the Merger to be a federally-chartered savings bank (the "Resulting Institution") operating under the charter and bylaws of the Bank. The offices of the Association will be operated as inter-state branch offices of the Bank pursuant to 12 U.S.C. Section 1464(r) and 12 C.F.R. Section
556.5. The Merger shall have the effects specified in the Federal Regulations. The name of the Resulting Institution shall be "Crown Bank, FSB."

         1.02 Effect of the Merger. As of the Effective Time, the Resulting Institution shall have all the property, rights, powers and franchise of each of DFFN, the Association and the Bank that existed prior to the Merger and shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of DFFN, the Association, and the Bank and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Resulting Institution. In addition, any reference to DFFN, the Association or the Bank in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Resulting Institution if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which DFFN, the Association or the Bank is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Resulting Institution may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against DFFN, the Association or the Bank if the Merger had not occurred.

         1.03 Charter and Bylaws. As of the Effective Time, the Charter and Bylaws of the Bank shall be the Charter and Bylaws of the Resulting Institution, until otherwise amended as provided by law.

         1.04 Directors and Officers. As of the Effective Time, the directors and officers of the Bank shall become the directors and officers of the Resulting Institution.

         1.05 Effective Time. The Merger shall become effective upon the occurrence of the filing of the Articles of Combination with the OTS, unless a later date and time is specified as the effective time in such Articles of Combination ("Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), at the offices of the Bank in Casselberry, Florida or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to Crown, the Bank, DFFN and the Association the certificates and other documents required to be delivered under Article V hereof.

         1.06 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Crown, with the prior written consent of DFFN, which shall not be unreasonably withheld, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i)
there are no material adverse federal income tax consequences to the stockholders of Crown as a result of such modification, (ii) the consideration to be paid to holders of DFFN Common Stock (as defined below) under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any conditions to the Closing.

         1.07 Conversion of DFFN Common Stock. As of the Effective Time, each share of common stock, par value $.01 per share, of DFFN (the "DFFN Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL") (the "DFFN Dissenting Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive from the Bank, $15.50 in cash (the "Merger Consideration"). The aggregate consideration to be paid for the conversion of all outstanding shares of DFFN Common Stock ($15.50 times 1,157,000 shares) is hereinafter referred to as the "Aggregate Merger Consideration."

         1.08 Exchange Procedures

         (a) As of the Effective Time, the Bank shall deposit in trust with an exchange agent designated by Crown (the "Exchange Agent") cash in an amount equal to the Aggregate Merger Consideration. No later than five business days following the Effective Time, the Bank shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of DFFN Common Stock a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of DFFN Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising each holder of the effectiveness of the Merger and the procedure for surrendering  to the  Exchange  Agent such  certificate  or  certificates  which immediately prior to the Effective Time represented issued and outstanding shares of DFFN Common Stock in exchange for the Merger Consideration set forth in Section 1.07 hereof deliverable in respect thereof pursuant to this
Agreement. Within five business days following receipt of surrendered certificates and a properly completed letter of transmittal, the Exchange Agent shall deliver the Merger Consideration to each former DFFN shareholder. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

         (b) Each outstanding certificate which prior to the Effective Time represented DFFN Common Stock (other than DFFN Dissenting Shares) and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence the right to receive the Merger
Consideration for each share evidenced by each such certificate. After the Effective Time, there shall be no further transfer on the records of DFFN of certificates representing shares of DFFN Common Stock and if such certificates are presented to DFFN for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided.

         (c) The Bank shall not be obligated to deliver the Merger Consideration to which a holder of DFFN Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of DFFN Common Stock for exchange as provided in this
Section 1.08, or, in lieu thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Bank. If payment of the Merger Consideration is to be made in a name other than that in which the certificate evidencing DFFN Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such payment pay to the Exchange Agent in advance, any transfer or other tax required by reason of the payment in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) Any portion of the Merger Consideration delivered to the Exchange Agent by the Bank pursuant to Section 1.07 that remains unclaimed by the shareholders of DFFN for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to the Bank. Any shareholders of DFFN who have not exchanged their shares of DFFN Common Stock for the Merger Consideration in accordance with this Agreement shall thereafter look only to the Bank for the Merger Consideration deliverable in respect of each share of DFFN Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of DFFN Common Stock are not surrendered or the payment for them is not claimed prior to the date on which payment of the Merger Consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Bank (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Bank and the Exchange Agent shall be entitled to rely upon the stock transfer books of DFFN to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, the Bank and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         1.09 Dissenting Shares.

         (a) Each outstanding share of DFFN Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such rights as of the Effective Time shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. DFFN shall give Crown prompt notice upon receipt by DFFN of any such written demands for payment of the fair value of such shares of DFFN Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL (any shareholder duly making such demand being hereinafter called a "Dissenting DFFN Shareholder"). Any payments made in respect of DFFN Dissenting Shares shall be made by Crown. If any Dissenting DFFN Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of DFFN Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

         (b) No holder of Crown common stock, $.01 par value per share ("Crown Common Stock") shall be entitled to relief as a dissenting shareholder pursuant to Section 552.14 or otherwise.

         1.10 Additional Actions. If at any time after the Effective Time the Resulting Institution shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Resulting Institution its rights, title or interest in, to or under any of the rights, properties or assets of DFFN acquired or to be acquired by the Resulting Institution as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, DFFN and its proper officers and directors shall be deemed to have granted to the Resulting Institution an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Resulting Institution and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Institution are fully authorized in the name of DFFN or otherwise to take any and all such action.


                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF DFFN
                               AND THE ASSOCIATION

         References to "DFFN Disclosure Schedules" shall mean all of the disclosure schedules required by this Article II, dated as of the date hereof and referenced to the specific sections and subsections of Article II of this Agreement, which have been delivered by DFFN to Crown. DFFN and the Association hereby represent and warrant to Crown and the Bank as follows as of the date hereof:

         2.01. Corporate Organization.

         (a) DFFN is a corporation duly organized, validly existing and in good standing under the laws of Delaware. DFFN has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of DFFN. DFFN is registered as a thrift holding company under the Home Owners' Loan Act ("HOLA"). DFFN Disclosure Schedule 2.01(a) sets forth true and complete copies of the Certificate of Incorporation and Bylaws of DFFN as in effect on the date hereof.

         (b) The only direct or indirect subsidiary of DFFN is the Association. The Association (i) is duly organized, validly existing and in good standing under the laws of the United States of America (ii) has the corporate power and authority to own or lease all of its properties and assets, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of DFFN and the Association taken as a whole. DFFN and the Association each have satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with the Office of Thrift Supervision ("OTS"). Other than the Association, DFFN does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

         2.02. Capitalization. The authorized capital stock of DFFN consists of 3,000,000 shares of DFFN Common Stock, of which 1,157,000 are issued and outstanding as of the date hereof, and 500,000 shares of preferred stock, $.01 par value, none of which are issued. DFFN has no treasury shares. All issued and outstanding shares of capital stock of DFFN have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. DFFN does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of DFFN or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

         2.03. Authority; No Violation.

         (a) Subject to the adoption of this Agreement and the Agreement of Merger by the stockholders of DFFN, DFFN and the Association have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the unanimous vote of the Boards of Directors of DFFN and the Association. Except for the adoption by DFFN's stockholders of this Agreement and the Agreement of Merger, no other corporate proceedings on the part of DFFN or the Association are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by DFFN and the Association and constitutes the valid and binding obligation of DFFN and the Association, enforceable against them in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

         (b) Subject to the adoption of this Agreement and the Agreement of Merger by the stockholders of DFFN, DFFN has full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof. The execution and delivery of the Agreement of Merger by DFFN and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of DFFN, and no other corporate proceedings on the part of DFFN are necessary to consummate the transactions so contemplated. The Agreement of Merger, upon its execution and delivery by DFFN, concurrently with the execution and delivery of this Agreement, will constitute a valid and binding obligation of DFFN, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

         (c) None of the execution and delivery of this Agreement by DFFN and the Association, the execution and delivery of the Agreement of Merger by DFFN, the consummation by DFFN and the Association of the transactions contemplated hereby in accordance with the terms hereof, the consummation by DFFN of the transactions contemplated by the Agreement of Merger in accordance with the terms thereof, compliance by DFFN and the Association with any of the terms or provisions hereof or compliance by DFFN with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Certificate of Incorporation, Charter or Bylaws of DFFN or the Association, as applicable, (ii) assuming that the consents and approvals set forth below are duly obtained: violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DFFN or the Association or any of their respective properties or assets, or (iii) except as disclosed in DFFN Disclosure
Schedule 2.03(c), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of DFFN or the Association under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DFFN or the Association is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of DFFN and the Association taken as a whole and which will not prevent or delay the consummation of the transactions  contemplated  hereby.  Except  as set  forth  in  DFFN  Disclosure
Schedule 2.03(c) and for consents and approvals of or filings or registrations with or notices to the OTS, the Secretary of State of the State of Delaware and the stockholders of DFFN, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency, or non-governmental third party are required on behalf of DFFN in connection with (a) the execution and delivery of this Agreement by DFFN and the Association or the execution and delivery of the

Agreement of Merger by DFFN, and (b) the completion by DFFN and the Association of the transactions contemplated hereby or the completion by DFFN of the transactions contemplated by the Agreement of Merger.

         2.04. Financial Statements.

         (a) DFFN has previously delivered to Crown copies of the consolidated statements of financial condition of DFFN as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995, in each case accompanied by the audit report of Deloitte & Touche LLP, independent public accountants, as well as the unaudited consolidated statement of financial condition of DFFN as of September 30, 1998 and the related unaudited consolidated statement of operations, stockholders' equity and cash flows for the nine months ended September 30, 1998 and 1997. The consolidated statements of financial condition of DFFN referred to herein (including the related notes, where applicable) fairly present the consolidated financial condition of DFFN as of the respective dates set forth therein, and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations, stockholders' equity and cash flows of DFFN for the respective periods or as of the respective dates set forth therein (it being understood that DFFN's interim financial statements are not audited and are not prepared with all related notes but reflect all adjustments which are, in the opinion and reasonable judgment of DFFN, necessary for a fair presentation of such financial statements).

         (b) Each of the financial statements referred to in this Section 2.04 (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of DFFN are being maintained in material compliance with applicable legal and accounting requirements.

         (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of
Section 2.04(a) or the notes thereto, and except for liabilities incurred since September 30, 1998 in the ordinary course of business and consistent with past practice, DFFN does not have any obligation or liability, whether absolute, accrued, contingent or otherwise, which are material to the business, operations, assets or financial condition of DFFN and the Association taken as a whole.

         2.05. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, prospects, assets or financial condition of DFFN and the Association taken as a whole since September 30, 1998 and, to the best knowledge of DFFN and the Association, no fact or condition exists which DFFN or the Association believes will cause such a material adverse change in the future. For purposes of this Section 2.05, a material adverse change shall be deemed to have occurred if DFFN's consolidated stockholders' equity is less than $15,602,000. For purposes of this Section 2.05, any expenses or accruals after the date hereof relating to (i) expenses associated with the Merger or (ii) market value adjustments to the investment portfolio of DFFN and the Association shall be excluded for purposes of calculation of DFFN's stockholders' equity as contemplated herein prior to the Effective Time.

         2.06.  Legal  Proceedings.  Except  as  disclosed  in  DFFN  Disclosure
Schedule 2.06, neither DFFN nor the Association is a party to any, and there are no pending or, to the best knowledge of DFFN and the Association, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against DFFN or the Association, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of DFFN and the Association will not have, in the aggregate, a material adverse effect on the business, operations, assets or financial condition of DFFN and the Association taken as a whole. Neither DFFN nor the Association is a party to any order, judgment or decree which materially adversely affects the business, operations, assets or financial condition of DFFN and the Association taken as a whole.

         2.07. Taxes and Tax Returns.

         (a) DFFN and the Association have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and have duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to Crown) and (ii) have not finally been determined. DFFN has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed, accrued or applicable. Except as set forth in DFFN Disclosure Schedule 2.07(a), (i) the federal income tax returns of DFFN have been examined by the Internal Revenue Service ("IRS") (or are closed to examination due to the expiration of the applicable statute of limitations), and
(ii) the Delaware income tax returns of DFFN have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon DFFN, nor has DFFN given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

         (b) Except as set forth in DFFN Disclosure Schedule 2.07(b), DFFN (i) has not requested any extension of time within which to file any Return which Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of Taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by DFFN (nor does DFFN have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

         (c) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment

(including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon DFFN.

         2.08. Employee Benefit Plans.

         (a) Each employee benefit plan currently maintained by DFFN or the Association or arrangement of DFFN or the Association which is an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income DFFN Act of 1974, as amended ("ERISA"), is listed in DFFN Disclosure
Schedule 2.08(a) ("DFFN Plans"). DFFN has previously furnished to Crown true and complete copies of each of the DFFN Plans together with (i) the most recent actuarial and financial reports prepared with respect to any qualified DFFN Plans, (ii) the most recent annual reports filed with any government agency, and
(iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified DFFN Plans.

         (b) Each DFFN Plan has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

         (c) Neither DFFN nor the Association participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         (d) None of DFFN, the Association or, to the best knowledge of DFFN and the Association, any trustee, fiduciary or administrator of an DFFN Plan or any trust created thereunder, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code, which could subject DFFN, or, to the best knowledge of DFFN and the Association, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said Section 4975.

         (e) No DFFN Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA.

         (f) Each of the DFFN Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and DFFN is not aware of any fact or circumstance which would adversely affect the qualified status of any such Plan.

         2.09. Regulatory Reports. DFFN and the Association have duly filed with the OTS in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and DFFN has delivered or made available to Crown accurate and complete copies of such reports filed since January 1, 1996. In connection with the most recent examinations of DFFN or the Association by the OTS, neither DFFN nor the Association was required to correct or change any action, procedure or proceeding which DFFN or the Association believes has not been now corrected or changed as required.

         2.10. Compliance with Applicable Law.

         (a) DFFN and the Association have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently being conducted and the absence of which could have a material adverse effect on the business, operations, assets or financial condition of DFFN and the Association taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of DFFN and the Association, no suspension or cancellation of any of the same is threatened.

         (b) Neither DFFN nor the Association is in violation of its Certificate of Incorporation, Charter or Bylaws, as applicable, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could have a material adverse effect on the business, operations, assets or financial condition of DFFN and the Association taken as a whole, and neither DFFN nor the Association has received any notice or communication from any federal, state or local governmental authority asserting that DFFN or the Association is in violation of any of the foregoing which could have a material adverse effect on the business, operations, assets or financial condition of DFFN and the Association taken as a whole or which would prohibit or materially impact consummation of the transactions contemplated hereby. Other than as set forth in DFFN Disclosure Schedule 2.10(b) neither DFFN nor the Association is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by governmental authorities), and has not received any written communication requesting that it enter into any of the foregoing.

         2.11. Deposit Insurance and Other Regulatory Matters.

         (a) The deposit accounts of the Association are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended ("FDIA"), and the Association has paid all premiums and assessments required by the FDIA and the regulations thereunder.

         (b) The Association is a member in good standing of the Federal Home Loan Bank ("FHLB") of Pittsburgh and owns the requisite amount of stock in the FHLB of Pittsburgh.

         (c) The Association is a "qualified thrift lender," as such term is defined in the HOLA and the regulations thereunder.

         (d) The Association has at all times qualified as a "domestic building and loan association," as such term is defined in Section 7701(a)(19) of the Code, for purposes of Section 593 of the Code.

         2.12. Certain Contracts.

         (a) Except as disclosed in DFFN Disclosure Schedule 2.12(a), neither DFFN nor the Association is a party to, is bound or affected by, receives, or is obligated to pay benefits under, (i) any agreement, arrangement or commitment, including without limitation, any agreement, indenture or other instrument relating to the borrowing of money by DFFN or the Association or the guarantee by DFFN or the Association of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of DFFN or the Association, (iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of DFFN or the Association upon execution of this Agreement and the Agreement of Merger or upon or following consummation of the transactions contemplated by this Agreement or the Agreement of Merger
(either alone or in connection with the occurrence of any additional acts or events), (v) any agreement, arrangement or understanding to which DFFN or the Association is a party or by which any of the same is bound which limits the freedom of DFFN or the Association to compete in any line of business or with any person, or (vi) any other agreement, arrangement or understanding to which DFFN or the Association is a party and which is material to the business, operations, assets or financial condition of DFFN and the Association taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

         (b) Neither DFFN nor the Association is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, which default or non-compliance would have a material adverse effect on the business, operations, assets or financial condition of DFFN and the Association taken as a whole or the transactions contemplated hereby, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

         2.13. Properties and Insurance.

         (a) All real and personal property owned by DFFN or the Association or presently used by them in their respective businesses is in adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of DFFN and the Association in the ordinary course of business consistent with their past practices. DFFN and the Association have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in DFFN's consolidated statement of financial condition as of September 30, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 1998), subject to no encumbrances, liens, mortgages, DFFN interests or pledges, except
(i) those items that secure liabilities that are reflected in said consolidated statement of financial condition or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated statement of financial condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, DFFN interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets or financial condition of DFFN and the Association taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. DFFN and the Association as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by DFFN and the Association and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right. DFFN Disclosure
Schedule 2.13(a) sets forth an accurate listing of each lease pursuant to which DFFN or the Association act as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.

         (b) The business operations and all insurable properties and assets of DFFN and the Association are insured for their benefit against all risks which, in the reasonable judgment of the management of DFFN and the Association, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of DFFN and the Association adequate for the business engaged in by DFFN and the Association. As of the date hereof, neither DFFN nor the Association has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

         2.14. Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include without limitation petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

         "Loan Portfolio Properties" means those properties which serve as collateral for loans owned by DFFN or the Association.

         "Other Properties Owned" means those properties owned, leased or operated by DFFN or the Association.

         (a) To the best knowledge of DFFN and the Association, neither DFFN nor the Association has been and/or is in violation of or liable under any Environmental Law, except as set forth in DFFN Disclosure Schedule 2.14(a).

         (b) To the best knowledge of DFFN and the Association, none of the Loan Portfolio Properties has been or is in violation of or liable under any Environmental Law, except as set forth in DFFN Disclosure Schedule 2.14(b).

         (c) To the best knowledge of DFFN and the Association, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of DFFN and the Association taken as a whole.

         (d) None of the Other Properties Owned has been or is in violation of or liable under any Environmental Law, except as set forth in DFFN Disclosure
Schedule 2.14(d).

         (e) There are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the best knowledge of DFFN and the Association, threatened relating to the liability of the Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of DFFN and the Association taken as a whole.

         2.15. Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on DFFN's consolidated statements of financial condition included in the consolidated financial statements referred to in Section 2.04 hereof is in the opinion of DFFN's management, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated statements of financial condition included in the consolidated financial statements referred to in Section 2.04 hereof is carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by generally accepted accounting principles.

         2.16. Minute Books. The minute books of DFFN and the Association contain complete and accurate records of all meetings and other corporate action held or taken by their Boards of Directors (including committees of its Board of Directors) and stockholders.

         2.17. Broker Fees. Except as set forth in DFFN Disclosure Schedule 2.17, none of DFFN, the Association or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

         2.18. Disclosures. No representation or warranty contained in Article II of this Agreement, and no statement contained in the DFFN Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF CROWN AND THE BANK

         References to "Crown Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered by Crown to DFFN. Crown and the Bank hereby represent and warrant to DFFN and the Association as follows as of the date hereof:

         3.01. Corporate Organization.

         (a) Crown is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Crown has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Crown and the Bank taken as a whole. Crown is registered as a thrift holding company under the HOLA. Crown Disclosure Schedule 3.01(a) sets forth true and complete copies of the Articles of Incorporation or other governing instrument and Bylaws of Crown and the Bank as in effect on the date hereof.

         (b) The only direct or indirect active subsidiary of Crown is the Bank. The Bank (i) is duly organized, validly existing and in good standing under the laws of the United States of America, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Crown and the Bank taken as a whole. Crown and the Bank are in good standing with the OTS.

         3.02. Capitalization. As of the date hereof, the authorized capital stock of Crown consists of 5,000,000 shares of Crown Common Stock, of which 2,075,471 are issued and outstanding as of the date hereof, and no shares of preferred stock. All issued and outstanding shares of capital stock of Crown, and all issued and outstanding shares of capital stock of the Bank, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

         3.03. Authority; No Violation.

         (a)  Crown  and the Bank have full  corporate  power and  authority  to
execute  and  deliver  this  Agreement  and  to  consummate   the   transactions
contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Crown and the Bank, and no other corporate proceedings on the part of Crown or the Bank are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Crown and the Bank and constitutes a valid and binding obligation of Crown and the Bank, enforceable against them in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

         (b) None of the execution and delivery of this Agreement by Crown and the Bank, the consummation by Crown and the Bank of the transactions contemplated hereby in accordance with the terms hereof, the compliance by Crown or the Bank with any of terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of Crown or the Bank (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Crown or the Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Crown or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Crown or the Bank is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Crown and the Bank taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Secretary of State of the State of Delaware and the OTS, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of Crown or the Bank in connection with (a) the execution and delivery of this Agreement by Crown and the Bank and (b) the completion by Crown and the Bank of the transactions contemplated hereby.

         3.04. Financial Statements.

         (a) Crown has previously delivered to DFFN copies of the consolidated statements of financial condition of Crown as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995, in each case accompanied by the audit report of Deloitte & Touche LLP, independent public accountants, as well as the unaudited consolidated statement of financial condition of Crown as of September 30, 1998 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the nine months ended September 30, 1998, as revised, and 1997. The consolidated statements of financial condition of Crown referred to herein (including the related notes, where applicable) fairly present the consolidated financial condition of Crown as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows (including the related notes, where applicable) fairly present the results of the consolidated income, stockholders' equity and cash flows of Crown for the respective periods or as of the respective dates set forth therein (it being understood that Crown's interim financial statements are not audited and are not prepared with all related notes but reflect all adjustments which are, in the opinion of Crown, necessary for a fair presentation of such financial statements).

         (b) Each of the financial statements referred to in this Section 3.04 (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved.

         3.05 Ability to Pay Merger Consideration. The Bank will have available to it as of the Effective Time sufficient cash to pay the Aggregate Merger Consideration to stockholders of DFFN as set forth in Section 1.07.

         3.06 Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, prospects, assets or financial condition of Crown and the Bank taken as a whole since September 30, 1998 and to the best knowledge of Crown and the Bank, no fact or condition exists which Crown or the Bank believes will cause such a material adverse change in the future.

         3.07. Legal Proceedings. Neither Crown nor the Bank is a party to any, and there are no pending or, to the best knowledge of Crown and the Bank, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Crown or the Bank, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of Crown and the Bank will not prohibit consummation of the transactions contemplated hereby.

         3.08. Broker Fees. Except as set forth in Crown Disclosure Schedule 3.08, neither Crown nor the Bank, nor any of their respective directors or officers, has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

         3.09. Disclosures. No representation or warranty contained in Article III of this Agreement, and no statement contained in the Crown Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

         4.01. Conduct of the Business of DFFN and the Association. During the period from the date hereof to the Effective Time, DFFN and the Association shall conduct their respective businesses and engage in transactions permitted hereunder or only in the ordinary course and consistent with past practice, except with the prior written consent of Crown, which consent shall not be unreasonably withheld. DFFN and the Association shall use their best efforts to
(i) preserve their business organization intact, (ii) keep available for themselves, Crown and the Bank the present services of the employees of DFFN and the Association, and (iii) preserve for themselves, Crown and the Bank, the goodwill of their customers and others with whom business relationships exist.

         4.02. Negative Covenants. DFFN agrees that from the date hereof to the Effective Time, except as otherwise approved by Crown in writing or as permitted or required by this Agreement, DFFN will not and DFFN will not permit the Association to:

         (i) amend or change any provision of its Certificate of Incorporation, Charter or Bylaws;

         (ii) change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of DFFN, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

         (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of DFFN;

         (iv) Except as set forth in DFFN Disclosure Schedule 4.02, grant any severance or termination pay (other than pursuant to binding contracts, plans, or policies of DFFN or the Association in effect on the date hereof and disclosed to Crown on DFFN Disclosure Schedule 2.13(a)) to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees; or award any increase in compensation or benefits to its officers or employees, except, such annual merit raises as may be granted in the ordinary course of business and consistent with past practices and policies;

         (v) enter into or modify (except as may be required by applicable law or as may be required by Section 4.12 hereof, with the prior written consent of Crown, which shall not be unreasonably withheld) any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan or any defined benefit pension or retirement plan other than (i) in the ordinary course of business consistent with past practice; or (ii) as set forth in DFFN Disclosure Schedule 4.02;

         (vi) sell or dispose of any material assets other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

         (vii) enter into any new capital commitments or make any capital expenditures other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair and other than as set forth in DFFN Disclosure Schedule 4.02(vii);

         (viii) file any applications or make any contract with respect to branching or site location or relocation;

         (ix) make any material change in its accounting methods or practices, other than changes required by generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

         (x) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law;

         (xi)  engage  in  any  transaction  with  an  "affiliated   person"  or
"affiliate,"  in each case as defined in 12 C.F.R.  Section  561.5 and 12 C.F.R.
Section 563.41, respectively;

         (xii) enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

         (xiii) incur any liability for borrowed money except extensions of credit from the FHLB of Pittsburgh in the ordinary course of business, or place upon or permit any lien or encumbrance upon any of its properties or assets, except liens of the type permitted in the exceptions to Section 2.14(a).

         (xiv) take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct in any material respect at the Effective Time; or

         (xv) agree to do any of the foregoing.

         4.03. No Solicitation. DFFN and the Association shall not, and DFFN and the Association shall not authorize or permit any of their directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of DFFN and the Association to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Crown and the Bank) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving DFFN or the Association (an "Acquisition Transaction"); provided, however, that DFFN and the Association may provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of DFFN determines in good faith that the failure to furnish information in response to such unsolicited inquiries is likely to be deemed to constitute a breach of their fiduciary duties under Delaware law. DFFN shall promptly communicate to Crown the terms of any proposal which it may receive in respect of any such Acquisition Transaction and shall provide Crown with copies of (i) all such written inquiries or proposals and (ii) an accurate and complete written synopsis of all such oral inquiries or proposals.

         4.04. Current Information. During the period from the date hereof to the Effective Time, each party will cause one or more of its designated representatives to confer from time to time, as either party may reasonably request, with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. Within 25 days after the end of each quarter, each party shall provide the other party with a consolidated statement of financial condition and a consolidated statement of operations or income, as the case may be, without related notes, for such quarter prepared in accordance with generally accepted accounting principles.

         4.05.    Access to Properties and Records; Confidentiality.

         (a) DFFN and the Association shall permit Crown and its representatives reasonable access to its properties and shall disclose and make available to Crown all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of DFFN and the Association, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Crown may have a reasonable interest. DFFN and the Association shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. DFFN and the Association will use its best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. DFFN and the Association shall make its directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Crown and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

         (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, return to the party which furnished such information all documents or other material containing, reflecting or referring to such information; shall use its best effort to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligation to keep such information confidential shall continue for three years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

         4.06. Regulatory Matters.

         (a) Crown and the Bank agree that they will make all filings required to be filed by Crown or the Bank to obtain the permits, consents, approvals and authorizations of all third parties and governmental bodies required to consummate the transactions contemplated by this Agreement within 45 days after the execution of this Agreement by each of the parties hereto, subject to the timely receipt of information, if any, which DFFN and the Association may be required to provide with respect to such filings. Each of DFFN, the Association, Crown and the Bank shall cooperate with each other and use their best efforts to prepare all necessary documentation to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review and approve in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

         (b) Each of the parties will furnish each other with all information concerning themselves, their directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement provided, however, that confidential information regarding shareholders of Crown is not required to be disclosed hereunder.

         (c) Each of the parties will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

         4.07. Approval of Stockholders. DFFN will (a) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable for the purposes of securing the adoption of such stockholders of this Agreement and the Agreement of Merger, (b) recommend to its stockholders the adoption of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, and use its best efforts to obtain, as promptly as practicable, such approvals, unless the Board of Directors of DFFN determines based on the written legal advice of counsel that such recommendation is likely to be deemed to constitute a breach of their fiduciary duties under applicable Delaware law, and (c) cooperate and consult with Crown and the Bank with respect to the foregoing matters.

         4.08. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Agreement of Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

         4.09. Disclosure Supplements. From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article V or the compliance by DFFN and the Association with the covenants set forth in
Section 4.01 hereof.

         4.10. Public Announcements. The parties hereto shall approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

         4.11. Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to June 30, 1999 and that it will not waive that condition, it will promptly notify the other party. Crown and DFFN will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

         4.12. Certain Post-Merger Agreements.

         The parties hereto agree to the following arrangements following the Effective Time:

         (a) Employee Stock Ownership Plan. Notwithstanding any provision to the contrary contained herein, each participant in the Delaware First Bank, FSB Employee Stock Ownership Plan ("ESOP") not fully vested will, in accordance with the terms of the ESOP, become fully vested in his or her ESOP account as of the Effective Time. As soon as practicable after the execution of this Agreement, DFFN and Crown will cooperate to cause the ESOP to be amended and other action taken, in a manner reasonably acceptable to DFFN and Crown, to provide that the ESOP will terminate upon the Effective Time. Between the date of this Agreement and the Effective Time, the existing ESOP indebtedness shall be paid in the ordinary course of business pursuant to the existing loan amortization schedule and DFFN or the Association shall make such contributions to the ESOP as necessary to fund such payments. Any indebtedness of the ESOP remaining as of the Effective Time shall be repaid from the Trust associated with the ESOP through application of the Merger Consideration received by the ESOP. Upon the repayment of the ESOP loan, the remaining funds in the ESOP suspense account will be allocated (to the extent permitted by Sections 401(a), 415, and 4975 of the Code and other applicable laws and regulations, including without limitation the applicable provisions of ERISA) to ESOP participants (as determined under the terms of the ESOP). DFFN and Crown agree that, subject to the conditions described herein, as soon as practicable after the Effective Time and repayment of the ESOP loan, participants in the ESOP shall be entitled at their election to have the amounts in the their ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan (including Crown or Bank plans to the extent permitted by Crown) or individual retirement account.

         The actions relating to termination of the ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the Internal Revenue Service ("IRS") with regard to the continued qualification of the ESOP after any required amendments (including the amendment which terminates the ESOP). DFFN and Crown will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as practicable following the date of this Agreement. DFFN and Crown will adopt such additional amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not (A) substantially change the terms outlined herein, (B) have a material adverse effect on DFFN, or (C) result in an additional material liability to Crown.

         As of and following the Effective Time, Crown shall cause the ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the ESOP through distribution of its assets in accordance with its terms subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the ESOP, provided, however, that no such termination distributions or the ESOP shall occur after the Effective Time until a favorable termination letter has been received from the IRS.

         (b) Consulting  Services.  At the Effective Time, Ernest J. Peoples and
J. Bayard Cloud shall become consultants to Crown for a period of time from the Effective Time until the first anniversary thereof and during such one-year period shall each receive a fee of $25,000 for such consulting services which fee will be payable in four equal installments at the beginning of each quarter beginning with the first quarter after consummation of the Merger. In addition, with respect to J. Bayard Cloud, Crown will continue to pay to J. Bayard Cloud on an annual basis during his lifetime a supplemental pension benefit of $15,468 payable in 12 equal installments on the first day of every month.

         (c) Officers and Employees of DFFN and the  Association.  Within ninety
(90) days of the date hereof, Crown and the Bank shall use their reasonable best efforts to inform the employees of DFFN and the Association of the likelihood of such employees having continued employment with the Bank following the Effective Time and, where appropriate, shall use their reasonable best efforts to interview the employees of DFFN or the Association to determine if there are mutually beneficial employment opportunities available at the Bank. The Bank shall give any full-time employee who has been employed by DFFN or the Association for at least two years and who is terminated within one year from the Effective Time, except for those individuals terminated for cause, one week of severance pay for every year of service with a minimum of four weeks severance pay and a maximum of 26 weeks severance pay. The Bank shall give each other full-time employee of DFFN and/or the Association who is terminated within one year from the Effective Time, except for those individuals terminated for cause, two weeks of severance pay. The severance pay provided for under this
Section 4.12(c) shall be mitigated to the extent that Crown or the Bank place the terminated employee with another financial institution within a 25 mile radius of the Association's main office in a position with comparable responsibilities and compensation.

         (d) Employee Benefit Plans. Subject to the provisions of this Section 4.12, all employees of DFFN or the Association immediately prior to the Effective Time who are employed by the Association, Crown or the Bank immediately following the Effective Time ("Transferred Employees") will be covered by the employee benefit plans of Crown and the Bank on substantially the same basis as any employee of Crown and the Bank in a comparable position. Notwithstanding the foregoing, Crown and the Bank may determine to continue any of the DFFN benefit plans for Transferred Employees in lieu of offering participation in the Employers' benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of DFFN's benefit plans, or to merge any such benefit plans with the Employers' benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the employees of Crown and the Bank generally. Service to DFFN or the Association by a

Transferred Employee prior to the Effective Time shall be recognized as service to Crown or the Bank for purposes of eligibility to participate under the sick leave policies, paid vacation policies, and medical, long-term disability and life insurance plans of Crown and the Bank. In addition, for purposes of determining eligibility to participate in and the vesting of benefits (but not for purposes of benefit accrual) under Crown's benefit plans, Crown shall recognize years of service with DFFN and the Association. Crown and the Bank agree that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by DFFN and the Association on the Effective Time and who then change coverage to the medical or hospitalization indemnity health plan of Crown and the Bank at the time such Transferred Employees are first given the option to enroll.

         (e) Indemnification. From and after the Effective Time through the third anniversary of the Effective Time, Crown shall indemnify and hold harmless each present and former director, officer and employee of DFFN and the Association determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, "Claims"), to the fullest extent to which such Indemnified Parties were entitled under Delaware law, the Certificate of Incorporation or other governing instrument and Bylaws of DFFN or the Association as in effect on the date hereof.

         Any  Indemnified  Party  wishing  to claim  indemnification  under this
Section 4.12(e), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Crown, but the failure to so notify shall not relieve Crown of any liability it may have to such Indemnified Party if such failure does not materially prejudice Crown. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Crown shall have the right to assume the defense thereof and Crown shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Crown elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Crown and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Crown, and Crown shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Crown shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

         In the event that Crown or any of its respective  successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or Resulting Institution or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 4.12(e), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

         (f) Insurance. DFFN shall purchase a directors' and officers' liability insurance policy for a period of six (6) years after the Effective Time, provided however, that the aggregate cost of such insurance shall not exceed 150% of the amount currently expended by DFFN on an annual basis.

         (g) Retention Bonuses. DFFN may pay retention bonuses to certain employees, to be determined by DFFN and Crown. Each such employee who remains employed by DFFN or the Association, as applicable, until the Effective Time (or in certain cases, the date the systems conversion occurs after the Effective
Time) and satisfactorily fulfills the duties and responsibilities of the position of such employee of DFFN or the Association, as the case may be, through the Effective Time; provided that retention bonuses, in the aggregate, shall not exceed $36,000.

                                    ARTICLE V

                               CLOSING CONDITIONS

         5.01. Conditions to the Parties' Obligations Under This Agreement. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) All necessary regulatory, governmental or third party approvals, waivers, clearances, authorizations and consents (including without limitation the requisite approval of the OTS required to consummate the transactions contemplated hereby) shall have been obtained without any term or condition which would materially impair the value of DFFN and the Association to Crown and the Bank or materially adversely affect the terms of the Merger as they relate to the shareholders of DFFN; all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all waiting periods in respect thereof shall have expired.

         (b) All corporate action necessary to authorize the execution and delivery of this Agreement and the Agreement of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Crown, the Bank, DFFN and the Association, including adoption by the requisite vote of the stockholders of DFFN of this Agreement and the Agreement of Merger.

         (c) No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which Crown, the Bank, DFFN or the Association determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

         5.02. Conditions to the Obligations of Crown and the Bank Under This Agreement. The obligations of Crown and the Bank under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Crown and the
Bank:

         (a) Each of the obligations of DFFN and the Association required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of DFFN and the Association contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date, or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of DFFN and the Association taken as a whole, and Crown and the Bank shall have received a certificate to that effect signed by the President and Chief Executive Officer of DFFN and the Association.

         (b) The aggregate amount of consolidated stockholders' equity of DFFN immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with generally accepted accounting principles, consistently applied, shall not be less than $15,602,000. For purposes of this Section 5.02(b) any expenses or accruals after the date hereof relating to (i) expenses associated with the Merger or (ii) market value adjustments to the investment portfolio of DFFN and the Association shall be excluded for purposes of calculation of DFFN's stockholders' equity as contemplated herein prior to the Effective Time.

         (c) The Association's gross loan portfolio immediately prior to the Effective Time, as shown and reflected in its books and records of accounts in accordance with generally accepted accounting principles, consistently applied, shall not be less than $56,700,000.

         (d) DFFN and the Association shall have furnished Crown and the Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as Crown and the Bank may reasonably request.

         5.03. Conditions to the Obligations of DFFN and the Association Under this Agreement. The obligations of DFFN and the Association under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by DFFN and the Association:

         (a) Each of the obligations of Crown and the Bank required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Crown and the Bank contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of Crown and the Bank taken as a whole, and DFFN and the Association shall have received a certificate to that effect signed by the President and Chief Executive Officer of Crown and the Bank.

         (b) Crown and the Bank shall have furnished DFFN and the Association with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.03 as DFFN and the Association may reasonably request.

                                   ARTICLE VI

                     TERMINATION, AMENDMENT AND WAIVER, ETC.

         6.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Agreement of Merger by the stockholders of DFFN:

         (a) by mutual written consent of the parties hereto;

         (b) by Crown, the Bank, DFFN or the Association (i) if the Effective Time shall not have occurred on or prior to June 30, 1999 or (ii) if a vote of the stockholders of DFFN is taken and such stockholders fail to approve this Agreement and the Agreement of Merger at the meeting of stockholders (or any adjournment thereof) of DFFN contemplated by Section 4.07 hereof; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

         (c) by Crown or DFFN upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied;

         (d) by Crown or the Bank in writing if DFFN or the Association has, or by DFFN or the Association in writing if Crown or the Bank has, breached (i) any covenant or undertaking contained herein or in the Agreement of Merger, or (ii) any representation or warranty contained herein, which breach would have a material adverse effect on the business, operations, assets or financial condition of DFFN and the Association taken as a whole, or upon the consummation of the transactions contemplated hereby, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time; and

         (e) by Crown or DFFN in writing, if any of the applications for prior approval referred to in Section 4.06 hereof are denied or are approved contingent upon the satisfaction of any condition or requirement which, in the reasonable opinion of the Board of Directors of Crown or DFFN as applicable, would materially impair the value of DFFN and the Association taken as a whole to Crown, or would materially adversely affect the terms of the Merger as they relate to the shareholders of DFFN and the time period for appeals and requests for reconsideration has run.

         6.02. Effect of Termination. In the event of termination of this Agreement by Crown, the Bank, DFFN or the Association as provided above, this Agreement shall forthwith become void (other than Sections 4.05(b) and 7.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 4.05(b) and
7.01 hereof and except for liability for any breach of this Agreement.

         6.03. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of DFFN, the parties may (a) amend this Agreement and the Agreement of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of DFFN, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Agreement of Merger which modifies the amount of the Merger Consideration to be delivered to stockholders of DFFN. This Agreement and the Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.01. Expenses.

         (a) Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement, including legal, accounting and investment banking fees and expenses, filing fees and printing expenses, except as set forth below.

         (b) Notwithstanding any provision in this Agreement to the contrary, in the event that any of the parties shall willfully default in its obligations hereunder, the nondefaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party
(i) $150,000 and (ii) the amount of all costs and expenses, including without limitation legal, accounting and investment banking fees and expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder if such non-defaulting party prevails.

         (c) DFFN shall pay the Bank, and the Bank shall be entitled to payment of, a fee equal to $800,000 (the "Fee") upon the occurrence of a Purchase Event (as defined herein) so long as the

Purchase Event occurs prior to a Fee Termination Event (as defined herein). Such payment shall be made to the Bank in immediately available funds within five business days after the occurrence of a Purchase Event. A Fee Termination Event shall be the first to occur of the following: (i) the Effective Time or (ii) termination of this Agreement in accordance with the terms hereof prior to the occurrence of a Purchase Event (other than a termination of this Agreement by Crown or the Bank pursuant to Section 6.01(d) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of DFFN and the Association).

         (d) The term "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) DFFN or the Association shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 and the rules and regulations thereunder) other than Crown, the Bank or any affiliate of Crown or the Bank (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the Securities Act of 1933) or the Board of Directors of DFFN shall have recommended that the shareholders of DFFN approve or accept any Acquisition Transaction with any person other than Crown, the Bank or any affiliate of Crown or the Bank. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving DFFN or the Association, (y) a purchase, lease or other acquisition of all or substantially all of the assets of DFFN or the Association, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of DFFN or the Association;

                  (ii) After a bona fide written proposal is made by any person other than Crown or the Bank or any affiliate of Crown or the Bank to DFFN, the Association or DFFN's shareholders to engage in an Acquisition Transaction, (A) DFFN or the Association shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Crown or the Bank to terminate this Agreement or (B) the holders of the DFFN Common Stock shall not have approved this Agreement and the Agreement of Merger at the meeting of such shareholders held for the purpose of voting on this Agreement and the Agreement of Merger, such meeting shall not have been held or shall have been cancelled prior to termination of this Agreement or (C) the Board of Directors of DFFN shall have withdrawn or modified in a manner adverse to Crown and the Bank the recommendation of the Board of Directors of DFFN with respect to this Agreement and the Agreement of Merger.

         If more than one occurrence constituting a Purchase Event under this Section arises, then all such occurrences shall give rise to only one Purchase Event.

         (e) DFFN shall give written notice to the Bank within 24 hours of the occurrence of a Purchase Event known to DFFN; however, the giving of such notice by DFFN shall not be a condition to the right of the Bank to obtain the Fee.

         (f) Payment of the Fee shall be in lieu of, and not in addition to, the payment of damages pursuant to Section 7.01(b) of this Agreement.

         7.02. Survival. The respective representations, warranties and covenants of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, except for the provisions of
Section 4.12 hereof.

         7.03. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

         (a)      If to DFFN, to:

                  Delaware First Financial Corporation
                  400 Delaware Avenue
                  Wilmington, Delaware 19801
                  Attn:    Ernest J. Peoples

                  Copy to:

                  Elias, Matz, Tiernan & Herrick L.L.P.
                  734 15th Street, N.W.
                  Washington, D.C.  20005
                  Attn:    Kevin M. Houlihan, Esq.

         (b)      If to Crown, to:

                  The Crown Group, Inc.
                  105 Live Oaks Gardens
                  Casselberry, Florida 32707
                  Attn: John A. Koegel

                  Copy  to:

                  Igler & Doherty, P.A.
                  1501 Park Avenue East
                  Tallahassee, Florida 32301
                  Attn: A. George Igler, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         7.04. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as otherwise expressly provided herein, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         7.05. Complete Agreement. This Agreement and the Agreement of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.

         7.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         7.07. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Any and all disputes arising out of or in connection with this Agreement shall be submitted to arbitration, and finally settled, under the Rules of the American Arbitration Association ("AAA") by one arbitrator appointed in accordance with the said Rules. Any such arbitration shall be conducted in Seminole County, Florida. Each party to this Agreement shall be bound by the result of such arbitration. Each party shall bear its own expenses relating to such disputes or disagreements so arbitrated, and the parties hereto shall share equally the fees and charges of the arbitrators for conducting such arbitration. Such arbitration shall be governed by the Federal Arbitration Act, 9.U.S.C. ss.1 et seq; provided, however, that the substantive law of the State of Florida shall govern any and all such disputes. The parties agree that any action to confirm an arbitration award shall be brought in any competent court in Seminole County, Florida, and that such court may enforce or compel compliance with such award.

         7.08. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.09. Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  (a) "Best knowledge" or "known." For purposes of this Agreement, an individual shall be deemed to have "best knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. An entity shall be deemed to have "best knowledge" of or to have "known" a particular fact or other matter if any individual who is serving as a director or as an officer of the entity, has, or at any time had, knowledge of such fact or other matter.

                  (b) "Material." For purposes of this Agreement, material shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  (c) "Material Adverse Effect." For purposes of this Agreement, material adverse effect on DFFN or Crown, as applicable, shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial condition, results of operations, or business of DFFN or Crown, taken as a whole, or (ii) the ability of DFFN or Crown to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities,

(b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks or savings associations and their holding companies, (c) actions and omissions of any party hereto taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, and (d) the Merger (and the reasonable expenses incurred in connection therewith) and compliance with the provisions of this Agreement on the operating performance of DFFN and Crown.

         IN WITNESS WHEREOF, Crown, the Bank, DFFN and the Association have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                 DELAWARE FIRST FINANCIAL CORPORATION



                                 By:  /s/ Ernest J. Peoples
                                      ------------------------------------------
                                          Ernest J. Peoples
                                          President and Chief Executive Officer


                                 DELAWARE FIRST BANK, FSB



                                 By:  /s/ Ernest J. Peoples
                                      ------------------------------------------
                                          Ernest J. Peoples
                                          President and Chief Executive Officer



                                 THE CROWN GROUP, INC.




                                 By:  /s/ John A. Koegel
                                      ------------------------------------------
                                          John A. Koegel
                                          President and Chief Executive Officer



                                 CROWN BANK, FSB


                                 By:  /s/ John A. Koegel
                                      ------------------------------------------
                                          John A. Koegel
                                          President and Chief Executive Officer

                                                                      APPENDIX B






                                 April 30, 1999

Board of Directors
Delaware First Financial Corporation
400 Delaware Avenue
Wilmington, DE  19801

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of common stock (the "Delaware First Common Stock") of Delaware First Financial Corporation ("Delaware First") of the consideration to be received by such shareholders in a merger (the "Merger") of Delaware First with Crown Group, Inc., Casselberry, Florida ("Crown"), pursuant to the Amended and Restated Merger Agreement dated as of November 18, 1998, as amended on February 17, 1999, and a related Agreement and Plan of Merger (together, the "Agreement"). Unless otherwise noted, all terms used herein will have the same meaning as defined in the Agreement.

         As more specifically set forth in the Agreement, and subject to a number of conditions and procedures described in the Agreement, in the Merger each of the issued and outstanding shares of Delaware First Common Stock shall be exchanged for $15.50 of cash.

         Trident Financial Corporation ("Trident") is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of thrift institutions. In the past, Trident and its affiliates have provided financial advisory services for Delaware First and have received fees for the rendering of these services. In addition, in the ordinary course of our business we may trade the securities of Delaware First for our own account and for the accounts of our customers and, accordingly, may at any one time hold a long or short position in such securities. Trident is not affiliated with Delaware First or Crown.

         In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) the Proxy Statement; (iii) certain publicly available information concerning Delaware First, including the audited financial statements for each year in the three year period ended December 31, 1998; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of Delaware First furnished to us by Delaware First for purposes of our analysis;
(v) information with respect to the trading market for Delaware First Common Stock; (vi) certain publicly available information with respect to other companies that we believe to be comparable to Delaware

Board of Directors
April 30, 1999
Page 2


First and the trading markets for such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of other transactions that we believe relevant to our inquiry. We met with certain officers and employees of Delaware First to discuss the foregoing. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the thrift industry, experience in connection with similar transactions and general knowledge of securities valuation.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available. We have not attempted independently to verify any such information. We have not conducted a physical inspection of the properties or facilities of Delaware First, nor have we made or obtained any independent evaluations or appraisals of any such properties or facilities. We did not specifically evaluate Delaware First's loan portfolio or the adequacy of reserves for possible loan losses.

         Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by the holders of Delaware First Common Stock in the Merger is fair, as of the date hereof, from a financial point of view, to such holders. The standard employed by us in reaching our judgment as to fairness of such consideration from a financial point of view was whether our estimation of the economic value of such consideration is within the range of estimated economic values within which companies having the characteristics of Delaware First and Crown might negotiate a merger transaction at arm's length, and not whether such consideration is at or approaching the higher end of such range.

         Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and does not address Delaware First's underlying business decision to effect the Merger. Finally, our opinion does not constitute a recommendation to any stockholder of Delaware First as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

         This opinion is being delivered to the Board of Directors of Delaware First and may not be summarized, excerpted from, reproduced, disseminated or delivered to any third party without the express written consent of Trident. Our opinion is as of the date set forth above, and events or circumstances occurring after this date may adversely impact the validity of the bases of our opinion and/or such opinion.

                                Very truly yours,



                                TRIDENT FINANCIAL CORPORATION

                                                                      APPENDIX C


         262 APPRAISAL RIGHTS.-(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c.of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If the proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the apprisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each
stockholder  of  each  constituent   corporation  who  has  complied  with  this
subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated herein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and placed fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to the stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                 REVOCABLE PROXY
                      DELAWARE FIRST FINANCIAL CORPORATION

                         SPECIAL MEETING OF STOCKHOLDERS
                                  JUNE 8, 1999


     The   undersigned,   being  a  stockholder  of  Delaware  First   Financial
Corporation  ("Company")  as of April  23,  1999,  hereby  authorizes  Jerome P.
Arrison and Lori N. Richards or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Special Meeting of Stockholders of the Company to be held at the Sheraton Suites Wilmington, 422 Delaware Avenue, Wilmington, Delaware 19801 on Tuesday, June 8, 1999 at 1:30 p.m., Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:


1.   PROPOSAL to adopt the Amended and Restated Merger Agreement.

     [ ] FOR                     [ ] AGAINST                  [ ] ABSTAIN


2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 1999 AND AT ANY ADJOURNMENT THEREOF.

          SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF RETURNED, BUT NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE AMENDED AND RESTATED MERGER AGREEMENT AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE SPECIAL MEETING.

                                     Please be sure to sign and date this Proxy in the space below.

                                     Date: __________________________, 1999


                                           __________________________
                                                   (signature)

          PLEASE SIGN ABOVE EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS PROXY. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE. WHEN SHARES ARE HELD JOINTLY, ONLY ONE HOLDER NEED SIGN.


          PLEASE ACT PROMPTLY.  SIGN, DATE AND MAIL YOUR PROXY CARD
TODAY.